   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

            ARKANSAS                           6022                          71-0538646
(State or other jurisdiction of   (Primary Standard Industrial)           (I.R.S. Employer
 incorporation or organization)        Classification Code)             Identification No.)

                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (870) 863-3181
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                                 JOHN E. BURNS
                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (870) 863-3181
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                                 STAN D. SMITH
             MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.
                      320 WEST CAPITOL AVENUE, SUITE 1000
                          LITTLE ROCK, ARKANSAS 72201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger, as defined in the Agreement and Plan of Reorganization dated September 15, 1997 by and between Registrant and Citizens National Bancshares of Hope, Inc., attached as Annex I to the Prospectus/Proxy Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES    PROPOSED AMOUNT       PROPOSED MAXIMUM           AGGREGATE          AMOUNT OF
          TO BE REGISTERED           TO BE REGISTERED  OFFERING PRICE PER UNIT(1)   OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock........................     1,570,000                N/A               $28,759,000(2)      $8,484.00(2)
=======================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of First United Bancshares, Inc. ("First Limited"), expected to be issued in exchange for up to 497,850 shares of common stock par value $2.00 per share, of Citizens National Bancshares of Hope Inc. ("Citizens"), upon consummation of the merger of Citizens with and into First United

(2) Estimated solely for purposes of calculated the registration fee. The registration fee has been computed pursuant to Rule 457(1)(2) under the Securities Act of 1933, as amended, based on the book value ($28,754,000) of shares of Citizens common stock of September 30, 1997

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                         FIRST UNITED BANCSHARES, INC.

      Cross Reference Sheet Showing Location in Prospectus of Information
                   Required by Item 501(b) of Regulation S-K

                      A. INFORMATION ABOUT THE TRANSACTION

    REGISTRATION STATEMENT ITEM AND HEADING       LOCATION IN PROSPECTUS AND PROXY STATEMENT
    ---------------------------------------       ------------------------------------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement;
                                                  Cross Reference Sheet, Cover Page of Proxy
                                                  Statement
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Table of
                                                  Contents
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Summary; Financial Information
 4.  Terms of the Transaction...................  The Merger
 5.  Pro Forma Financial Information............  Summary -- Selected Financial Data;
                                                  Financial Information
 6.  Material Contacts with the Company Being
     Acquired...................................  The Merger -- Background of the Merger;
                                                  Citizens National Bancshares of Hope,
                                                  Inc. -- Resulting Ownership in First United
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Not Applicable
 8.  Interests of Named Experts and Counsel.....  Legal Matters and Experts
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Not Applicable

                             B. INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3
     Registrants................................  First United Bancshares, Inc.
11.  Incorporation of Certain Information by
     Reference..................................  Incorporation of Certain Documents by
                                                  Reference
12.  Information with Respect to S-2 or S-3
     Registrants................................  Not Applicable
13.  Incorporation of Certain Information by
     Reference..................................  Not Applicable
14.  Information with Respect to Registrants
     Other than S-3 or S-2 Registrants..........  Not Applicable

                       C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3
     Companies..................................  Not Applicable
16.  Information with Respect to S-2 or S-3
     Companies..................................  Not Applicable
17.  Information with Respect to Companies Other
     than S-3 or S-2 Companies
     (1) Description of Business................  Citizens National Bancshares of Hope,
                                                  Inc. -- Description of Business
     (2) Market Price of and Dividends on the
         Registrant's Common Equity.............  Summary -- Comparative Per Share Data;
                                                  Citizens National Bancshares of Hope,
                                                  Inc. -- Principal Stockholders of Citizens
                                                  and Related Stockholder Matters

    REGISTRATION STATEMENT ITEM AND HEADING       LOCATION IN PROSPECTUS AND PROXY STATEMENT
    ---------------------------------------       ------------------------------------------
     (3) Selected Financial Data................  Summary -- Selected Financial Data
     (4) Supplementary Financial Information....  Not Applicable
     (5) Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations.............................  Citizens National Bancshares of Hope,
                                                  Inc. -- Management Discussion and Analysis
     (6) Changes In and Disagreements with
         Accountants on Accounting and Financial
         Disclosure.............................  Not Applicable
     (7) Financial Statements...................  Financial Information
     (8) Quarterly Financial Information........  Financial Information
     (9) Financial Statement Schedules..........  Not Applicable

                            D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations Are to be Solicited
     (1) Date, Time and Place of Information....  Cover Page of Proxy
     (2) Revocability of Proxy..................  The Citizens Special Meeting -- Voting;
                                                  Solicitation of Proxies; The First United
                                                  Special Meeting -- Voting; Solicitation of
                                                  Proxies
     (3) Dissenters' Rights of Appraisal........  The Merger -- Right of Dissent Under the
                                                  1965 Act; Right of Dissent under the
                                                  Arkansas Business Corporation Act of 1987
     (4) Persons Making the Solicitation........  The Citizens Special Meeting -- Voting;
                                                  Solicitation of Proxies; The First United
                                                  Special Meeting -- Voting; Solicitation of
                                                  Proxies
     (5) Interest of Affiliates of the
         Registrant in the Proposed Transaction;
         Voting Securities and Principal
         Holders................................  Citizens National Bancshares of Hope,
                                                  Inc. -- Principal Stockholders of Citizens;
                                                  The Merger -- Background of the Merger
     (6) Vote Required for Approval.............  The Citizens Special Meeting -- Vote
                                                  Required; The First United Special
                                                  Meeting -- Vote Required
     (7) (i)  Directors and Executive
              Officers..........................  Incorporation of Certain Documents by
                                                  Reference
         (ii)  Executive Compensation...........  Incorporation of Certain Documents by
                                                  Reference
         (iii) Certain Relationships and Related
               Transactions.....................  Incorporation of Certain Documents by
                                                  Reference
     19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited
         or in an Exchange Offer................  Not Applicable

                         FIRST UNITED BANCSHARES, INC.

To the Stockholders of
First United Bancshares, Inc.

     Enclosed is a Notice of Special Meeting of Stockholders of First United Bancshares, Inc. ("First United") which will be held at the main office of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas
on             , 1998 at 2:00 P.M.

     At a Special Meeting, Stockholders of First United will consider and vote upon the merger of First United and Citizens National Bancshares of Hope, Inc. ("Citizens") whereby Citizens will be merged with and into First United. The Agreement between First United and Citizens provides that the stockholders of Citizens common stock will receive total consideration consisting of one million five hundred seventy thousand (1,570,000) shares of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United ("Purchase Price"). All of the issued and outstanding shares of Citizens common stock, other than shares of Citizens common stock held by dissenting stockholders, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Citizens stockholder's pro rata ownership of the total number of issued and outstanding shares of Citizens Common Stock at the effective time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Citizens Shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date.

     Citizens is a bank holding company which is primarily engaged in the business of banking through its two wholly-owned bank subsidiaries, with bank offices in Hempstead and Lafayette Counties, Arkansas, which provide a full range of banking services to its customers.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our stockholders and therefore recommends that you vote in favor of the merger. Additional information regarding the proposed merger, Citizens and the rights of dissenting stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                            Very truly yours,

                                            James V. Kelley
                                            Chairman of the Board

                         FIRST UNITED BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                          , 1998

     NOTICE is hereby given that a Special Meeting of Stockholders of First United Bancshares, Inc. has been called by the Board of Directors and will be held at the main office of First National Bank of El Dorado at Main and
Washington Streets, El Dorado, Arkansas on             , 1998 at 2:00 p.m. for
the following purposes:

          1. To consider and vote upon an Agreement and Plan of Reorganization dated as of September 15, 1997, and Plan of Merger (collectively, the "Agreement"), which provides for the merger of Citizens National Bancshares of Hope, Inc. with and into First United.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on             , 1998
are entitled to vote at the meeting. Proposal 1 above requires the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                            ------------------------------------
                                            Robert G. Dudley, Secretary

Dated:             , 1998

                   CITIZENS NATIONAL BANCSHARES OF HOPE, INC.

To the Stockholders of
Citizens National Bancshares of Hope, Inc.

     Enclosed is a Notice of Special Meeting of Stockholders of Citizens National Bancshares of Hope, Inc. ("Citizens") which will be held at 200 South
Elm Street, Hope, Arkansas 71801 on             , 1998 at       .M.

     At the Special Meeting, Stockholders of Citizens will consider and vote upon the merger of Citizens with and into First United Bancshares, Inc. ("First United"). The Agreement between First United and Citizens provides that the stockholders of Citizens will receive total consideration consisting of one million five hundred seventy thousand (1,570,000) shares of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United ("Purchase Price"). All of the issued and outstanding shares of Citizens common stock, other than shares of Citizens common stock held by dissenting stockholders, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Citizens stockholder's pro rata ownership of the total number of issued and outstanding shares of Citizens common stock at the effective time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Citizens Shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten
(10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date.

     First United is a bank holding company which is engaged in the business of banking through its ten (10) wholly-owned bank subsidiaries and its trust company subsidiary, with bank offices in Union, Sebastian, Columbia, Ouachita, Izard, Arkansas, Prairie, Monroe, Lonoke and Crawford Counties in Arkansas, Caddo Parish in Louisiana, and in Bowie and Nacogdoches Counties in Texas, which provide a full range of banking services to its customers.

     Stockholders of Citizens will also consider and vote upon the election by Citizens to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote on the merger in that the election will only be made in order to facilitate compliance with statutory law in consummating the merger and no election will be made unless the merger is approved.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our stockholders and therefore recommends that you vote in favor of the merger. Additional information regarding the proposed merger, First United and the rights of dissenting stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                            Very truly yours,

                                            John Robert Graves
                                            President and Chief Executive
                                            Officer

                   CITIZENS NATIONAL BANCSHARES OF HOPE, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                             , 1998

     NOTICE is hereby given that a Special Meeting of Stockholders of Citizens National Bancshares of Hope, Inc. has been called by the Board of Directors and
will be held at 200 South Elm Street, Hope, Arkansas 71801 on             , 1998
at       .m. for the following purposes:

          1. To consider and vote upon an Agreement and Plan of Reorganization dated as of September 15, 1997, and Plan of Merger (collectively, the "Agreement"), which provides for the merger of Citizens National Bancshares of Hope, Inc. with and into First United Bancshares, Inc. of El Dorado, Arkansas.

          2. To consider and vote upon an election to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote upon the Agreement and will only be effective if the Agreement is approved.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on             , 1998
are entitled to vote at the meeting. Proposal 1 above requires the affirmative vote of at least two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                            ------------------------------------
                                            John Robert Graves
                                            President and Chief Executive
                                            Officer

Dated:             , 1998

                         FIRST UNITED BANCSHARES, INC.

                                      AND

                   CITIZENS NATIONAL BANCSHARES OF HOPE, INC.

                             JOINT PROXY STATEMENT

                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
                                   PROSPECTUS
                        1,570,000 Shares of Common Stock
                                Par Value $1.00

     This Joint Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the stockholders of Citizens National Bancshares of Hope, Inc. ("Citizens") and First United Bancshares, Inc. ("First United" or the "Company") in connection with the solicitation of proxies by the Boards of Directors of Citizens and First United for use at a special meeting of stockholders of
Citizens to be held on             , 1998, including any adjournments or
postponements of the meeting, and for use at a special meeting of shareholders
of First United to be held on             , 1998, including any adjournments or
postponements of the meeting. At the meeting or any adjournments or postponements thereof, the stockholders of Citizens and First United will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Reorganization between First United and Citizens, dated September 15, 1997 (the "Agreement"). Pursuant to the Agreement and the Plan of Merger ("Plan of Merger") which is Exhibit A to the Agreement, First United (or " the Company") would acquire Citizens through a merger transaction (the "Merger") in which Citizens would merge with and into First United, in exchange for the issuance to the stockholders of Citizens of 1,570,000 shares of First United common stock, par value $1.00 ("Common Stock").

     First United has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") the shares of First United Common Stock that may be issued to stockholders of Citizens in exchange for their stock in Citizens. Consequently, this Proxy Statement serves as a Prospectus of First United under the Securities Act for the issuance of shares of First United Common Stock to stockholders of Citizens.

     Stockholders of Citizens will also consider and vote upon the election by Citizens to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote on the Merger in that the election will only be made in order to facilitate compliance with statutory law in consummating the Merger and no election will be made unless the Merger is approved.

     This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Citizens and stockholders of First United on or about
            , 1998. On             , 1998, the closing price on the National
Association of Securities Dealers Automatic Quotation System of a share of First
United Common Stock was $          .
THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. STOCKHOLDERS
 ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS
                                   ENTIRETY.

                             ---------------------

THE SECURITIES TO BE ISSUED IN THE PROPOSED TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

            THE DATE OF THIS PROXY STATEMENT IS             , 1998.

     NO PERSON IS AUTHORIZED BY FIRST UNITED OR CITIZENS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST UNITED OR CITIZENS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     First United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Citicorp Center, 14th Floor, Chicago, Illinois 60661-2511) and in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

     First United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum 1,570,000 shares of First United Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. JOHN E. BURNS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST UNITED BANCSHARES, INC., MAIN AND WASHINGTON STREETS, EL DORADO, ARKANSAS 71730, (870) 863-3181 . IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY CERTIFIED MAIL, ON OR BEFORE
            , 1998.

     The following documents of First United, which have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy
Statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1997, and September 30, 1997.

          3. The Company's Current Reports on Form 8-K, filed with the Commission on September 16, 1997, October 3, 1997 and October 7, 1997.

          4. The description of the Company's Common Stock contained in the Company's Registration Statement filed with the Commission and any amendment or report filed for the purpose of updating such description.

     Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the holding of the Special Meeting of the Stockholders of Citizens, shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.

     All information contained in this Proxy Statement relating to First United has been supplied by First United and all information relating to Citizens has been supplied by Citizens.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY
  The Company...............................................    6
  Citizens..................................................    6
  The Merger................................................    6
  Combined Company..........................................    7
  Fairness Opinion..........................................    7
  Election by Citizens Stockholders under the 1987 Act......    7
  The First United Special Meeting..........................    8
  The Citizens Special Meeting..............................    8
  Certain Federal Income Tax Consequences...................    8
  Dissenters' Rights........................................    8
  Regulatory Approvals......................................    8
  Accounting Treatment......................................    8
  Market Prices.............................................    9
  Comparative Per Share Data................................    9
  Selected Financial Data...................................   10
THE CITIZENS SPECIAL MEETING
  Date, Time and Place......................................   12
  Purpose of Meeting........................................   12
  Shares Outstanding and Entitled to Vote; Record Date......   12
  Vote Required.............................................   12
  Voting; Solicitation of Proxies...........................   12
THE FIRST UNITED SPECIAL MEETING
  Date, Time and Place......................................   13
  Purpose of Meeting........................................   13
  Shares Outstanding and Entitled to Vote; Record Date......   13
  Vote Required.............................................   13
  Voting; Solicitation of Proxies...........................   13
THE MERGER
  Reason for the Merger.....................................   14
  Opinion of Financial Advisor..............................   14
  The Agreement.............................................   18
  Regulatory Approvals......................................   18
  Antitrust Matters.........................................   18
  Federal Income Tax Consequences...........................   19
  Accounting Treatment......................................   20
  Right of Dissent Under the 1965 Act.......................   20
  Right of Dissent Under the 1987 Act.......................   21
  Exchange Ratio for the Merger.............................   22
  Expenses of the Merger....................................   22
FINANCIAL INFORMATION
  Pro Forma Combining Balance Sheet.........................   24
  Pro Forma Combining Statements of Income..................   25
  Notes to Pro Forma Combining Financial Statements.........   29
ELECTION BY CITIZENS STOCKHOLDERS UNDER THE 1987 ACT
  Election Incidental to the Merger.........................   30
  Reason for the Election...................................   30
  Result of the Election....................................   30

                                                              PAGE
                                                              ----
FIRST UNITED BANCSHARES, INC.
  General...................................................   32
  Pending Acquisition.......................................   32
  Regulation................................................   33
  Offices...................................................   34
  Employees.................................................   35
  Description of First United Common Stock..................   35
  Resale of First United Common Stock.......................   35
CITIZENS NATIONAL BANCSHARES OF HOPE, INC.
  Description of Business...................................   35
  Management Discussion and Analysis........................   35
  Directors and Executive Officers..........................   45
  Transactions with Management..............................   46
  Principal Stockholders of Citizens........................   46
  Resulting Ownership in First United.......................   47
  Competition...............................................   47
  Litigation................................................   47
  Offices...................................................   47
  Employees.................................................   47
  Description of Citizens Stock.............................   47
  Comparison of Rights of Holders of Citizens Common Stock
     and First United Common Stock..........................   47
LEGAL MATTERS AND EXPERTS
  Legal Opinions............................................   48
  Experts...................................................   48
  General...................................................   48
INDEX TO CITIZENS FINANCIAL STATEMENTS......................  F-1

ANNEXES

I    -- Agreement and Plan of Reorganization, including Plan of
        Merger attached as Exhibit A thereto.....................    A-I-1
II   -- Arkansas Business Corporation Act of 1965
        sec.4-26-1007............................................   A-II-1
III  -- Arkansas Business Corporation Act of 1987 sec.4-27-1301
        et. seq..................................................  A-III-1
IV   -- Fairness Opinion of Citizens' Financial Advisor..........   A-IV-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Stockholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

THE COMPANY

     First United Bancshares, Inc. ("First United") is a multi-bank holding company located in El Dorado, Arkansas with ten (10) wholly-owned subsidiary banks and a trust company operating in over thirty communities throughout the States of Arkansas, Louisiana and Texas. First United's subsidiaries consist of First National Bank of El Dorado, El Dorado, Arkansas; First National Bank of Magnolia, Magnolia, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Merchants and Planters Bank, N.A., Camden, Arkansas; Commercial Bank at Alma, Alma, Arkansas; The Bank of North Arkansas, Melbourne, Arkansas; First United Bank, Stuttgart, Arkansas; City Bank & Trust of Shreveport, Shreveport, Louisiana; FirstBank, Texarkana, Texas; Fredonia State Bank, Nacogdoches, Texas, and First United Trust Company, N.A., El Dorado, Arkansas (collectively called the "Subsidiary Banks"). First United had consolidated assets of $1,842,287,000 and stockholders' equity of $184,950,000 as of September 30, 1997.

     On September 2, 1997, First United acquired by merger, which was made effective on September 3, 1997, Fredonia Bancshares, Inc. ("Fredonia") and in connection therewith issued 1,605,683 shares of common stock for all of Fredonia's outstanding common stock (the "Fredonia Merger"). The Fredonia Merger was accounted for as a pooling-of-interests and, accordingly, First United's financial statements for periods prior to the Fredonia Merger have been restated to include the results of Fredonia for all periods presented.

     On December 31, 1997, First United acquired by merger City Bank & Trust of Shreveport ("City Bank") and in connection therewith issued 425,000 shares of common stock for all of City Bank's common stock (the "City Bank Merger").

     On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend was distributed on June 28, 1996 to holders of record as of June 7, 1996. Unless otherwise indicated, all per share data, numbers of common shares and capital accounts contained herein have been restated to reflect this stock split.

     First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System Over-the-Counter Market (NASDAQ-NMS) under the symbol "UNTD". First United's principal executive offices are located at Main and Washington Streets, El Dorado, Arkansas, 71730, and its telephone number is (870) 863-3181.

CITIZENS

     Citizens is an Arkansas bank holding company which owns 100% of The Citizens National Bank of Hope, Hope, Arkansas, Peoples Bank & Loan Company, Lewisville, Arkansas and indirectly owns 100% of Citizens Investment Services, Inc. which is wholly owned by The Citizens National Bank of Hope. Citizens had consolidated assets of $262,996,000 and stockholders' equity of $28,759,000 as of September 30, 1997. Citizens was chartered in 1983 and has six (6) banking offices in Hope, Lewisville, and Texarkana, Arkansas.

     There is no public market for shares of Citizens' outstanding capital stock. Citizens' principal executive offices are located at 200 South Elm Street, Hope, Arkansas, 71801. Its telephone number is (870) 777-2313.

THE MERGER

     On September 15, 1997, First United and Citizens entered into a definitive agreement pursuant to which First United proposes to acquire all of the issued and outstanding stock of Citizens by merger of Citizens with and into First United. The acquisition of Citizens will be consummated through the issuance to Citizens' stockholders of approximately 1,570,000 shares of First United Common Stock. The reason for the Merger is to expand the markets of First United and thereby increase the earning potential of First United. The Agreement requires that the merger be accounted for as a pooling-of-interests. See "The Merger -- The Agreement."

     On June 10, 1997, the date immediately prior to the announcement of the agreement in principle, shares of First United Common Stock traded on the NASDAQ-NMS had a closing sales price of $39.50. There is no established market value for the stock of Citizens.

     THE BOARDS OF DIRECTORS OF FIRST UNITED AND CITIZENS RECOMMEND THAT FIRST UNITED AND CITIZENS STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT.

COMBINED COMPANY

     The pro forma combined financial statements and its constituent parts of First United and Citizens as of and for the periods indicated reflect assets, shareholders' equity, net interest income and income from continuing operations as follows (dollars in thousands):

                                               %                        %
                                FIRST      PRO FORMA                PRO FORMA    PRO FORMA
                               UNITED      COMBINED     CITIZENS    COMBINED     COMBINED
                              ---------    ---------    --------    ---------    ---------
Assets
  September 30, 1997.......   1,842,287     87.51%      262,996      12.49%      2,105,283
Shareholders' Equity
  September 30, 1997.......     184,950     86.54%       28,759      13.46%        213,709
Net Interest Income
  Year ended December 31,
     1996..................      65,582     88.48%        8,538      11.52%         74,120
  Nine months ended
     September 30, 1997....      52,859     88.83%        6,649      11.17%         59,508
Income from continuing
  operations:
  Year ended December 31,
     1996..................      22,372     87.03%        3,334      12.97%         25,706
  Nine months ended
     September 30, 1997....      17,558     86.87%        2,653      13.13%         20,211

     Upon issuance of the 1,570,000 shares of common stock of First United to Citizens stockholders, First United will have a total of approximately 11,846,900 shares of common stock issued and outstanding. Present First United stockholders will control 86.75% of such shares and Citizens stockholders will control approximately 13.25% of such shares.

FAIRNESS OPINION

     The Agreement requires as a condition which must occur or be waived by Citizens, that Citizens shall have received a written fairness opinion on or before the Closing Date stating that in such financial advisor's opinion to the Board of Directors of Citizens that the consideration to be paid in the Merger is fair to the Citizens Shareholders from a financial point of view. See "The Merger -- Opinion of Financial Advisor."

ELECTION BY CITIZENS SHAREHOLDERS UNDER THE 1987 ACT

     The Election by the stockholders of Citizens to be governed by the Arkansas Business Corporation Act of 1987 codified as Ark. Code Ann. sec. 4-27-101 et. seq. (the "1987 Act") is incidental to and a condition of the Merger proposal and approval of such election will have no force or effect unless the Merger is likewise approved.

     Citizens is a corporation organized under the Arkansas Business Corporation Act of 1965, codified as Ark. Code Ann. sec. 4-26-101 et. seq. (the "1965 Act"). The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order legally to consummate a merger. Although both Acts contain similar provisions, Citizens must elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory procedures.

THE FIRST UNITED SPECIAL MEETING

     Approval of the Merger by the stockholders of First United will be considered at a Special Meeting to be held at the First National Bank Building,
El Dorado, Arkansas, on             , 1998 at 2:00 p.m. Central Time.

     The affirmative vote of the holders of two-thirds of the outstanding shares of First United Common Stock is required for approval of the Merger. Stockholders of First United are entitled to dissenters' rights. See "The
Merger -- Right of Dissent Under the 1987 Act."

THE CITIZENS SPECIAL MEETING

     Approval of the Merger by the stockholders of Citizens will be considered at a Special Meeting to be held at 200 South Elm Street, Hope, Arkansas 71801 on
            , 1998, at       .m. Central Time.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Citizens common stock is required for the approval of the Merger. Directors,
executive officers and their affiliates hold a total of      % of the
outstanding stock of Citizens as of             , 1997. Stockholders of Citizens
are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either First United or Citizens as a result of the Merger and Citizens' stockholders will not recognize gain or loss upon the receipt of First United Common Stock in exchange for Citizens common stock. Citizens expects to receive an opinion of counsel, dated as of the effective date of the Merger, to the effect that no gain or loss will be recognized by the Citizens stockholders upon the receipt of First United Common Stock in exchange for Citizens common stock in connection with the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger -- Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Holders of First United Common Stock and Citizens common stock are entitled to dissenters' rights with respect to the Merger. Holders of First United Common Stock may exercise their right of dissent under the 1987 Act, while holders of Citizens common stock may exercise their right of dissent under either the 1965 Act or the 1987 Act. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Board") for First United to acquire Citizens. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas State Bank Department for approval of the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     First United intends to treat the Merger as a pooling of interests for accounting purposes. Consummation of the Merger is conditioned upon the receipt of the opinion of Arthur Andersen LLP that the Merger will qualify for the pooling of interests accounting treatment. See "The Merger -- Accounting Treatment."

MARKET PRICES

     First United Common Stock is traded over-the-counter in the NASDAQ National Market System. Citizens common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for First United Common Stock adjusted for stock splits.

                                                               HIGH      LOW
                                                              ------    ------
1994........................................................  $22.00    $17.67
1995........................................................   28.67     19.00
1996........................................................   33.00     26.50
1997 (through December 30, 1997)............................   49.00     31.50

     On June 10, 1997 immediately prior to the public announcement of the agreement in principle between First United and Citizens as to the proposed merger transaction, the closing sales price for First United Common Stock was
$39.50. On December   1997, the closing sales price for First United Common
Stock was $          .

COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of First United and Citizens and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of First United which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of Citizens and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See " Financial Information." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                         FIRST UNITED/
                                                 FIRST                     CITIZENS       CITIZENS
                                                 UNITED      CITIZENS      PRO FORMA     PRO FORMA
                                               HISTORICAL   HISTORICAL     COMBINED      EQUIVALENT
                                               ----------   ----------   -------------   ----------
Book value per common share:
  December 31, 1996..........................    $17.55       $53.18        $17.46         $55.05
  September 30, 1997.........................     18.77        57.99         18.72          59.03
Cash dividends per common share:
  Year ended December 31, 1994...............      0.45         1.32          0.45           1.42
  Year ended December 31, 1995...............      0.52         1.80          0.52           1.63
  Year ended December 31, 1996...............      0.59         1.90          0.59           1.86
  Nine months ended September 30, 1997.......      0.57         1.64          0.57           1.80

---------------

(1) On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend was distributed on June 28, 1996 to holders of record as of June 7, 1996. All per share data have been restated to reflect this stock split.

(2) On September 2, 1997, First United acquired by merger, which was made effective on September 3, 1997, Fredonia Bancshares, Inc. of Nacogdoches, Texas.

(3) The Citizens pro forma equivalents represent the respective First United/Citizens pro forma combined earnings, dividends and book value per common share multiplied by the applicable exchange ratio of 3.1535 shares of First United Common Stock for each share of Citizens common stock so that the First United/Citizens pro forma equivalent amounts are equated to the respective values for one share of Citizens common stock. The exchange ratio is determined by dividing First United Common Stock to be received by the Citizens stockholders by the 497,860 shares of Citizens common stock currently outstanding without reflecting outstanding options to purchase Citizens Common Stock.

SELECTED FINANCIAL DATA

     The table on the following page presents selected historical financial data of First United and Citizens and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to total $200,000. The First United historical data for each of the years in the five-year period ended December 31, 1996 are based on the historical financial statements of First United as audited by Arthur Andersen LLP, independent public accountants. The Citizens historical data for each of the years in the five-year period ended December 31, 1996 is derived from the historical financial statements of Citizens as audited by Moore Stephens Frost, P.A., independent auditors. The selected financial data for First United for the nine month periods ended September 30, 1996 and 1997, and for Citizens for the nine month periods ended September 30, 1996 and 1997 have been obtained from unaudited financial statements and, in the opinion of the respective management of First United and Citizens, include all adjustments necessary to present fairly the data for such periods. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of First United and Citizens give effect to the exchange of each share of Citizens common stock for
3.1535 shares of First United Common Stock.

     These data should be read in conjunction with the consolidated financial statements of each of First United and Citizens, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

                                                                                                           NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
FIRST UNITED HISTORICAL(1)
Operating Data:
  Total interest income..............  $   89,862   $   83,930   $   86,614   $  108,079   $  123,947   $   92,482   $   98,194
  Net interest income................      49,127       50,017       50,478       57,510       65,582       49,115       52,859
  Provision for possible loan
    losses...........................       3,011        1,815          334          574          725          305        1,435
  Income from continuing
    operations.......................      15,303       16,187       16,711       18,376       22,372       17,081       17,558
Per Share Data:
  Income from continuing
    operations.......................  $     1.64   $     1.74   $     1.79   $     1.97   $     2.27   $     1.73   $     1.78
  Cash dividends paid................        0.33         0.41         0.45         0.52         0.59         0.46         0.57
Selected Balance Sheet Items:
  Total assets.......................  $1,259,887   $1,334,383   $1,339,440   $1,572,682   $1,772,992   $1,758,273   $1,842,287
  Total securities...................     588,428      615,282      598,129      647,502      731,802      700,968      730,999
  Net loans..........................     519,898      580,685      598,171      741,080      831,600      825,301      918,054
  Total deposits.....................   1,105,212    1,163,703    1,168,815    1,340,492    1,514,038    1,508,896    1,565,185
  Long-term debt.....................       8,821        7,723       13,892       16,832       22,426       23,827       22,250
  Capital accounts...................     108,643      123,876      125,466      150,163      172,794      165,986      184,950
CITIZENS -- HISTORICAL
Operating Data:
  Total interest income..............  $   13,642   $   13,457   $   13,514   $   15,513   $   18,372   $   13,797   $   14,556
  Net interest income................       6,329        6,998        6,830        7,186        8,538        6,405        6,649
  Provision for possible loan
    losses...........................         110           47           --           60          201          105          375
  Income from continuing
    operations.......................       2,017        2,405        2,624        2,824        3,334        2,464        2,653
Per Share Data:
  Income from continuing
    operations.......................  $     4.86   $     4.82   $     5.27   $     5.67   $     6.69   $     4.94   $     5.33
  Cash dividends paid................        1.32         1.62         1.32         1.80         1.90         1.10         1.64
Selected Balance Sheet Items:
  Total assets.......................  $  187,208   $  197,005   $  210,845   $  239,657   $  255,054   $  259,569   $  262,996
  Total securities...................      96,989       93,978      106,833      113,140      120,995      124,719      133,396
  Net loans..........................      76,267       83,392       91,753      108,796      112,628      114,896      111,249
  Total deposits.....................     164,497      168,217      168,024      200,972      219,873      212,917      224,014
  Long-term debt.....................       1,786        6,542        5,196        4,675        5,791        6,944        6,271
  Capital accounts...................      15,356       20,151       20,967       24,204       26,386       25,392       28,759
PRO FORMA -- COMBINED
Operating Data:
  Total interest income..............  $  103,504   $   97,387   $  100,128   $  123,592   $  142,319   $  106,279   $  112,750
  Net interest income................      55,456       57,015       57,308       64,696       74,120       55,520       59,508
  Provision for possible loan
    losses...........................       3,121        1,862          334          634          926          410        1,810
  Income from continuing
    operations.......................      17,320       18,592       19,335       21,200       25,706       19,545       20,211
Per Share Data:
  Income from continuing
    operations.......................  $     1.59   $     1.70   $     1.77   $     1.94   $     2.25   $     1.71   $     1.77
  Cash dividends paid................        0.33         0.41         0.45         0.52         0.59         0.46         0.57
Selected Balance Sheet Items:........          --           --           --           --           --           --           --
  Total assets.......................  $1,447,095   $1,531,388   $1,550,285   $1,812,339   $2,028,046   $2,017,842   $2,105,283
  Total securities...................     685,417      709,260      704,962      760,642      852,797      825,687      864,395
  Net loans..........................     596,165      664,077      689,924      849,876      944,228      940,197    1,029,303
  Total deposits.....................   1,269,709    1,331,920    1,336,839    1,541,464    1,733,911    1,721,813    1,789,199
  Long-term debt.....................      10,607       14,265       19,088       21,507       28,217       30,771       28,521
  Capital accounts...................     123,999      144,027      146,433      174,367      199,180      191,378      213,709

---------------

(1) Restated to reflect the September 3, 1997 pooling-of-interests with Fredonia Bancshares, Inc.

                          THE CITIZENS SPECIAL MEETING

DATE, TIME AND PLACE

     The Citizens Special Meeting will be held on             , 1998, commencing
at   .m. Central Time, at the offices of Citizens at 200 South Elm Street, Hope,
Arkansas.

PURPOSE OF MEETING

     The purpose of the Citizens Special Meeting is to consider and vote upon the adoption of the Agreement between Citizens and First United.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on             , 1998 has been fixed by the Board of
Directors of Citizens as the record date ("Citizens Record Date") for the determination of holders of Citizens common stock entitled to notice of and to vote at the Citizens Special Meeting. At the close of business on the Citizens Record Date, there were 497,860 shares of Citizens common stock outstanding held by 226 shareholders of record. Holders of record of Citizens common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent Under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of Citizens common stock outstanding on the record date is required to adopt the Agreement.

     As of             , 1997, directors, executive officers and their
affiliates own      % of the outstanding stock of Citizens.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the Citizens Special Meeting accompany copies of this Proxy Statement delivered to record holders of Citizens common stock and such proxies are solicited on behalf of the Board of Directors of Citizens. A holder of Citizens common stock may use his proxy if he is unable to attend the Citizens Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of Citizens, or by submitting a proxy having a later date, or by such person appearing at the Citizens meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     Citizens will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of Citizens acting on Citizens' behalf, may solicit proxies personally.

                        THE FIRST UNITED SPECIAL MEETING

DATE, TIME AND PLACE

     The First United Special Meeting will be held on             , 1998,
commencing at 2:00 p.m. Central Time, at the main office of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas.

PURPOSE OF MEETING

     The purpose of the First United Special Meeting is to consider and vote upon the adoption of the Agreement between First United and Citizens.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on           , 1998 has been fixed by the Board of
Directors of First United as the record date ("First United Record Date") for the determination of holders of First United Common Stock entitled to notice of and to vote at the First United Special Meeting. At the close of business on the
First United Record Date, there were           shares of First United Common
Stock outstanding held by           shareholders of record. Holders of record of
First United Common Stock on the record date are entitled to one vote per share, are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of First United Common Stock outstanding on the record date is required to adopt the Agreement.

     As of the Record Date, directors, executive officers and their affiliates
own approximately      % of the outstanding common stock of First United.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the First United Special Meeting accompany copies of this Proxy Statement delivered to record holders of First United common stock and such proxies are solicited on behalf of the Board of Directors of First United. A holder of First United common stock may use his proxy if he is unable to attend the First United Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of First United, or by submitting a proxy having a later date, or by such person appearing at the First United meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     First United will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of First United acting on First United's behalf, may solicit proxies personally.

                                   THE MERGER

REASONS FOR THE MERGER

     The acquisition of Citizens will expand First United's current markets. The banking subsidiaries of Citizens are located in Hope, Lewisville, and Texarkana, Arkansas. Currently, there are no banking offices in the First United system located in Hope, Lewisville, or Texarkana, Arkansas. Thus, the acquisition of Citizens expands First United's market into new areas.

     Management of First United believes that by expanding its markets, it will increase the range and competitiveness of its banking services to persons residing in the Hope, Lewisville, and Texarkana, Arkansas areas while increasing the earning power of First United.

     In reaching its decision to approve the Merger and Merger Agreement, Citizens' Board consulted with its counsel, as well as with Citizens' management, and considered a number of factors, including, without limitation, the following:

          a. Citizens' Board's familiarity with and review of Citizens' business, operations, earnings and financial condition and future capital requirements;

          b. Citizens' Board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows Citizens stockholders to become stockholders in First United, an institution whose stock is traded over the NASDAQ Stock Market, and the recent earnings and stock performance of First United;

          c. First United's wide range of banking products and services and its dividend payment history;

          d. Citizens' Board's belief, based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, First United and its banking subsidiaries would be well capitalized institutions, the financial positions of which will be well in excess of all applicable regulatory capital requirements;

          e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in Citizens' market area;

          f. Citizens' Board's belief that, in light of the reasons discussed above, First United was the most attractive choice as a long term affiliation partner of Citizens; and

          g. The expectation that the Merger will generally be a tax-free transaction to Citizens and its stockholders.

     Citizens' Board did not assign any specific or relative weight to any of the factors discussed above in their considerations.

OPINION OF FINANCIAL ADVISOR

     Citizens' Board of Directors retained Hoefer & Arnett to render to the Board of Directors a written opinion (the "Fairness Opinion") as investment bankers as to the fairness, from a financial point of view, to the Board of Directors of Citizens of the terms of the proposed Merger of Citizens with and into First United, as defined in the Agreement. No limitations were imposed by Citizens' Board of Directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

     A copy of the Fairness Opinion of Hoefer & Arnett, dated as of September 22, 1997, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as Annex IV to this Proxy Statement. Citizens' shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Hoefer & Arnett is qualified in its entirety by reference to the text of such Fairness Opinion. The Fairness Opinion is directed to Citizens' Board of Directors only and is directed only to the financial terms of the transaction and does not constitute a recommendation to any Citizens shareholder as to how such shareholder should vote at the Special Meeting.

     In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to shareholders of Citizens and First United for the years ended December 31, 1995 and December 31, 1996; (iii) quarterly FDIC Call reports for the quarters ended June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997; (iv) certain other publicly available financial and other information concerning Citizens and First United; (v) the historical market prices and trading activity for the common stock of First United; and (vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer & Arnett believes relevant to its inquiry. Hoefer & Arnett held discussions with senior management of Citizens and First United concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     Hoefer & Arnett reviewed with senior management of First United earnings projections for 1997 through 2002 for First United as a stand-alone entity, assuming the Merger does not occur. Hoefer & Arnett reviewed with senior management of Citizens earnings projections for 1997 through 2002 for Citizens as a stand-alone entity, assuming the Merger does not occur, prepared by Citizens. Certain pro forma financial projections for the years 1997 through 2002 for the combined entity were derived by Hoefer & Arnett based partially upon the information discussed above, as well as Hoefer &Arnett's assessment of general economic, market and financial conditions.

     In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Citizens as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgment of the management of Citizens. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for loan losses for Citizens and First United are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Citizens or First United, nor did it examine any individual loan credit files. For purposes of its opinion. Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and relied, as to legal matters, exclusively on counsel to Citizens as to the accuracy of the disclosures set forth in the Agreement. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of the common stock of Citizens of the terms of the proposed Merger with First United and does not address Citizens' underlying business decision to proceed with the Merger.

     As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Citizens and First United, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Citizens and First United; (ii) the assets and liabilities of Citizens and First United, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

     In connection with rendering its Fairness Opinion to Citizens' Board of Directors, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer & Arnett's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and it is not necessarily susceptible to partial analysis or summary description. In its analyses Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Citizens. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

     The financial forecasts and projections of Citizens and First United prepared by Hoefer & Arnett were based on projections provided by the respective companies as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective managements of Citizens and First United. Citizens and First United do not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

     In order to determine the fairness of the proposed offer by First United, Hoefer & Arnett utilized net asset value, market value and investment value approaches, as explained below.

     Net Asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given to the net asset value method of valuation.

     Market value is defined as the price, established on an "arm's-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets of comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price the equity and dividend yield of local or regional publicly-traded bank issues, adjusted for lack of marketability or liquidity.

     The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and equal or possibly greater weighting than the investment value. In analyzing the fair market value of Citizens, Hoefer & Arnett has considered the market approach and has evaluated price to equity and price to earnings multiples of banking organizations that were sold in Arkansas between January 1, 1996 and September 19, 1997. This data was obtained from SNL Securities, L.P.

     Hoefer & Arnett calculated an "Adjusted Book Value" based on June 30, 1997 equity and the price to book value multiples paid for Arkansas banks in 1996 and 1997 at $115.20. Hoefer & Arnett calculated an "Adjusted Earnings Value" based on Citizens' estimated 1997 earnings and the price to earnings multiples paid for Arkansas banks in 1996 and 1997 at $121.56. These "Adjusted Book Value" and "Adjusted Earnings Value" approaches are utilized in supporting the fairness of the price ($124.56) to be offered for shares of Citizens' Common Stock as provided for in the Agreement.

     Hoefer & Arnett analyzed the value of the aggregate consideration to be received in the transactions that were announced in 1996 and 1997 in relationship to the stated book value and earnings as compared to the value of the aggregate consideration to be received by holders of Citizens' common stock.

     Investment value is sometimes referred to as the income value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the net present value of future earnings equaled $72.27.

     In order to analyze the reasonableness of the transaction value, the return on investment is calculated to determine the return that would accrue to a potential buyer at the transaction value. The return on investment, assuming sale in year 2000 at the average multiple of book value paid for Arkansas banks, equaled 8.81% which is lower than what we normally see when evaluating a controlling interest in a financial institution and, therefore, supports the fairness of the proposed transaction.

     The transaction value to assets was calculated and compared to the average purchase price to assets for banking organizations sold in Arkansas in 1996 and 1997. Based on the proposed offer of $124.56 per share (based on the current market value of First United's stock of $39.50), the price to assets equaled 22.94%, which is above the Arkansas average of 17.05%. Hoefer & Arnett also calculated the net present value to transaction value, as it has been recognized that there is a relationship between the net present value of a community banking organization and the fair market value of a majority block of the banking organization's stock. The net present value to transaction value ratio equaled 58.02% which is lower than what we would normally expect and, therefore, also supports the fairness of the proposed transaction.

     Based upon input from senior management of First United and Citizens, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions, and all financial and other factors it deemed appropriate under the circumstances, Hoefer & Arnett prepared financial projections for First United and Citizens on a stand alone basis. The projections were based on numerous variables and assumptions which are inherently uncertain, and accordingly, actual results could vary from those set forth in such projections.

     First United is projected to generate a return on average assets of 1.29% gradually increasing to 1.50% in the years 1997 through 2002. First United's assets are projected to increase by 3.53% in 1997 and 5.00% in 1998 through 2002. (The projections for First United include the acquisitions of Fredonia Bancshares, Inc., Nacogdoches, Texas, and City Bank & Trust, Shreveport, Louisiana.) Citizens is projected to generate a return on average assets of 1.30% in 1997, 1.40% in 1998 through 2002. Citizens' assets are projected to increase by 5.08% in 1997 and 4.00% in 1998 through 2002.

     Proforma financial projections for the combined entity were derived by Hoefer & Arnett based upon the projections discussed above. Hoefer & Arnett analyzed the book value and earnings per share impact of the proposed transaction on Citizens' shareholders over the next five years. At an exchange ratio of 3.1535 shares of First United's Common Stock for each share of Citizens' common stock, Citizens shareholders are projected to experience equity per share appreciation ranging from 3.53% to 5.75% in the years 1998 through 2002. On an earnings per share basis, Citizens shareholders are projected to experience appreciation ranging from 3.44% to 18.79% in the years 1998 through 2002.

     For services rendered in connection with the Merger, Citizens has paid Hoefer & Arnett a fee of $17,000 and agreed to reimburse Hoefer & Arnett for all reasonable expenses incurred in connection with its services. Citizens has also agreed to indemnify Hoefer & Arnett against certain liabilities relating to or arising out of its engagement, including liabilities under securities laws.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex I.

     Under the terms of the Agreement, Citizens will be merged with and into First United. As part of the Merger, the Agreement provides that the stockholders of Citizens will receive total consideration consisting of one million five hundred seventy thousand (1,570,000) shares of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United ("Purchase Price"). All of the issued and outstanding shares of Citizens common stock, other than shares of Citizens common stock held by dissenting stockholders, shall be converted into the right to receive the Purchase Price based upon each Citizens stockholder's pro rata ownership of the total number of issued and outstanding shares of Citizens common stock at the effective time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Citizens shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average price of First United Common Stock common stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date.

     In addition, either party may terminate the Agreement, if the Merger is not closed on or before March 31, 1998 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

     Citizens has agreed, for the period prior to the consummation of the Merger, to operate its businesses only in the usual, regular and ordinary course. In addition, Citizens will use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Citizens has further agreed that, prior to consummation of the Merger, it will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either First United or Citizens to obtain any necessary approvals, adversely affect the ability of First United or Citizens to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. Citizens has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("conditions precedent"), including (a) approval by Citizens and First United stockholders by two-thirds of all outstanding shares, respectively; (b) approval by the appropriate bank regulatory authorities; (c) receipt by Citizens of letter from Hoefer & Arnett dated on or before the Closing Date stating that in such financial advisor's opinion to the Board of Directors of Citizens that the consideration to be paid in the merger is fair to the Citizens shareholders from a financial point of view; (d) receipt by First United of an opinion from Arthur Andersen LLP that the Merger will qualify for pooling of interests treatment under the applicable accounting principles; and
(e) satisfaction of other normal conditions to closing a merger transaction. It is also a condition to the Merger that First United have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefitted by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Board") for First United to acquire Citizens. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas State Bank Department for approval of the Merger.

ANTITRUST MATTERS

     The Department of Justice has fifteen (15) calendar days after approval by the Board in which to challenge the proposed Merger on anti-trust considerations. The approval letter or Order from the Board, therefore will provide that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter or Order. The letter or Order will also provide that the transaction must be consummated no later than ninety (90) calendar days from that effective date unless the period is extended for good cause by the Board upon request by First United.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain material federal income tax considerations in connection with the Merger and of the tax opinion of Friday, Eldredge & Clark, special tax counsel to Citizens. This discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders of Citizens and may not be applicable to stockholders who are not citizens or residents of the United States, or who may acquire First United Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that the Citizens stockholders hold their Citizens common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH CITIZENS STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     The Merger will qualify as a tax-free corporate reorganization for federal income tax purposes under Section 368(a)(1)(A) of the Code, if it satisfies the specific requirements of the Code, the regulations promulgated thereunder, and pertinent judicial decisions. The most important of these requirements are (i) the transaction must qualify as a merger under applicable state or federal law and (ii) the stockholders of Citizens must maintain a "continuity of interest" in the surviving corporation after the Merger. The Internal Revenue Service takes the position that this "continuity of interest" test will be satisfied if the former Citizens stockholders receive, in the Merger, a number of shares of common stock of First United having a value, as of the Effective Date (as defined herein), equal to at least fifty percent (50%) of the value of all the outstanding stock of Citizens as of such date, and acquire such stock without a present intent to sell, transfer or otherwise dispose of such stock in a manner that would cause the fifty percent (50%) continuity of interest threshold to be violated. In general, this requires the stockholders of Citizens to collectively surrender at least 50% of their Citizens common stock in exchange for First United Common Stock in the Merger, without a present intent to sell, transfer or otherwise dispose of such stock in violation of the fifty percent (50%) continuity of interest requirement.

     The Merger has been structured in a manner to qualify as a statutory merger under the law of the State of Arkansas. In addition, it is expected that the stockholders of Citizens will collectively exchange a sufficient number of shares of Citizens common stock for First United Common Stock so that the 50% "continuity of interest" test initially should be satisfied in connection with the Merger.

     Accordingly, assuming these tests are satisfied, and provided other specific requirements contained in the Code, the regulations promulgated thereunder, and pertinent judicial decisions are met, the transaction should qualify as a tax-free corporate reorganization for federal income tax purposes pursuant to the provisions of Section 368(a)(1)(A) of the Code.

     If the Merger qualifies as a tax-free corporate reorganization, the material federal income tax consequences of the Merger will be as follows: (i) no material gain or loss will be recognized by Citizens or First United as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Citizens upon the receipt of First United Common Stock received solely in exchange for their shares of Citizens common stock in connection with the Merger; (iii) the tax basis of the shares of First United Common Stock received by the stockholders of Citizens in the Merger will, in each instance, be the same as the basis of the shares of Citizens common stock surrendered in exchange therefor; (iv) the holding period of the shares of First United Common Stock received by the stockholders of Citizens in the Merger will, in each instance, include the holding period of the shares of Citizens common stock exchanged therefor, provided that the shares of Citizens common stock were held as capital assets on the date of the Merger; and (v) the payment of cash to stockholders of Citizens in lieu of fractional shares of First United Common Stock will be a taxable transaction and will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First United for cash, and any such cash payments will be treated as having been received by the stockholder as a distribution in redemption of the fractional share interest, subject to the provisions of Section 302 of the Code.

     Stockholders of Citizens who exercise dissenters' rights and receive cash for their shares of Citizens common stock will have engaged in a taxable transaction and will be treated as having received such cash as a distribution in redemption of such stockholders' Citizens common stock, subject to the conditions and limitations of Section 302 of the Code.

     If the Merger does not qualify as a tax-free corporate reorganization for federal income tax purposes, it will constitute a taxable transaction to the stockholders of Citizens. In such circumstances, gain or loss will be recognized by the stockholders of Citizens to the extent of the difference between the fair market value, on the Effective Date, of the shares of First United Common Stock received in connection with the Merger, and the adjusted basis of the shares of Citizens common stock surrendered in the transaction. The fair market value of the First United Common Stock on the Effective Date may be determined on the basis of the average high and low selling prices of such stock on the day of the transaction. If the transaction is taxable, the holding period for the shares of First United Common Stock to be received by the stockholders of Citizens will commence on the day following the date of the transaction.

     Because the tax consequences to any particular stockholder may be affected by matters not pertaining to the Merger, it is recommended that each stockholder of Citizens consult his or her own personal tax advisor concerning the specific income tax consequences of the Merger, including the applicability and effect of foreign, state, local and other tax laws.

ACCOUNTING TREATMENT

     First United intends to treat the merger as a pooling-of-interests for accounting purposes. Consequently, in accordance with generally accepted accounting principles, First United anticipates that it will restate its 1997 and prior consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Citizens as reflected in its consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies.

RIGHT OF DISSENT UNDER THE 1965 ACT

     HOLDERS OF CITIZENS COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF CITIZENS, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, FIRST UNITED WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1987 ACT."

     Under Arkansas law, holders of Citizens common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. sec.4-26-1007 of the 1965 Act. However, if a holder of shares of Citizens common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of Citizens stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to Citizens National Bancshares of Hope, Inc., 200 South Elm

Street, Hope, Arkansas 71801, Attention: Dennis Ramsey, Secretary. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on First United for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas, 71730, Attention: John E. Burns, Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

     Within ten (10) days after the Merger is effected, First United shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and First United agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Pulaski County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to First United. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT OF DISSENT UNDER THE 1987 ACT

     HOLDERS OF FIRST UNITED COMMON STOCK OR CITIZENS COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SEC.4-27-1301 ET. SEQ. OF THE 1987 ACT WITH RESPECT TO THE MERGER. HOWEVER, A HOLDER OF FIRST UNITED COMMON STOCK SHALL ONLY BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS UNDER THE 1987 ACT, WHEREAS A HOLDER OF CITIZENS COMMON STOCK MAY ALSO EXERCISE SUCH RIGHTS UNDER THE 1965 ACT. SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1965 ACT."

     The following summary does not purport to be a complete statement of the method of compliance with the 1987 Act and is qualified by reference to those statutory sections which are attached hereto as Annex II.

     A holder of First United Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered by a Citizens stockholder to Citizens National Bancshares of Hope, Inc., 200 South Elm Street, Hope, Arkansas, 71801, Attention: Dennis Ramsey, Secretary, or by a stockholder of First United, to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas, 71730, Attention: John Burns, Vice President and Chief Financial Officer. Because the written objection must be delivered prior to or at the time of the stockholder votes on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     If the Merger is adopted at the special stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period of not fewer than thirty (30) nor more than sixty (60) days within which the stockholder must deliver the payment demand form and stock certificates to the corporation.

     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, First United must pay the dissenting stockholder the amount First United estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, First United shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment, as referenced in the immediately preceding paragraph remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholder's demand for payment, the corporation must commence a proceeding and file a petition in Pulaski County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     The Agreement between First United and Citizens provides that the stockholders of Citizens will receive total consideration consisting of one million five hundred seventy thousand (1,570,000) shares of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United ("Purchase Price"). All of the issued and outstanding shares of Citizens common stock and all outstanding options to acquire Citizens common stock, other than shares of Citizens common stock held by dissenting stockholders, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Citizens stockholder's pro rata ownership of the total number of issued and outstanding shares of Citizens common stock at the effective time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Citizens shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date ("Average Price"). The following table illustrates a range of average sales prices for First United Common Stock and based upon these average prices, calculates the purchase price, and the value received by Citizens shareholders. The actual Average Price at the effective time of the Merger may be higher or lower than the per share examples used below. THIS TABLE IS FOR ILLUSTRATION PURPOSES ONLY AND SHOULD NOT BE RELIED UPON AS THE ACTUAL AVERAGE PRICE, ACTUAL EXCHANGE RATIOS, OR THE ACTUAL AMOUNT OF CONSIDERATION TO BE EXCHANGED.

                           CALCULATION OF VALUE RECEIVED(1)
                           --------------------------------
First United Average Price.................   $     38.00    $     42.00    $     46.00
Total Purchase Price.......................   $59,660,000    $65,940,000    $72,220,000
First United Common Stock Issued...........     1,570,000      1,570,000      1,570,000
Share Exchange Ratio.......................        3.1535         3.1535         3.1535
Value Received per Share of Citizens.......   $    119.83    $    132.45    $    145.06

---------------

(1) The Share Exchange Ratio represents the number of shares of First United Common Stock that a stockholder of Citizens would receive for one share of Citizens common stock. However, as discussed above, fractional shares will not be issued.

EXPENSES OF THE MERGER

     First United and Citizens will bear their own expenses incident to preparing for, entering into, and carrying out the Merger Agreement and the consummation of the Merger, except that First United will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Board and Department.

                             FINANCIAL INFORMATION

     The following unaudited Pro Forma Combining Balance Sheet as of September 30, 1997, and Unaudited Pro Forma Combining Income Statements for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994 illustrate the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented.

     These Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of First United and the supplemental post-pooled financial statement of First United which are incorporated by reference herein and Citizens which are included herein.

     The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate which may be attained in the future.

                       PRO FORMA COMBINING BALANCE SHEET

                                     ASSETS

                                                           AS OF SEPTEMBER 30, 1997
                                              ---------------------------------------------------
                                                FIRST                   PRO FORMA      PRO FORMA
                                                UNITED     CITIZENS   ADJUSTMENTS(2)    COMBINED
                                              ----------   --------   --------------   ----------
Cash and due from banks.....................  $   76,577   $  6,830      $    --       $   83,407
Short-term investments......................      45,563      2,276           --           47,839
Securities available-for-sale...............     485,684         --           --          485,684
Investment securities.......................     245,315    133,396           --          378,711
Net Loans...................................     918,054    111,249           --        1,029,303
Premises and equipment......................      33,608      4,237           --           37,845
Goodwill....................................      10,882        813           --           11,695
Other real estate owned.....................         834        310           --            1,144
Other assets................................      25,770      3,885           --           29,655
                                              ----------   --------      -------       ----------
          Total Assets......................  $1,842,287   $262,996      $    --       $2,105,283
                                              ==========   ========      =======       ==========

LIABILITIES AND CAPITAL

Total deposits..............................  $1,565,185   $224,014      $    --       $1,789,199
Federal funds purchased and securities sold
  under repurchase..........................      55,734        695           --           56,429
Other liabilities...........................      14,168      3,257           --           17,425
Notes payable...............................      22,250      6,271           --           28,521
          Total Liabilities.................   1,657,337    234,237           --        1,891,574
Capital Accounts
  Preferred stock...........................          --         --           --               --
  Common stock..............................       9,852      1,000        1,570           11,422
                                                                          (1,000)
Surplus.....................................      22,295     10,882       (1,681)          32,496
                                                                           1,000
Undivided profits...........................     151,852     16,257           --          168,109
Less: Treasury stock........................          --       (111)         111               --
Unrealized gains (losses) of
  available-for-sale........................         951        731           --            1,682
          Total Capital Accounts............     184,950     28,759           --          213,709
                                              ----------   --------      -------       ----------
          Total Liabilities and Capital.....  $1,842,287   $262,996      $    --       $2,105,283
                                              ==========   ========      =======       ==========

                      PRO FORMA COMBINING INCOME STATEMENT

                                                                   FOR THE NINE MONTHS ENDED
                                                                      SEPTEMBER 30, 1997
                                                             -------------------------------------
                                                                                         PRO FORMA
                                                             FIRST UNITED    CITIZENS    COMBINED
                                                             ------------    --------    ---------
                                                                        (IN THOUSANDS)
Interest income............................................    $98,194        $14,556    $112,750
Interest expense...........................................     45,335          7,907      53,242
                                                               -------        -------    --------
Net interest income........................................     52,859          6,649      59,508
Provision for loan losses..................................      1,435            375       1,810
                                                               -------        -------    --------
Net interest income after provision for loan losses........     51,424          6,274      57,698
                                                               -------        -------    --------
Other income
  Service charges on deposit accounts......................      5,217            512       5,729
  Trust department income..................................      1,792             16       1,808
  Security gains (losses)..................................          1            183         184
  Other operating income...................................      3,385            294       3,679
                                                               -------        -------    --------
          Total other income...............................     10,395          1,005      11,400
                                                               -------        -------    --------
Other expense
  Salaries.................................................     15,023          1,673      16,696
  Pension and other employee benefits......................      4,911            542       5,453
  Net occupancy expense....................................      3,142            258       3,400
  Equipment expense........................................      2,282            402       2,684
  Data processing expense..................................      2,238             --       2,238
  Other operating expenses.................................      9,305            926      10,231
                                                               -------        -------    --------
          Total other expense..............................     36,901          3,801      40,702
                                                               -------        -------    --------
Income before income taxes.................................     24,918          3,478      28,396
Income tax expense.........................................      7,360            825       8,185
                                                               -------        -------    --------
Income from continuing operations..........................    $17,558        $ 2,653    $ 20,211
                                                               =======        =======    ========
Earnings per share(3)......................................    $  1.78        $  5.33    $   1.77
                                                               =======        =======    ========
Weighted average shares outstanding........................      9,852            499      11,422
                                                               =======        =======    ========

                      PRO FORMA COMBINING INCOME STATEMENT

                                                                   FOR THE NINE MONTHS ENDED
                                                                      SEPTEMBER 30, 1996
                                                              -----------------------------------
                                                                                        PRO FORMA
                                                              FIRST UNITED   CITIZENS   COMBINED
                                                              ------------   --------   ---------
                                                                        (IN THOUSANDS)
Interest income.............................................    $92,482      $13,797    $106,279
Interest expense............................................     43,367        7,392      50,759
                                                                -------      -------    --------
Net interest income.........................................     49,115        6,405      55,520
Provision for loan losses...................................        305          105         410
                                                                -------      -------    --------
Net interest income after provision for loan losses.........     48,810        6,300      55,110
                                                                -------      -------    --------
Other income
  Service charges on deposit accounts.......................      5,191          479       5,670
  Trust department income...................................      1,384           16       1,400
  Security gains (losses)...................................         12           22          34
  Other operating income....................................      2,508          216       2,724
                                                                -------      -------    --------
          Total other income................................      9,095          733       9,828
                                                                -------      -------    --------
Other expense
  Salaries..................................................     13,618        1,654      15,272
  Pension and other employee benefits.......................      4,583          481       5,064
  Net occupancy expense.....................................      2,975          245       3,220
  Equipment expense.........................................      2,129          296       2,425
  Data processing expense...................................      1,451           --       1,451
  Other operating expenses..................................      9,333        1,066      10,399
                                                                -------      -------    --------
          Total other expense...............................     34,089        3,742      37,831
                                                                -------      -------    --------
Income before income taxes..................................     23,816        3,291      27,107
Income tax expense..........................................      6,735          827       7,562
                                                                -------      -------    --------
Income from continuing operations...........................    $17,081      $ 2,464    $ 19,545
                                                                =======      =======    ========
Earnings per share(3).......................................    $  1.73      $  4.94    $   1.71
                                                                =======      =======    ========
Weighted average shares outstanding.........................      9,846          499      11,416
                                                                =======      =======    ========

                      PRO FORMA COMBINING INCOME STATEMENT

                                                                      FOR THE YEAR ENDED
                                                                       DECEMBER 31, 1996
                                                              -----------------------------------
                                                                                        PRO FORMA
                                                              FIRST UNITED   CITIZENS   COMBINED
                                                              ------------   --------   ---------
                                                                        (IN THOUSANDS)
Interest income.............................................    $123,947     $18,372    $142,319
Interest expense............................................      58,365       9,834      68,199
                                                                --------     -------    --------
Net interest income.........................................      65,582       8,538      74,120
Provision for loan losses...................................         725         201         926
                                                                --------     -------    --------
Net interest income after provision for loan................      64,857       8,337      73,194
                                                                --------     -------    --------
Other income
  Service charges on deposit accounts.......................       6,609         646       7,255
  Trust department income...................................       2,180          30       2,210
  Security gains (losses)...................................         122          53         175
  Other operating income....................................       3,365         248       3,613
                                                                --------     -------    --------
          Total other income................................      12,276         977      13,253
                                                                --------     -------    --------
Other expense
  Salaries..................................................      17,302       2,338      19,640
  Pension and other employee benefits.......................       5,882         661       6,543
  Net occupancy expense.....................................       4,162         290       4,452
  Equipment expense.........................................       2,852         400       3,252
  Data processing expense...................................       2,331          --       2,331
  Other operating expenses..................................      13,142       1,397      14,539
                                                                --------     -------    --------
          Total other expense...............................      45,671       5,086      50,757
                                                                --------     -------    --------
Income before income taxes..................................      31,462       4,228      35,690
Income tax expense..........................................       9,090         894       9,984
                                                                --------     -------    --------
Income from continuing operations...........................    $ 22,372     $ 3,334    $ 25,706
                                                                ========     =======    ========
Earnings per share(3).......................................    $   2.27     $  6.69    $   2.25
                                                                ========     =======    ========
Weighted average shares outstanding.........................       9,846         499      11,416
                                                                ========     =======    ========

                      PRO FORMA COMBINING INCOME STATEMENT

                                                                      FOR THE YEAR ENDED
                                                                       DECEMBER 31, 1995
                                                             -------------------------------------
                                                                                         PRO FORMA
                                                             FIRST UNITED    CITIZENS    COMBINED
                                                             ------------    --------    ---------
                                                                        (IN THOUSANDS)
Interest income............................................    $108,079      $15,513     $123,592
Interest expense...........................................      50,569        8,327       58,896
                                                               --------      -------     --------
Net interest income........................................      57,510        7,186       64,696
Provision for loan losses..................................         574           60          634
                                                               --------      -------     --------
Net interest income after provision for loan...............      56,936        7,126       64,062
                                                               --------      -------     --------
Other income
  Service charges on deposit accounts......................       5,876          527        6,403
  Trust department income..................................       1,799           33        1,832
  Security gains (losses)..................................        (355)         (45)        (400)
  Other operating income...................................       2,311          253        2,564
                                                               --------      -------     --------
          Total other income...............................       9,631          768       10,399
                                                               --------      -------     --------
Other expense
  Salaries.................................................      15,228        1,890       17,118
  Pension and other employee benefits......................       4,919          537        5,456
  Net occupancy expense....................................       3,350          239        3,589
  Equipment expense........................................       1,953          324        2,277
  Data processing expense..................................       1,715           --        1,715
  Other operating expenses.................................      12,793        1,249       14,042
                                                               --------      -------     --------
          Total other expense..............................      39,958        4,239       44,197
                                                               --------      -------     --------
Income before income taxes.................................      26,609        3,655       30,264
Income tax expense.........................................       8,233          831        9,064
                                                               --------      -------     --------
Income from continuing operations..........................    $ 18,376      $ 2,824     $ 21,200
                                                               ========      =======     ========
Earnings per share(3)......................................    $   1.97      $  5.67     $   1.94
                                                               ========      =======     ========
Weighted average shares outstanding........................       9,338          498       10,908
                                                               ========      =======     ========

                      PRO FORMA COMBINING INCOME STATEMENT

                                                                       FOR THE YEAR ENDED
                                                                        DECEMBER 31, 1994
                                                              -------------------------------------
                                                                                          PRO FORMA
                                                              FIRST UNITED    CITIZENS    COMBINED
                                                              ------------    --------    ---------
                                                                         (IN THOUSANDS)
Interest income.............................................    $86,614        $13,514    $100,128
Interest expense............................................     36,136          6,684      42,820
                                                                -------        -------    --------
Net interest income.........................................     50,478          6,830      57,308
Provision for loan losses...................................        334             --         334
                                                                -------        -------    --------
Net interest income after provision for loan................     50,144          6,830      56,974
                                                                -------        -------    --------
Other income
  Service charges on deposit accounts.......................      4,661            423       5,084
  Trust department income...................................      1,379             52       1,431
  Security gains (losses)...................................          5             68          73
  Other operating income....................................      1,815            302       2,117
                                                                -------        -------    --------
          Total other income................................      7,860            845       8,705
                                                                -------        -------    --------
Other expense
  Salaries..................................................     13,268          1,842      15,110
  Pension and other employee benefits.......................      4,271            537       4,808
  Net occupancy expense.....................................      2,823            235       3,058
  Equipment expense.........................................      1,504            344       1,848
  Data processing expense...................................      1,526             --       1,526
  Other operating expenses..................................     10,882          1,241      12,123
                                                                -------        -------    --------
          Total other expense...............................     34,274          4,199      38,473
                                                                -------        -------    --------
Income before income taxes..................................     23,730          3,476      27,206
Income tax expense..........................................      7,019            852       7,871
                                                                -------        -------    --------
Income from continuing operations...........................    $16,711        $ 2,624    $ 19,335
                                                                =======        =======    ========
Earnings per share(3).......................................    $  1.79        $  5.27    $   1.77
                                                                =======        =======    ========
Weighted average shares outstanding.........................      9,338            498      10,908
                                                                =======        =======    ========

               NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS

(1) The First United amounts have been restated to reflect the September 3, 1997 pooling-of-interests with Fredonia Bancshares, Inc.

(2) The adjustments to the Pro Forma Combining Financial Statements do not include direct expenses related to the Merger, which will be recorded at the time of the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results of financial position.

(3) Pro forma per share are based on the number of shares of First United Common Stock that would have been outstanding had the Merger occurred at the beginning of the earliest period presented.

              ELECTION BY CITIZENS STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF CITIZENS TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     Citizens is a corporation that was organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec.4-26-101 et. seq. The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order legally to consummate a merger. Although both acts contain similar provisions, it is advisable for Citizens to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of Citizens common stock will authorize Citizens to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. First United is governed by the 1987 Act and shares of First United Common Stock received by Citizens stockholders upon consummation of the Merger will entitle such stockholders rights under the 1987 Act. The following discussion is an analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for series may be delegated to the Board. The 1987 Act, however, allows inclusion of a provision in the Articles which gives the Board the power to set the preferences, rights and limitations of any class or series of stock before any shares of the class or series are issued. This power is exercised by filing with the Secretary of State Articles of Amendment, adopted without stockholder action.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1987 Act does not provide a minimum size for the quorum. The 1965 Act provides that a quorum may not be less than one-third of the shares entitled to vote.

     Cumulative Voting. Cumulative voting is a method of voting for directors where each share entitled to vote is given as many votes as there are board positions being voted on; the votes may be "cumulated," or cast for a single position, rather than spread among the available positions. The 1987 Act does not allow stockholders to cumulate their votes for election of directors unless the Articles of Incorporation so provide. This is contrary to the 1965 Act, which grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act does not allow such a limitation and provides that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. The 1987 Act provides that unless the Articles provide otherwise, any vacancy on the board may be filled by either the stockholders or the remaining directors. This is a change from the 1965 Act, under which the remaining directors fill vacancies unless the Articles provide otherwise.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, the board may amend the by-laws, but stockholders may not be excluded from the power to amend the by-laws. The 1965 Act provides that the board of directors alone have the power to amend the by-laws, unless the Articles reserve that power solely to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the stockholders to adopt a by-law that fixes a greater stockholder quorum or voting requirement than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act has no such provision.

     Voting to Adopt Merger. The 1987 Act allows the Articles to set a voting requirement for mergers which is greater than the statutory requirement of a majority of votes to be cast. The 1965 Act includes a statutory requirement of two-thirds of the votes entitled to be cast to approve a merger.

     Sales of Assets in Regular Course of Business and Mortgage of
Assets. Unless otherwise provided in the Articles, the 1987 Act allows the board to act without stockholder approval in the sale or other disposition of all, or substantially all, of the property of the corporation in the usual course of business and to mortgage all or any of the corporation's property, whether or not in the usual course of business. However, the 1965 Act contains the same provision.

     Notice of Stockholder Meetings. The 1987 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. If the meeting is to consider a proposal to increase the authorized capital stock or bonded indebtedness of the corporation, the notice must be given no fewer than 75 days before the meeting period. The 1965 Act has the same provision. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act notice cannot be given fewer than 10 and more than 50 days prior to the meeting.

     Proxies. Like the 1965 Act, the 1987 Act allows a stockholder to vote by proxy. The procedural provisions for the exercise of proxies under the 1987 Act are the same as under the 1965 Act.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

          1. Consummation of a sale of all or substantially all of the assets of a corporation otherwise than in the usual or ordinary course of its business.

          2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

          2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if stockholder approval is required;

          4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

          5. Any other corporate action taken pursuant to a stockholder vote to the extent the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

     For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger -- Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger -- Right of Dissent under the 1987 Act."

                         FIRST UNITED BANCSHARES, INC.

GENERAL

     First United is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado, El Dorado, Arkansas. Between 1981 and 1997, First United acquired twelve other banks in different cities within Arkansas, Louisiana and Texas. The banks acquired were the First National Bank of Magnolia, Magnolia, Arkansas; Merchants and Planters Bank, N.A. of Camden, Camden, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Commercial Bank at Alma, Alma, Arkansas; The Bank of North Arkansas, Melbourne, Arkansas; First United Bank, Stuttgart, Arkansas; FirstBank, Texarkana, Texas; Citizens Bank & Trust, Carlisle Arkansas; Hazen First State Bank, Hazen, Arkansas; First Bank of Arkansas, Brinkley, Arkansas; City Bank & Trust of Shreveport, Shreveport, Louisiana; and Fredonia State Bank, Nacogdoches, Texas. On May 16, 1997, the Carlisle, Hazen and Brinkley banks were merged with and into First United Bank. Each of the banks are wholly-owned by First United, and, furthermore, are banks organized under the laws of the United States, Arkansas, Texas, or Louisiana and are regulated by the Office of the Comptroller of the Currency, the Federal Reserve System, the Arkansas Bank Department, the Texas Department of Banking, or the Louisiana Office of Financial Institutions. As of September 30, 1997, First United, on a consolidated basis, had a total of $931,545,000 of loans outstanding, an allowance for loan losses of $13,491,000, total deposits of $1,565,185,000 and total stockholders' equity of $184,950,000. In 1996 First United Trust Company was chartered as a wholly-owned subsidiary of First United to handle and expand trust business formerly done by First United's subsidiary banks.

     The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities.

     The banking business is highly competitive. The subsidiary banks of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

PENDING ACQUISITION

     First Republic Bancshares, Inc. On December 9, 1997 First United and First Republic Bancshares, Inc., a bank holding company headquartered in Rayville, Louisiana ("Republic") entered into an Agreement and Plan of Reorganization that calls for First United to acquire for shares of First United's Common Stock all of the issued and outstanding shares of Republic and its wholly-owned bank subsidiary, First Republic Bank, Rayville, Louisiana. At September 30, 1997 Republic had consolidated assets of approximately $148.9 million and shareholders' equity of approximately $11.53 million. Upon consummation of the transaction First Republic Bank would become a wholly-owned subsidiary of First United. The total number of shares of First United Common Stock to be issued in the transaction would be 800,000 shares, which represents approximately 6.75 percent of the total number of shares of First United outstanding as of the date hereof. The Republic acquisition, which is subject to shareholder and regulatory approvals, is expected to be completed in the first or second quarter of 1998. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Republic acquisition.

REGULATION

     First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease of sale of property or the provision of any services.

     As a registered bank holding company, First United is subject to the Federal Reserve Board's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early appreciation of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991, Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve Board approval. The agency also may require a bank holding company to divest or liquidate the institution.

     First United and its subsidiaries are subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     First United and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of First United. Federal Regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve Board has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. First United's subsidiary banks are all rated "satisfactory" for CRA purposes.

     On January 19, 1989, the Federal Reserve Board issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-basked capital standards through the end of 1992, at which time the standards became fully effective. First United's year end 1996 Tier 1 ratio of 16.61% and Total capital ratio of 9.75% exceeds the current minimum regulatory requirements of 4.00% and 6.00% respectively.

     The table below illustrates all of the capital requirements applicable to First United and its subsidiaries.

                   REGULATORY COMPARISON OF CAPITAL RATIOS(1)

                                                                               REGULATORY
                                                              FIRST UNITED    REQUIREMENTS
                                                              ------------    ------------
SEPTEMBER 30, 1997
  Total Capital/Total Assets................................     10.69%          6.00%
  Primary Capital/Total Assets..............................     10.69%          5.50%
  Total Risk-Based Capital..................................     17.78%          8.00%
  Tier 1 Capital............................................     16.53%          4.00%
  Leverage Ratio............................................      9.44%          3.00%

---------------

(1) Excludes unrealized gains and losses on securities available-for-sale.

     First United's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Subsidiary Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. As of December 31, 1996 First United's Subsidiary Banks had available for payment of dividends without regulatory approval, approximately $16,508,000 of undistributed earnings plus the net income earned in 1997. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     First United's executive offices are located in the offices of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas 71730.

EMPLOYEES

     As of December 31, 1996, First United and its Subsidiary Banks (adjusted to include employees of Fredonia State Bank) had approximately 762 full-time equivalent employees.

DESCRIPTION OF FIRST UNITED COMMON STOCK

     The following summary of the terms of First United Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and First United's Articles of Incorporation. First United's Articles of Incorporation authorizes the issuance of 24,000,000 shares of Common Stock,
$1.00 par value. As of             , 1997 there were           fully paid and
non-assessable shares of First United Common Stock issued and outstanding.

     Each share of First United Common Stock is entitled to one vote on all matters to be voted on by stockholders, including the right to cumulate votes for the election of the Board of Directors, and to dividends when and if declared from time to time by the Board of Directors. There is no right of preemption associated with the First United Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of First United available for distribution to the holders of Common Stock. The transfer agent for First United Common Stock is First National Bank of El Dorado, El Dorado, Arkansas. First United Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "UNTD."

RESALE OF FIRST UNITED COMMON STOCK

     The First United Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any Citizens stockholder who may be deemed to be an "affiliate" of Citizens for purposes of Rule 145 under the Securities Act. At Closing, each such stockholder will enter into an agreement with First United providing that such affiliate will not transfer any First United Common Stock received in the merger except in compliance with the Securities Act and will not sell or otherwise transfer such Common Stock (or any interest therein) until financial results of First United and its subsidiaries (including Citizens) for at least 30 days of combined operations are published. This restriction is expected to
expire by             , 1998. See also "Citizens National Bancshares of Hope,
Inc. -- Resulting Ownership in First United".

                   CITIZENS NATIONAL BANCSHARES OF HOPE, INC.

DESCRIPTION OF BUSINESS

     Citizens is an Arkansas multi-bank holding company which owns 100% of the Citizens National Bank of Hope, Hope, Arkansas ("CNB") and Peoples Bank & Loan Company ("Peoples"), Lewisville, Arkansas; and indirectly owns 100% of Citizens Investment Services, Inc. which is wholly owned by CNB. Citizens may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended. CNB and Peoples are community banks that offer financial products and services to commercial and consumer customers. CNB and Peoples grant commercial, installment, and real estate loans to customers principally located in the Hempstead, Miller, and Lafayette Counties of Arkansas. As of September 30, 1997, on a consolidated basis, Citizens had a total of $112,507,000 of loans outstanding, an allowance for loan losses of $1,258,000, total deposits of $224,014,000 and total stockholders' equity of $28,759,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis highlights the significant factors affecting Citizens' consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to Citizens' consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

BALANCE SHEET ANALYSIS

     Financial Condition. The total assets of Citizens increased by $15,397,000 or 6.42% between December 31, 1996 and 1995. The increase was due to growth in investment securities, federal funds sold, and loans. At September 30, 1997, assets were $262,996,000 compared to the December 31, 1996 level of $255,054,000. Citizens receives a major portion of its income from earning assets which consist of interest bearing deposits with other banks, federal funds sold, investment securities, and loans. See Tables 1 and 2 for an analysis of the average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 1996 and 1995.

     Citizens' loan portfolio represents a large component of the earning asset base and has a large impact on income from earning assets. The markets in which Citizens operates are dependent upon the small to medium size businesses and real estate loans. As the economy of this market has improved over the past several years, there has been an increase in loan volume, deposits, and investment securities.

     Inherent in Citizens' loan portfolio is credit risk. Citizens maintains an allowance for loan losses which is evaluated for adequacy by management. Management's methodology to determine the adequacy of the allowance considers review of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Tables 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

     Investment securities are another large component of the earning asset base. The average volume of investment securities gradually increased during the nine months ended September 30, 1997, and the years ended December 31, 1996 and 1995. See Tables 3 and 4 for details concerning the composition and maturity ranges of the investment portfolio.

     Deposits, the primary source of funding earning assets, increased by $18,901,000 or 9.40% between December 31, 1995 and December 31, 1996. The majority of this increase was in the certificate of deposits greater than $100,000 category reflecting the increase in market interest rates for such deposits. See Table 10 for a maturity analysis of certificates of deposits in excess of $100,000 as of December 31, 1996.

     During the period between December 31, 1995 and December 31, 1996, Citizens increased the level of borrowings from the Federal Home Loan Bank in order to provide funds for the increase in loan growth.

     Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of an institution to fund the needs of its borrowers, depositors, and creditors. Based on the maturity structure and anticipated loan and deposit funding requirements, Citizens anticipates that its liquidity requirements will be met in the foreseeable future. Citizens' management is of the opinion that the traditional funding sources of maturing loans and investment securities, federal funds, the base of core deposits, the borrowing lines of credit with the Federal Home Loan Bank and the Arkansas Bankers' Bank will be adequate to provide liquidity needs. See Tables 4, 6, and 10 for additional information on certain investment, loan and time deposit maturities.

     Capital. The Federal Reserve Board requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At September 30, 1997, Citizens' Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 12 for additional information concerning Citizens' capital ratios.

EARNINGS ANALYSIS

     Net income for the first nine months of 1997 was approximately $2,653,000 , an increase of $189,000 or 7.67% over the same period in 1996. The increase was due primarily to a $244,000 or 3.81% increase in net interest income and a $272,000, or a 37.11% increase in other operating income. For the years ended December 31, 1996, 1995, and 1994, net income was approximately $3,334,000, $2,824,000, and $2,624,000, respectively. The annualized return on average assets and return on average equity for the first nine months of 1997 was 1.35% and 12.90%, respectively, compared to 1.34% and 12.83% for the first nine months of 1996. For the years ended December 31, 1996, 1995, and 1994, the return on average assets was 1.34%, 1.33%, and 1.29%, respectively, while the return on average equity was 13.03%, 12.20%, and 12.31%, respectively.

     The primary components of total income and expense which affect net income are net interest income, provision for loan losses, noninterest income, noninterest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. Net interest income for the first nine months of 1997 was $6,649,000, a 3.81% increase over the same period in 1996. The reason for the increase was due to the increase of $12,401,000 in investment securities during the period from December 31, 1996 to September 30, 1997. Interest on investment securities for the nine months ended September 30, 1997 increased by $811,000 or 14.40% compared to the corresponding period of 1996. Interest expense for the nine months ended September 30, 1997 increased by $515,000 or 6.97% compared to the corresponding period of 1996. As a percentage of total assets at September 30, 1997, net loans totaled 42.3% while investment securities were 50.72%.

     For the years ended December 31, 1996, 1995, and 1994, net interest income was $8,538,000, $7,186,000, and $6,830,000, respectively. The increase during 1996 compared to 1995 was due primarily to the increase in the net yield on interest earning assets. See Tables 1 and 2 for more detailed information regarding rate and volume factors which affected net interest income during the three-year period ended December 31, 1996.

     Provision for Loan Losses. For the first nine months of 1997 Citizens provided $375,000 for loan losses compared to $105,000 for the comparable period in 1996. The provision for loan losses was $201,000, $60,000, and -0- for the years ended December 31, 1996, 1995, and 1994.

     Net charge-offs (recoveries) on loans were $190,000 in 1996, $101,000 in 1995 and (15,000) in 1994. For the nine months ended September 30, 1997, net charge-offs totaled $354,000. The allowance for loan losses was $1,258,000 or 1.12% of loans at September 30, 1997, compared to $1,237,000 or 1.09% at December 31, 1996, and $1,226,000 or 1.11% at December 31, 1995. See Tables 7,
8, and 9 for more information regarding loan quality and the allowance for loan losses.

     Other Operating Income. Total other operating income for the nine months ended September 30, 1997 and 1996 was $1,005,000 and $733,000, respectively. There was an increase in 1997 of $33,000 in service charge income compared to September 30, 1996. Total other operating income for the year ended December 31, 1996 was $977,000, as compared to $768,000 for 1995 and $845,000 in 1994.

     Other Operating Expense. Total other operating expense for the nine months ended September 30, 1997 and 1996 was $3,801,000 and $3,742,000, respectively.

     Total other operating expense for the year ended December 31, 1996 was $5,086,000 as compared to $4,239,000 for 1995 and $4,199,000 in 1994.

     Provision for Income Taxes. Income tax expense for the nine months ended September 30, 1997 and 1996 was $825,000 and $827,000, respectively. Income tax expense for the years ended December 31, 1996, 1995, and 1994 was $894,000, $831,000, and $852,000, respectively. Effective tax rates were 21.13%, 22.72%, and 24.51%, respectively. Note 9 or Notes to the Financial Statements provides further details of the applicable income tax expense for 1996, 1995, and 1994.

STATISTICAL DISCLOSURES

                   CITIZENS NATIONAL BANCSHARES OF HOPE, INC.
                            STATISTICAL DISCLOSURES

  TABLE 1 -- COMPARATIVE AVERAGE BALANCES -- YIELDS AND RATES ($ IN THOUSANDS)

     The table below shows the average balances of the assets and liabilities of Citizens, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last two years.

                                                   1996                           1995                           1994
                                       ----------------------------   ----------------------------   ----------------------------
                                       AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                       BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                       --------   --------   ------   --------   --------   ------   --------   --------   ------
ASSETS
Interest-earning assets:
  Loans..............................  $112,588   $10,625    9.44%    $ 96,553   $ 8,974    9.29%    $ 86,786   $ 7,365    8.49%
  Investment securities..............   120,142     7,616    6.34%     104,281     6,474    6.21%     104,658     6,053    5.78%
  Federal funds sold.................     1,685        93    5.52%         267        15    5.62%         495        21    4.24%
  Deposits in other banks............       441        38    8.62%         541        50    9.24%       1,018        75    7.37%
Total interest-earning assets........   234,856    18,372    7.82%     201,642    15,513    7.69%     192,957    13,514    7.00%
                                       --------   -------    -----    --------   -------    -----    --------   -------    -----
Noninterest-earning assets:
  Cash and due from banks............     4,894                          3,976                          4,378
  Other assets.......................     8,654                          6,814                          7,678
  Allowance for loan losses..........    (1,166)                          (892)                          (925)
                                       --------                       --------                       --------
      Total..........................  $247,238                       $211,540                       $204,088
                                       ========                       ========                       ========
LIABILITIES
Interest-bearing liabilities:
  Savings and interest-bearing
    deposits.........................  $ 43,119   $ 1,135    2.63%    $ 36,333   $ 1,005    2.77%    $ 39,383   $   954    2.42%
  Time deposits......................   148,895     8,156    5.48%     119,409     6,337    5.31%     114,634     5,174    4.51%
  Federal funds purchased............     4,481       239    5.33%      10,111       666    6.59%       5,535       255    4.61%
  Other..............................     5,859       304    5.19%       5,517       319    5.78%       5,648       300    5.31%
Total interest-bearing liabilities...   202,354     9,834    4.86%     171,370     8,327    4.86%     165,200     6,683    4.05%
                                       --------   -------    -----    --------   -------    -----    --------   -------    -----
Non-interest bearing liabilities:
  Demand deposits....................    18,244                         15,210                         15,950
  Other liabilities..................     1,053                          1,811                          1,627
  Shareholders' Equity...............    25,587                         23,149                         21,311
                                       --------                       --------                       --------
      Total..........................  $247,238                       $211,540                       $204,088
                                       ========                       ========                       ========
      Net interest-earnings..........             $ 8,538                        $ 7,186                        $ 6,831
                                                  =======                        =======                        =======
      Net yield on interest-earning
        assets.......................                        3.64%                          3.56%                          3.54%
                                                             =====                          =====                          =====

---------------

(1) The amount of federal funds purchased at December 31, 1996 was $-0-. The maximum amount of such borrowings outstanding at any month-end during 1996 was $-0-.

     Nonaccruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on nonaccrual has been included in interest income.

  TABLE 2 -- VOLUME AND YIELD/RATE VARIANCE ANALYSIS

     The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate ($ in thousands):

                                          1996 COMPARED TO 1995     1995 COMPARED TO 1994      1994 COMPARED TO 1993
                                             CHANGE DUE TO:             CHANGE DUE TO:             CHANGE DUE TO:
                                         -----------------------   ------------------------   ------------------------
                                                  YIELD/                     YIELD/                     YIELD/
                                         VOLUME    RATE     NET    VOLUME     RATE     NET    VOLUME     RATE     NET
                                         ------   ------   -----   -------   ------   -----   -------   ------   -----
Interest earned on:
  Loans................................  1,490      161    1,651      829      780    1,609      318     (126)     192
  Investment securities................    975      167    1,142      (52)     473      421      568     (602)     (34)
  Federal funds sold...................    181     (103)      78      (17)      11       (6)     (53)       5      (48)
  Deposits in other banks..............     (9)      (3)     (12)     (35)      10      (25)     (46)      (7)     (53)
      Total interest-earning assets....  2,637      222    2,859      725    1,274    1,999      787     (730)      57
                                         -----    -----    -----    -----    -----    -----    -----    -----    -----
Interest paid on:
  Savings and interest-bearing
    deposits...........................    188      (58)     130      (74)     124       50       63      (63)       0
  Time Deposits........................  1,565      254    1,819      216      947    1,163      (78)       3      (75)
  Federal funds purchased..............   (371)     (56)    (427)     211      200      411      150       63      213
  Other................................     20      (35)     (15)      (7)      26       19       72       15       87
      Total interest-bearing
        liabilities....................  1,402      105    1,507      346    1,297    1,643      208       17      225
                                         -----    -----    -----    -----    -----    -----    -----    -----    -----

     The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. The balances of nonaccrual loans and related income recognized have been included for purposes of these computations.

  TABLE 3 -- INVESTMENT PORTFOLIO

     The table below indicates carrying values of investment securities by type at year-end for each of the last three years ($ in thousands):

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1996       1995       1994
                                                              -------    -------    -------
HELD-TO-MATURITY
U.S. Treasury and U.S. Government Agencies..................        0          0     15,703
Obligations of states and political subdivisions............        0          0     10,867
Other securities............................................        0          0     13,782
          Total Held-To-Maturity Investment Securities......        0          0     40,352
AVAILABLE-FOR-SALE
U.S. Treasury and U.S. Government Agencies..................   65,609     53,246     32,454
Obligations of states and political subdivisions............   30,548     29,652     13,657
Other securities............................................   23,601     29,005     19,486
          Total debt securities.............................  119,758    111,903     65,597
Equity Securities...........................................    1,237      1,237        884
          Total Available-For-Sale Investment Securities....  120,995    113,140     66,481
          Total Securities..................................  120,995    113,140    106,833

  TABLE 4 -- MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT PORTFOLIO

     The following table details the maturities of investment securities at December 31, 1996 and the weighted average yield for each range of maturities ($ in thousands):

                             WITHIN           AFTER ONE            AFTER FIVE           AFTER             MORTGAGE
                              ONE             BUT WITHIN           BUT WITHIN            TEN               BACKED
                              YEAR    YIELD   FIVE YEARS   YIELD   TEN YEARS    YIELD   YEARS    YIELD   SECURITIES   YIELD
                             ------   -----   ----------   -----   ----------   -----   ------   -----   ----------   -----
Available-for-Sale
  U.S. Treasury and U.S.
    Government Agencies....  5,654    6.63%     26,812     6.43%     17,722     7.08%    1,746   7.16%      13,675    6.73%
  Obligations of states and
    political
    subdivisions...........  3,302    5.96%      7,250     5.31%      8,314     5.42%   11,782   5.76%
  Other securities.........    550    8.24%        855     7.24%      1,333     8.03%       16   6.46%      20,847    6.84%
      Total debt
        securities.........  9,406    6.54%     34,917     6.40%     27,369     6.65%   13,544   5.93%      34,522    6.80%
  Equity Securities........                                                              1,237   5.86%
      Total
        Available-for-Sale
        Investment
        Securities.........  9,406    6.54%     34,917     6.40%     27,369     6.65%   14,781   5.93%      34,522    6.80%


                              TOTAL    YIELD
                             -------   -----
Available-for-Sale
  U.S. Treasury and U.S.
    Government Agencies....   65,609   6.71%
  Obligations of states and
    political
    subdivisions...........   30,548   5.58%
  Other securities.........   23,601   6.95%
      Total debt
        securities.........  119,758   6.47%
  Equity Securities........    1,237   5.86%
      Total
        Available-for-Sale
        Investment
        Securities.........  120,995   6.47%

  TABLE 5 -- COMPOSITION OF THE LOAN PORTFOLIO ($ IN THOUSANDS):

                                                               1996       1995       1994
                                                              -------    -------    ------
Commercial and industrial...................................   15,595     16,992    12,525
Real estate-construction....................................    2,376      1,814     2,297
Real estate-residential.....................................   38,206     35,488    29,514
Real estate-commercial......................................   37,165     35,841    31,511
Consumer loans..............................................   22,457     21,828    18,421
          Total loans.......................................  115,799    111,893    94,268

  TABLE 6 -- LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES ($ IN THOUSANDS):

                                                                  MATURING
                                                  ----------------------------------------
                                                                   ONE YEAR
                                                   WITHIN ONE      THROUGH        AFTER
                                                  YEAR OR LESS    FIVE YEARS    FIVE YEARS     TOTAL
                                                  ------------    ----------    ----------    -------
Fixed Rate Loans................................     57,327         35,421        2,711        95,459
Variable Rate Loans.............................      8,382         11,958            0        20,340
          Total loans...........................     65,709         47,379        2,711       115,799

                                                     REPRICING FOR VARIABLE RATE LOANS
                                                  ----------------------------------------
                                                                   ONE YEAR
                                                   WITHIN ONE      THROUGH        AFTER
                                                  YEAR OR LESS    FIVE YEARS    FIVE YEARS     TOTAL
                                                  ------------    ----------    ----------    -------
Variable Rate Loans.............................     20,340              0            0        20,340

  TABLE 7 -- NONPERFORMING LOANS AND PAST DUE LOANS

     The table below shows Citizens nonperforming loans and past due loans at the end of each of the last two years ($ in thousands):

                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1993           1996           1995           1994           1992
                                 ------------   ------------   ------------   ------------   ------------
Loans on nonaccrual or
  restructured.................      448             63            223            322            303
Accruing loans past due 90 days
  or more......................      468            178             75            253            114
          Total Nonperforming
            loans..............      916            241            298            575            417

     If interest on nonaccrual loans had been accrued for 1996, such income would not have been material. The interest which was included in earnings for 1996 for nonaccrual loans is immaterial.

     At December 31, 1996, Citizens had no loan concentrations greater than ten percent (10%) of total loans except as shown in Table 5.

     Citizens does not accrue interest on any loan for which payment of interest or principal is not expected, on any loan which is seriously delinquent unless the obligation is both well secured and in the process of collection, or on any loan that is maintained on a cash basis due to deterioration in the financial condition of the borrower. Management considers a debt to be "well secured" if it is secured by collateral in the form of liens on or pledges of real or personal property that have a realizable value sufficient to discharge the debt in full or by the guaranty of a financially responsible party. A debt is considered to be "in process of collection" if, based on a probable specific event, it is expected that the loan will be repaid or brought current. At December 31, 1996, Citizens has no loans which are not included in the nonperforming or past due categories above about which management has serious doubts as to their collectibility.

  TABLE 8 -- ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The table below summarizes Citizens' loan loss experience for each of the last two years ($ in thousands):

                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1996           1995           1994           1993           1992
                                 ------------   ------------   ------------   ------------   ------------
Amount of loan loss reserve at
  beginning of period..........     1,226            919            904            885            818
Loans charged off:
  Real estate..................       (53)            (1)            (8)            (6)           (43)
  Commercial...................      (213)          (146)           (18)           (51)           (77)
                                    -----           ----          -----           ----           ----
          Total charge-offs....      (266)          (147)           (26)           (57)          (120)
Recoveries on loans previously
  charged-off:
  Real estate..................        19              7              4              4              5
  Commercial...................        57             39             37             25             72
                                    -----           ----          -----           ----           ----
          Total recoveries.....        76             46             41             29             77
Net charge-offs................      (190)          (101)            15            (28)           (43)
Additions to allowance charged
  to operating expense.........       201             60              0             47            110
Increase in allowance due to
  Peoples acquisition..........        --            348             --             --             --
Amount of loan loss reserve at
  end of period................     1,237          1,226            919            904            885
Percentage of net charge-offs
  during period to average
  loans outstanding during the
  period.......................     0.18%          0.10%          (0.02)%        0.03%          0.06%

---------------

(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.

  TABLE 9 -- ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The following table is a summary by allocation category of Citizens' allowance for loan losses ($ in thousands):

                                  % LOANS               % LOANS               % LOANS               % LOANS               % LOANS
                       DEC. 31,   IN EACH    DEC. 31,   IN EACH    DEC. 31,   IN EACH    DEC. 31,   IN EACH    DEC. 31,   IN EACH
                         1996     CATEGORY     1995     CATEGORY     1994     CATEGORY     1993     CATEGORY     1992     CATEGORY
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Commercial, financial
  and agricultural...     210       17%         184       15%        119        13%        118        13%        106        12%
Real estate..........     841       68%         821       67%        625        68%        614        68%        620        70%
Consumer.............     186       15%         221       18%        175        19%        172        19%        159        18%
                        1,237                 1,226                  919                   904                   885

  TABLE 10 -- TIME DEPOSITS OF $100,000 OR MORE

     The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1996 ($ in thousands):

3 months or less............................................  25,089
Over 3 months through 6 months..............................  15,272
Over 6 months through 12 months.............................  11,868
Over 12 months..............................................  11,926
                                                              64,155

  TABLE 11 -- RETURN ON EQUITY AND ASSETS

     The following table shows operating and equity ratios of Citizens for each of the last two years:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
Return on assets............................................   1.34%     1.33%     1.29%
Return on equity............................................  13.03%    12.20%    12.31%
Dividend payout ratio.......................................  28.41%    31.77%    33.59%
Equity to assets ratio......................................  10.83%    10.61%    10.38%

  TABLE 12 -- COMPARISON OF CAPITAL RATIOS WITH REGULATORY REQUIREMENTS(1)

                                                                           REGULATORY
                                                              CITIZENS    REQUIREMENTS
                                                              --------    ------------
SEPTEMBER 30, 1997
Total Capital/Total Assets..................................   10.66%        6.00%
Primary Capital/Total Assets................................   11.14%        5.50%
Total Risk-Based Capital....................................   10.83%        8.00%
Tier 1 Capital..............................................   10.35%        4.00%
Leverage Ratio..............................................   10.34%        3.00%

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of Citizens will be dissolved and positions held by executive officers of Citizens will no longer exist upon consummation of the Merger. The present directors and executive officers of Citizens subsidiaries are expected to remain in their respective position of CNB and Peoples. Upon consummation of the Merger, James V. Kelley, First United's Chairman of the Board, President and Chief Executive Officer will be elected to the board of directors of CNB. Al Graves, Jr., who is presently a director of Citizens, is expected to be nominated to be on the Board of Directors of First United after consummation of the Merger. The directors and executive officers of Citizens and its subsidiaries are set forth below:

                   DIRECTORS OF CITIZENS AND ITS SUBSIDIARIES

                                                                                           CITIZENS SHARES
                                                                                      BENEFICIALLY OWNED AS OF
                                                                                         SEPTEMBER 30, 1997
                               DIRECTOR              PRINCIPAL OCCUPATION               AND PERCENT OF CLASS
       DIRECTORS         AGE   SINCE(1)                 & DIRECTORSHIP                     IF MORE THAN 1%
       ---------         ---   --------              --------------------             -------------------------
Albert Graves..........  87      1981     Director of Citizens and CNB, Chairman
                                          Board of Directors of Citizens and CNB;
                                            Attorney                                    111,022      (22.3%)
Mitchell LaGrone.......  65      1981     Director of Citizens and CNB,
                                          Vice-Chairman Board of Directors of
                                            Citizens and CNB; Investments                 8,430       (1.7%)
Rodney Bobo............  48      1986     Director of Citizens and CNB; President
                                            General Farm Services                         1,603
John M. Cox............  62      1981     Director of Citizens and CNB; President of
                                          Cox Bros. Foundry                               2,683
George Frazier.........  79      1981     Director of Citizens and CNB; President of
                                            Frazier Ins. Co.                              1,633
Al Graves, Jr..........  61      1981     Director of Citizens and CNB; Attorney         16,384       (3.29%)
John R. Graves.........  56      1981     Director, CEO & President of Citizens and
                                            CNB; Director of Peoples                     61,855      (12.42%)
Jim Hart...............  56      1981     Director of Citizens and CNB; President of
                                            Meyers Bakeries                               1,183
Henry Haynes...........  87      1981     Director of Citizens and CNB; Retired           8,000       (1.64%)
Louis C. Jordan........  50      1988     Director, Exec. Vice-Pres. of CNB               1,000
Hillman Koen...........  69      1981     Director of Citizens and CNB; President of
                                            Koen Farms                                    3,665
Ned Ray Purtle.........  61      1981     Director of Citizens and CNB; Cattleman,
                                            Investments                                   1,390
Dennis Ramsey..........  49      1988     Director of Citizens, CNB and Peoples;
                                          Exec. Vice-President of Citizens                1,050
William R. Routon......  73      1981     Director of Citizens and CNB; Timber,
                                            Investments                                   5,725       (1.15%)
Phil Alford, Jr........  75      1986     Director and Chairman of Peoples;
                                          Cattleman                                           0
Charles Black..........  46      1990     Director, Chief Executive Officer and
                                          President of Peoples                                0
O. M. Covington........  57      1983     Director of Peoples; Owner of Tim's
                                          Grocery, Lewisville, AR and Covington
                                            Grocery, Benton, LA                               0
Wilma Wilbanks.........  75      1980     Director of Peoples; Retired                        0
Bruce Burton...........  42      1995     Director of Peoples; Forester; Partnership
                                            Triplett Timber and Realty, Inc.                  0

                                                                                           CITIZENS SHARES
                                                                                      BENEFICIALLY OWNED AS OF
                                                                                         SEPTEMBER 30, 1997
                               DIRECTOR              PRINCIPAL OCCUPATION               AND PERCENT OF CLASS
       DIRECTORS         AGE   SINCE(1)                 & DIRECTORSHIP                     IF MORE THAN 1%
       ---------         ---   --------              --------------------             -------------------------
Kathy Struckman........  48               Officer, Sr. Vice-Pres. of CNB
                                          Vice-President of Citizens                      1,300
J. S. Tate, Sr.........  56               Officer, Sr. Vice-Pres. of CNB                  2,500

---------------

(1) This column represents the year in which the directorship commenced. If a person serves as director for both Citizens and one or both of its subsidiaries, the year disclosed reflects the date the directorship in Citizens commenced.

     During 1996, the Board of Directors of Citizens held twelve (12) regularly scheduled meetings and all incumbent directors then in office attended more than seventy-five percent of the meetings except one director who had four (4) absences. Two (2) other directors were absent twice. The Board of Directors has an Executive Committee, Investment Committee, Loan Review Committee, Audit Committee, and CRA Committee.

TRANSACTIONS AND MANAGEMENT

     Directors and executive officers of Citizens, their associates and members of immediate families were customers of and had transactions including loans and commitments to borrow from Citizens' subsidiaries in the ordinary course of business during 1996. All such loans and commitments were made by Citizens' subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On September 30, 1997, the aggregate of these related party loans was approximately $4,689,000 or approximately 4.17% of total loans outstanding of the subsidiaries.

PRINCIPAL STOCKHOLDERS OF CITIZENS

     All persons who as of September 30, 1997, owned of record or beneficially more than five (5%) of the Citizens Common Stock and the number of shares owned beneficially by each of them are reflected in the foregoing table.

                                                                 CITIZENS COMMON STOCK
                                                                 BENEFICIALLY OWNED ON
                                                                   SEPTEMBER 30, 1997
                                                              ----------------------------
                            NAME                              SHARES      PERCENT OF CLASS
                            ----                              -------     ----------------
Albert Graves...............................................  111,022            22.3%
Graves Family Partnership, an Arkansas General
  Partnership...............................................   25,000            5.02%
John Robert Graves..........................................   61,855(1)        12.42%

---------------

(1) Includes 25,000 shares owned by the Graves Family Partnership, which shares are voted by John Robert Graves.

     All directors and executive officers of Citizens and members of their immediate families and associates as of September 30, 1997 owned 233,200 shares or 47% of the outstanding shares of Citizens Common Stock. John Robert Graves also owns 15,000 shares of First United common stock. No other director or officer of Citizens owns any other shares. Neither First United nor any of its subsidiaries nor any director or executive officer of First United owns any shares of Citizens common stock.

RESULTING OWNERSHIP IN FIRST UNITED

     No stockholder of Citizens will own five percent (5%) or more of First United's outstanding common stock subsequent to the Merger.

COMPETITION

     Citizens competes actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which Citizens is a party.

OFFICES

     Citizens' executive offices are located at 200 South Elm Street, Hope, Arkansas 71801.

EMPLOYEES

     As of December 31, 1996, Citizens had 88 employees, all of whom are located in Hope, Lewisville and Texarkana, Arkansas.

DESCRIPTION OF CITIZENS STOCK

     Citizens has one class of common stock issued and outstanding. As of September 30, 1997, Citizens had 1,000,000 shares of authorized common stock, $2.00 par value, and 497,860 shares outstanding with 2,140 shares held in treasury. Currently, approximately 220 stockholders own shares of the common stock of Citizens.

                                                                 DIVIDENDS PAID PER SHARE
                                                              ------------------------------
                                                              1994     1995    1996    1997
                                                              -----    -----   -----   -----
Common Stock................................................  $1.76(1) $1.80   $1.90   $1.64

---------------

(1) On May 17, 1994, there was a five (5) for two (2) stock split. The 1994 data has been restated to reflect the stock split

COMPARISON OF RIGHTS OF HOLDERS OF CITIZENS COMMON STOCK AND FIRST UNITED COMMON STOCK

     Citizens is a corporation organized and existing under the laws of the State of Arkansas including the Arkansas Business Corporation Act of 1965. First United is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1987 ("1987 Act"). Holders of Citizens common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of First United Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of Citizens, and the rights of security holders of First United, see "Election by Citizens Stockholders under the 1987 Act -- Result of Election."

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Citizens common stock may authorize the Merger pursuant to the 1965 Act. First United's Articles of Incorporation requires approval by two-thirds of all shares issued and outstanding that are entitled to vote for all mergers requiring the approval of First United Shareholders.

     Both the holders of Citizens common stock and the holders of First United Common Stock are entitled to cumulative voting in the election of directors. Pursuant to First United's By-Laws, the number of directors of the corporation may not be less than five nor more than twenty-five. The Citizens By-Laws require that the number of directors may not be less than five nor more than twenty-five. Neither holders of Citizens common stock nor holders of First United Common Stock have preemptive rights with respect to issuance of additional securities.

     Both Citizens and First United have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers and directors with respect to liabilities incurred by them in their conduct of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law.

     First United's Articles of Incorporation contain a paragraph that may have the effect of operating as an anti-takeover provision. Paragraph SEVENTH contains a super-majority voting requirement of two-thirds ( 2/3) of all shares issued and outstanding that are entitled to vote for approval of (1) a merger or share exchange with another corporation unless such merger or share exchange can be effected under the authority of state law without shareholder approval, (2) a transaction to sell, exchange, lease or otherwise dispose of all, or substantially all, of the corporation's assets and property except where accomplished in the usual and regular course of business, (3) a transaction effecting a dissolution or liquidation of the corporation, or (4) any amendment of the Articles of Incorporation. The Citizens Articles of Incorporation do not contain a like provision, but the 1965 Act requires the affirmative vote of the holders of at least two-thirds of the outstanding shares to approve a merger.

                           LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the First United Common Stock to be issued after the Merger has been consummated by and between First United and Citizens will be passed upon for First United by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., 320 West Capitol Avenue, Suite 1000, Little Rock, Arkansas 72201. Certain tax matters relating to the Merger will be passed upon by Friday, Eldredge & Clark, 400 West Capitol Avenue, Suite 2000, Little Rock, Arkansas 72201-3493.

EXPERTS

     The consolidated financial statements of First United and the supplemental post-pooled financial statements of First United as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants as set forth in their reports. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of said firm as an expert in accounting and auditing in giving said reports.

     The consolidated financial statements of Citizen's National Bancshares, Inc. as of December 31, 1995 and 1996 and for each of the years in the three year period ended December 31, 1996 included in this Registration Statement have been included herein in reliance upon the report of Moore Stephens Frost, independent certified public accountants, given upon their authority as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of First United or Citizens does not intend to present, and has not been informed that another person intends to present, any matter for action at the special meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

              INDEX TO CITIZENS CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements
  Independent Auditor's Report..............................  F-2
  Consolidated Balance Sheets -- December 31, 1996 and 1995
     (Audited) and September 30, 1997 (Unaudited)...........  F-3
  Consolidated Statements of Income -- Years ended December
     31, 1996, 1995 and 1994 (Audited) and Nine Months Ended
     September 30, 1997 and 1996 (Unaudited)................  F-4
  Consolidated Statements of Stockholders' Equity -- Years
     ended December 31, 1996, 1995 and 1994 (Audited) and
     Nine Months Ended September 30, 1997 (Unaudited).......  F-5
  Consolidated Statements of Cash Flows -- Years ended
     December 31, 1996, 1995 and 1994 (Audited) and Nine
     Months Ended September 30, 1997 and 1996 (Unaudited)...  F-6
  Notes to Financial Statements.............................  F-7

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Citizens National Bancshares, Inc.
Hope, Arkansas

     We have audited the accompanying consolidated balance sheets of Citizens National Bancshares, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Bancshares' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens National Bancshares, Inc. as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            Moore Stephens Frost

                                                /s/ MOORE STEPHENS FROST
                                            ------------------------------------
                                            Certified Public Accountants

Little Rock, Arkansas
January 10, 1997

                       CITIZENS NATIONAL BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                           --------------------    SEPTEMBER 30,
                                                             1995        1996          1997
                                                           --------    --------    -------------
                                                                                    (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
Cash and due from banks..................................  $  5,157    $  4,683      $  6,830
Interest-bearing deposits................................       574         630           536
Investment securities....................................   113,140     120,995       133,396
Federal funds sold.......................................     3,360       6,830         1,740
Trading account securities...............................        91          91            --
Loans, net...............................................   108,796     112,628       111,249
Bank premises and equipment, net.........................     4,029       4,427         4,237
Other....................................................     4,510       4,770         5,008
                                                           --------    --------      --------
          Total assets...................................  $239,657    $255,054      $262,996
                                                           ========    ========      ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand -- non-interest bearing.........................  $ 19,049    $ 19,765      $ 25,637
  Savings and time deposits..............................   181,923     200,108       198,377
                                                           --------    --------      --------
Total deposits...........................................   200,972     219,873       224,014
Note payable.............................................       125         100           150
Federal funds purchased and securities sold under
  repurchase agreements..................................     6,755          70           695
Other liabilities for borrowed money.....................     4,675       5,791         6,121
Accrued expenses and other liabilities...................     2,926       2,834         3,257
                                                           --------    --------      --------
          Total liabilities..............................   215,453     228,668       234,237
                                                           --------    --------      --------
Stockholders' equity
  Common stock; par value, $2.00 per share; authorized
     and issued, 500,000 shares..........................     1,000       1,000         1,000
  Additional paid-in capital.............................    10,873      10,882        10,882
  Retained earnings......................................    12,035      14,421        16,257
  Unrealized appreciation on investment securities.......       371         182           731
                                                           --------    --------      --------
                                                             24,279      26,485        28,870
  Treasury stock, at cost, 1,660 and 1,940 shares at
     December 1995 and 1996 and 2,140 shares at September
     30, 1997, respectively..............................       (75)        (99)         (111)
                                                           --------    --------      --------
          Total stockholders' equity.....................    24,204      26,386        28,759
                                                           --------    --------      --------
          Total liabilities and stockholders' equity.....  $239,657    $255,054      $262,996
                                                           ========    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CITIZENS NATIONAL BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income
  Interest and fees on loans............   $ 7,365    $ 8,974    $10,625    $ 8,070    $ 8,043
  Federal funds sold....................        21         15         93         66         46
  Investment securities:
     United States treasury
       securities.......................       770        725        561        435        304
     Government agencies................     1,864      2,195      3,456      2,440      3,662
     State and political subdivisions...     1,206      1,468      1,625      1,209      1,273
     Other securities...................     2,213      2,086      1,974      1,548      1,204
  Deposits in other banks...............        75         50         38         29         24
                                           -------    -------    -------    -------    -------
          Total interest income.........    13,514     15,513     18,372     13,797     14,556
                                           -------    -------    -------    -------    -------
Interest expense
  Deposits..............................     6,129      7,342      9,291      6,877      7,322
  Federal funds purchased...............       255        666        239        181        184
  Interest on borrowed funds............       300        319        304        334        401
                                           -------    -------    -------    -------    -------
          Total interest expense........     6,684      8,327      9,834      7,392      7,907
                                           -------    -------    -------    -------    -------
Net interest income.....................     6,830      7,186      8,538      6,405      6,649
  Provision for loan losses.............        --        (60)      (201)      (105)      (375)
                                           -------    -------    -------    -------    -------
Net interest income after provision for
  loan losses...........................     6,830      7,126      8,337      6,300      6,274
                                           -------    -------    -------    -------    -------
Other operating income
  Service charges on deposit accounts...       423        527        646        479        512
  Other service charges and fees........       195        180        212        100         81
  Securities gains (losses).............        68        (45)        53         22        183
  Trading profits and interest..........        10         41         10          3         26
  Other income..........................       149         65         56        129        203
                                           -------    -------    -------    -------    -------
          Total other income............       845        768        977        733      1,005
                                           -------    -------    -------    -------    -------
Other expenses
  Salaries and employee benefits........     2,379      2,427      2,999      2,135      2,215
  Net occupancy and equipment...........       579        563        690        541        660
  Other.................................     1,241      1,249      1,397      1,066        926
                                           -------    -------    -------    -------    -------
          Total other operating
            expenses....................     4,199      4,239      5,086      3,742      3,801
                                           -------    -------    -------    -------    -------
Income before income taxes..............     3,476      3,655      4,228      3,291      3,478
Income taxes............................       852        831        894        827        825
                                           -------    -------    -------    -------    -------
Net income..............................   $ 2,624    $ 2,824    $ 3,334    $ 2,464    $ 2,653
                                           =======    =======    =======    =======    =======
Earnings per common share...............   $  5.27    $  5.67    $  6.69    $  4.94    $  5.33
                                           =======    =======    =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       CITIZENS NATIONAL BANCSHARES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                     UNREALIZED
                                                                                    APPRECIATION
                                                           ADDITIONAL              (DEPRECIATION)
                                                  COMMON    PAID-IN     RETAINED   ON INVESTMENT    TREASURY
                                                  STOCK     CAPITAL     EARNINGS     SECURITIES      STOCK      TOTAL
                                                  ------   ----------   --------   --------------   --------   -------
                                                                         (DOLLARS IN THOUSANDS)
Balance -- January 1, 1994......................  $1,000    $10,836     $ 8,365        $    --       $ (50)    $20,151
  Effect of change in accounting method for
    investment securities.......................     --          --          --            493          --         493
  Purchased 1,670 shares of treasury stock......     --          --          --             --        (118)       (118)
  Sold 1,700 shares of treasury stock...........     --          29          --             --          87         116
  Net income....................................     --          --       2,624             --          --       2,624
  Dividends.....................................     --          --        (881)            --          --        (881)
  Change in unrealized appreciation
    (depreciation) on investment securities.....     --          --          --         (1,418)         --      (1,418)
                                                  ------    -------     -------        -------       -----     -------
Balance -- December 31, 1994....................  1,000      10,865      10,108           (925)        (81)     20,967
  Unrealized depreciation on securities
    transferred from held-to-maturity to
    available-for-sale..........................     --          --          --            (41)         --         (41)
  Purchased 2,220 shares of treasury stock......     --          --          --             --        (100)       (100)
  Sold 2,500 shares of treasury stock...........     --           8          --             --         106         114
  Net income....................................     --          --       2,824             --          --       2,824
  Dividends.....................................     --          --        (897)            --          --        (897)
  Change in unrealized appreciation
    (depreciation) on investment securities.....     --          --          --          1,337          --       1,337
                                                  ------    -------     -------        -------       -----     -------
Balance -- December 31, 1995....................  1,000      10,873      12,035            371         (75)     24,204
  Purchased 2,180 shares of treasury stock......     --          --          --             --        (111)       (111)
  Sold 1,900 shares of treasury stock...........     --           9          --             --          87          96
  Net income....................................     --          --       3,334             --          --       3,334
  Dividends.....................................     --          --        (948)            --          --        (948)
  Change in unrealized appreciation
    (depreciation) on investment securities.....     --          --          --           (189)         --        (189)
                                                  ------    -------     -------        -------       -----     -------
  Balance -- December 31, 1996..................  1,000      10,882      14,421            182         (99)     26,386
  Purchased 300 shares of treasury stock........     --          --          --             --         (16)        (16)
  Sold 100 shares of treasury stock.............     --          --          --             --           4           4
  Net income....................................     --          --       2,653             --          --       2,653
  Dividends.....................................     --          --        (817)            --          --        (817)
  Change in unrealized appreciation
    (depreciation) on investment securities.....     --          --          --            549          --         549
                                                  ------    -------     -------        -------       -----     -------
Balance -- September 30, 1997 (unaudited).......  $1,000    $10,882     $16,257        $   731       $(111)    $28,759
                                                  ======    =======     =======        =======       =====     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       CITIZENS NATIONAL BANCSHARES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                               -----------------------------     -------------------
                                                                 1994      1995       1996         1996       1997
                                                               --------   -------   --------     --------   --------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income................................................   $  2,624   $ 2,824   $  3,334     $  2,462   $  2,653
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Provision for loan losses and losses on other real
      estate................................................        411        60        201          105        375
    Depreciation and amortization...........................         52       332        387          290        425
    Change in valuation reserve on trading securities.......         20       (20)        --           --         --
    (Gain) loss on sale of securities.......................        (97)       45         28           20         10
    Gain on sale of premises and equipment..................         (4)       (1)        --           --         --
    (Gain) loss on sale of other real estate................        (66)       15         --           --         --
    Net change in trading account securities................        549       390         --           31         91
    Change in other assets..................................       (545)     (579)      (297)        (170)      (313)
    Change in accrued expenses and other liabilities........        (12)      906        (92)        (458)       423
                                                               --------   -------   --------     --------   --------
      Net cash provided (used) by operating activities......      2,932     3,972      3,561        2,280      3,664
                                                               --------   -------   --------     --------   --------
Cash flows from investing activities:
  Proceeds from sales of trading and investment
    securities..............................................     42,608    24,915     47,350       25,091     41,963
  Purchases of trading and investment securities............    (56,861)  (21,310)   (55,395)     (37,426)   (53,825)
  Increase in loans.........................................     (8,409)   (5,661)    (4,032)      (6,205)     1,004
  Acquisition of Peoples Bancshares, Inc....................         --    (3,803)        --           --         --
  Proceeds from sales of property, plant and equipment......         45         2          5            5         --
  Purchases of property, plant and equipment................       (128)     (231)      (781)        (697)      (160)
  Proceeds from sales of other real estate..................        326       420         --           --         --
  (Increase) decrease in interest-bearing deposits..........        769       205        (56)      (1,596)        94
  Change in Federal funds sold..............................      5,930     2,415     (3,470)       2,155      5,090
                                                               --------   -------   --------     --------   --------
      Net cash provided (used) by investing activities......    (15,720)   (3,048)   (16,379)     (18,673)    (5,834)
                                                               --------   -------   --------     --------   --------
Cash flows from financing activities:
  Change in deposits........................................       (179)    8,619     18,901       11,945      4,141
  Change in Federal funds purchased and securities sold
    under repurchase agreements.............................     14,985    (8,398)    (6,685)       4,993        625
  Change in other liabilities for borrowed money............     (1,346)     (521)     1,116        2,269        330
  Proceeds from note payable................................         --       125         --           --         50
  Payments on note payable..................................         --        --        (25)         (25)        --
  Dividends paid............................................       (881)     (897)      (948)        (550)      (817)
  Proceeds from sale of treasury stock......................        116       114         96           55          4
  Purchase of treasury stock................................       (118)     (100)      (111)         (43)       (16)
                                                               --------   -------   --------     --------   --------
      Net cash provided (used) by financing activities......     12,577    (1,058)    12,344       18,644      4,317
                                                               --------   -------   --------     --------   --------
Cash obtained in Peoples Bancshares, Inc. acquisition.......         --     1,150         --           --         --
                                                               --------   -------   --------     --------   --------
Net increase (decrease) in cash and cash equivalents........       (211)    1,016       (474)       2,251      2,147
Cash and cash equivalents -- beginning of period............      4,352     4,141      5,157        5,157      4,683
                                                               --------   -------   --------     --------   --------
Cash and cash equivalents -- end of period..................   $  4,141   $ 5,157   $  4,683     $  7,408   $  6,830
                                                               ========   =======   ========     ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CITIZENS NATIONAL BANCSHARES, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Citizens National Bancshares, Inc. ("Bancshares") conform with generally accepted accounting principles and practices within the banking industry. The financial statements for the nine months ended September 30, 1997 and 1996 are unaudited and, in the opinion of management, include all adjustments necessary (which consist of only normal recurring adjustments) for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The financial position and results of operations of the interim periods are not necessarily indicative of the financial position and results of operations that may be obtained for a full fiscal year.

     The policies that materially affect financial position and the results of operations are summarized as follows:

          a. Basis of presentation -- The consolidated financial statements include the accounts of Bancshares and its wholly owned subsidiaries, Citizens National Bank of Hope and Peoples Bancshares, Inc. and its wholly owned subsidiary Peoples Bank and Loan of Lewisville (the "Banks"). As discussed in Note 11, effective December 1, 1995, Bancshares acquired all the outstanding stock of Peoples Bancshares, Inc., the parent holding company of Peoples Bank and Loan Company ("Peoples Bank") in a business combination which was accounted for as a purchase transaction. Accordingly, the operations of Peoples subsequent to the date of acquisition are included in the operations of Bancshares for the years ended December 31, 1995 and 1996. All material intercompany accounts and transactions have been eliminated in consolidation.

          b. Nature of operations -- Citizens National Bank of Hope operates under a national bank charter and Peoples Bank and Loan of Lewisville operates under a state charter. The Banks are subject to the regulations of the Office of the Comptroller of the Currency or the State Banking Commission and the Federal Deposit Insurance Corporation. The Banks provide full banking services, including trust services, to an area located in the southwest region of Arkansas.

          c. Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          d. Cash and cash equivalents -- For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

          e. Investments securities -- Debt and equity securities are classified into three categories: securities held as trading securities, securities which are available-for-sale and securities being held-to-maturity. Securities classified as trading securities are reported at fair value, with realized gains and losses included in earnings. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Securities classified as held-to-maturity are reported at amortized cost.

          Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

          f. Loans -- Interest on commercial loans and real estate mortgage loans is credited to income based upon the principal amount outstanding. Interest on installment loans is credited to income based upon the interest method and upon the principal amount outstanding.

                       CITIZENS NATIONAL BANCSHARES, INC.

          g. Reserve for loan losses -- For financial reporting purposes, the reserve for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. For income tax purposes, Bancshares utilizes the direct write-off method for loan losses.

          h. Bank premises and equipment -- Bancshares premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed using the straight-line method for financial statement purposes and accelerated methods for tax purposes.

          i. Acquisition costs -- The costs associated with the Bancshares' acquisition of certain assets and liabilities of a savings and loan association are being amortized on a straight-line basis over ten years. The excess of purchase price over fair value arising from the acquisition of Peoples Bancshares, Inc. is being amortized on a straight-line basis over fifteen years.

          j. Real estate acquired through foreclosure -- Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Valuations are periodically performed by management and the real estate is carried at the lower of carrying amount of fair value less cost to sell. Gains and losses from the sale of other real estate are recorded in other income, and expenses used to maintain the properties are included as operating expenses.

          k. Income taxes -- The Company utilizes the liability method of accounting for income taxes. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statement and their related tax basis using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

          Bancshares and its subsidiaries file consolidated income tax returns. Its subsidiaries provide for income taxes on a separate return basis, and remit to Bancshares amounts determined to be currently payable.

          l. Trust department income -- Property, other than cash deposits, held by Bancshares' trust department in fiduciary or agency capacities for its customers, are not included in the accompanying financial statements, since such items are not assets of Bancshares. Trust department income has been recognized on the cash basis in accordance with customary banking practice, which does not materially affect reported net income.

          m. Pension plan -- Bancshares has defined benefit pension plans covering substantially all employees. Costs of the plans, based on actuarial computations of current and future benefits for employees, are charged to operating expenses and are funded as accrued.

                       CITIZENS NATIONAL BANCSHARES, INC.

          n. Earnings per common share -- Net income per common share is calculated based on the weighted average number of common shares outstanding during the period. Reported earnings per share amounts are based on 498,241, 498,460 and 498,525 weighted average common shares outstanding at December 31, 1994, 1995 and 1996 and 498,525 and 497,960 weighted average common shares at September 30, 1996 and 1997, respectively.

          o. Financial instruments -- In the ordinary course of business, Bancshares has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

2. INVESTMENT SECURITIES

     The amortized cost and estimated market values of investment securities classified as available-for-sale were as follows:

                                                          DECEMBER 31, 1995
                                          -------------------------------------------------
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
U.S. treasury securities..............    $ 13,629       $   76        $(162)      $ 13,543
U.S. government agencies and
  corporations........................      39,541          343         (181)        39,703
State and political subdivisions......      29,140          670         (158)        29,652
Other securities......................      30,267          282         (307)        30,242
                                          --------       ------        -----       --------
Total available-for-sale securities...    $112,577       $1,371        $(808)      $113,140
                                          ========       ======        =====       ========

                                                          DECEMBER 31, 1996
                                          -------------------------------------------------
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
U.S. treasury securities..............    $  8,135       $   39        $ (32)      $  8,142
U.S. government agencies and
  corporations........................      57,517          301         (351)        57,467
State and political subdivisions......      30,141          472          (65)        30,548
Other securities......................      24,926          245         (333)        24,838
                                          --------       ------        -----       --------
Total available-for-sale securities...    $120,719       $1,057        $(781)      $120,995
                                          ========       ======        =====       ========

                                                         SEPTEMBER 30, 1997
                                          -------------------------------------------------
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         GAINS        VALUE
                                          ---------    ----------    ----------    --------
                                                             (UNAUDITED)
U.S. treasury securities..............    $  6,644       $   27        $ (53)      $  6,618
U.S. government agencies and
  corporations........................      73,587          434         (135)        73,886
State and political subdivisions......      32,054          847          (24)        32,877
Other securities......................      20,004          187         (176)        20,015
                                          --------       ------        -----       --------
Total available-for-sale securities...    $132,289       $1,495        $(388)      $133,396
                                          ========       ======        =====       ========

                       CITIZENS NATIONAL BANCSHARES, INC.

The amortized cost and estimated market value by contractual maturity of investment securities classified as available-for-sale at December 31, 1996 and September 30, 1997, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         DECEMBER 31, 1996      SEPTEMBER 30, 1997
                                                        --------------------   --------------------
                                                        AMORTIZED    MARKET    AMORTIZED    MARKET
                                                          COST       VALUE       COST       VALUE
                                                        ---------   --------   ---------   --------
                                                                                   (UNAUDITED)
Due in one year or less...............................  $  9,368    $  9,406   $  2,156    $  2,163
Due after one year through five years.................    34,733      34,917     34,064      33,861
Due after five years through ten years................    27,377      27,369     42,636      42,996
Due after ten years...................................    14,672      14,781     24,602      25,027
                                                        --------    --------   --------    --------
                                                          86,150      86,473    103,458     104,047
Mortgage backed securities............................    13,484      13,636     11,818      11,999
Collateralized mortgage obligations...................    21,084      20,886     17,363      17,350
                                                        --------    --------   --------    --------
                                                        $120,718    $120,995   $132,639    $133,396
                                                        ========    ========   ========    ========

     At December 31, 1995 and 1996, net unrealized appreciation on available-for-sale securities, net of deferred income tax effect, of $371 and $182, respectively, is reflected as a separate component of stockholders' equity. At September 30, 1997, the net unrealized appreciation on available-for-sale securities, net of deferred income taxes, was $731. Additionally, changes in net unrealized appreciation, net of deferred income tax effect, for the years ended December 31, 1994, 1995 and 1996 and for the period ended September 30, 1997 of $1,418, $1,296 and $(189) and $549, respectively, are reflected as separate components of the change in stockholders' equity.

     Proceeds from the sale of available-for-sale securities during 1994 were approximately $42,608. Gross gains of $87 and gross losses of $19 were realized on these sales in 1994. Proceeds from the sale of available-for-sale securities during 1995 were approximately $24,915. Gross gains of $43 and gross losses of $88 were realized on these sales in 1995. Proceeds from the sale of available-for-sale securities during 1996 were approximately $47,350. Gross gains of $102 and gross losses of $49 were realized on these sales in 1996. Proceeds from the sale of available-for-sale securities during the period ended September 30, 1997 were approximately $41,963. Gross gains of $245 and gross losses of $62 were realized on these sales during the period.

     Assets, principally investment securities carried at approximately $27,259 at December 31, 1995, $23,685 at December 31, 1996 and $26,815 at September 30, 1997 were pledged to secure public deposits and for other purposes required or permitted by law.

                       CITIZENS NATIONAL BANCSHARES, INC.

3. LOANS

     The following is a summary of the loan portfolio by principal categories:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
Commercial/real estate...........................  $ 90,064    $ 93,341      $ 93,365
Installment......................................    21,828      22,457        20,684
                                                   --------    --------      --------
                                                    111,893     115,799       114,049
Unearned income..................................    (1,871)     (1,934)       (1,542)
                                                   --------    --------      --------
                                                    110,022     113,864       112,507
Reserve for possible loan losses.................    (1,226)     (1,237)       (1,258)
                                                   --------    --------      --------
                                                   $108,796    $112,627      $111,249
                                                   ========    ========      ========

     Loans on which the accrual of interest has been reduced or discontinued aggregated approximately $63, $448 and $87 at December 31, 1995 and 1996, and September 30, 1997, respectively.

     The outstanding balance of borrowings by officers, directors and their affiliates as of December 31, 1995 and 1996 and September 30, 1997 were approximately $4,448, $7,389 and $4,689, respectively. All loans to officers and directors of the bank and affiliates of such persons are, in the opinion of management, made in the ordinary course of business at substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable loans of like qualities and risks of collectibility.

4. RESERVE FOR POSSIBLE LOAN LOSSES

     A summary of transactions within the reserve for possible loan losses:

                                                       DECEMBER 31,         SEPTEMBER 30,
                                                  ----------------------   ---------------
                                                  1994    1995     1996     1996     1997
                                                  ----   ------   ------   ------   ------
                                                                             (UNAUDITED)
Balance -- beginning of year....................  $904   $  919   $1,226   $1,226   $1,237
  Reserve added with Peoples Bancshares, Inc.
     acquisition................................    --      348       --       --       --
  Provision charged to operating expense........    --       60      201      105      375
  Recoveries on loans previously charged off....    41       46       76       57       49
                                                  ----   ------   ------   ------   ------
                                                   945    1,373    1,503    1,388    1,661
  Loans charged off.............................   (26)    (147)    (266)    (206)    (403)
                                                  ----   ------   ------   ------   ------
Balance -- end of year..........................  $919   $1,226   $1,237   $1,182   $1,258
                                                  ====   ======   ======   ======   ======

     Real estate securing loans having a carrying value of $48 was transferred to foreclosed assets held for sale in 1994. All such items were sold during 1995. The Banks are not committed to lend additional funds to debtors whose loans have been modified.

                       CITIZENS NATIONAL BANCSHARES, INC.

5. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                        DECEMBER 31,
                                                     ------------------    SEPTEMBER 30,
                                                      1995       1996          1997
                                                     -------    -------    -------------
                                                                            (UNAUDITED)
Land and buildings.................................  $ 4,521    $ 4,551       $ 4,598
Furniture and equipment............................    2,263      2,799         2,912
                                                     -------    -------       -------
                                                       6,784      7,350         7,510
Accumulated depreciation...........................   (2,755)    (2,923)       (3,273)
                                                     -------    -------       -------
                                                     $ 4,029    $ 4,427       $ 4,237
                                                     =======    =======       =======

     Depreciation, included in operating expenses, amounted to $291, $269, $349 and $350 for the years ended December 31, 1994, 1995 and 1996 and for the period ended September 30, 1997, respectively.

6. TIME DEPOSITS

     Time deposits consist of:

                                                      DECEMBER 31,
                                                  ---------------------    SEPTEMBER 30,
                                                    1995        1996           1997
                                                  --------    ---------    -------------
                                                                            (UNAUDITED)
Time deposits over $100,000.....................  $ 45,060    $  64,155      $ 64,732
Time deposits under $100,000....................    93,970       94,402        91,900
                                                  --------    ---------      --------
     Total......................................  $139,031    $ 158,557      $156,632
                                                  ========    =========      ========

     Maturities of time deposits are as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
                                                                              (UNAUDITED)
Three months or less.......................................    $ 48,257        $ 46,371
Four through six months....................................      36,610          37,664
Seven through nine months..................................      19,204          15,760
Ten through twelve months..................................      13,473          16,931
Over twelve months.........................................      41,010          39,906
                                                               --------        --------
     Total.................................................    $158,557        $156,632
                                                               ========        ========

7. NOTE PAYABLE

     Note payable consists of:

                                                          DECEMBER 31,
                                                          ------------    SEPTEMBER 30,
                                                          1995    1996        1997
                                                          ----    ----    -------------
                                                                           (UNAUDITED)
Note payable to a bank; interest at variable rate which
  is tied to the lender's base rate of interest floating
  (9.25% at December 31, 1996 and 9.50% at September 30,
  1997). Payable on demand or if no demand is made, due
  May 26, 1998, unsecured...............................  $125    $100        $150
                                                          ====    ====        ====

                       CITIZENS NATIONAL BANCSHARES, INC.

8. INCOME TAXES

     The components of income taxes expense for the years ended December 31, 1994, 1995 and 1996 are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
Current provision...........................................  $800    $779    $974
Deferred provision (benefit)................................    52      52     (80)
                                                              ----    ----    ----
Income taxes................................................  $852    $831    $894
                                                              ====    ====    ====

     A reconciliation of tax computed at the statutory Federal and state income tax rate to the actual tax expense is as follows:

                                                 1994               1995               1996
                                           ----------------   ----------------   ----------------
                                           AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                           ------   -------   ------   -------   ------   -------
"Expected" tax expense...................  $1,363    39.23%   $1,433    39.23%   $1,658    39.23%
Interest and other items exempt from
  income tax.............................   (511)   (14.72)    (602)   (16.51)%   (764)   (18.10)%
                                           ------   ------    ------   ------    ------   ------
Actual tax expense.......................  $ 852     24.51%   $ 831     22.72%   $ 894     21.13%
                                           ======   ======    ======   ======    ======   ======

     The sources of timing differences that result in deferred income tax expense and the tax effects of each are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
Use of accelerated depreciation for income tax purposes.....  $ 14    $  3    $ 12
Deferred compensation fees..................................    --     (21)    (10)
Prepaid pension costs.......................................     4     (10)    (23)
Amortization of excess of cost over market value............    33      (2)    (15)
Book/tax difference in accrued assets/liabilities...........   (15)     --     (62)
Basis difference in accreted investment securities..........    16      --      18
Valuation adjustment on investment securities...............    --      82      --
                                                              ----    ----    ----
Deferred provision (benefit)................................  $ 52    $ 52    $(80)
                                                              ====    ====    ====

     Temporary differences giving rise to deferred tax assets and liabilities include differences between the financial statement and tax basis of investments, bank premises and equipment, reserve for loan losses and losses on other real estate, and differences in the accrual period of certain expenses for financial statement purposes from the accrual period for tax return purposes. Total gross deferred tax assets and gross deferred tax liabilities at December 31, 1995 and 1996 are as follows:

                                                                1995     1996
                                                                -----    -----
Gross deferred tax liabilities..............................    $ 870    $ 767
Gross deferred tax assets...................................     (331)    (424)
                                                                -----    -----
Net deferred tax liability..................................    $ 538    $ 343
                                                                =====    =====

                       CITIZENS NATIONAL BANCSHARES, INC.

9. COMMITMENTS AND CONTINGENCIES

     a. Bancshares is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of it customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate caps and floors written.

     Bancshares' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Bancshares has the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

     Financial instruments, whose contract amounts represents credit risk, consist of loan commitments and unfunded lines of credit of approximately $5,244 and $6,936 at December 31, 1995 and 1996, respectively.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since these commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Bancshares evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Bancshares upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     b. Bancshares grants agribusiness, commercial and residential loans to customers within its lending region. Bancshares maintains a limited diversified loan portfolio with a high concentration on residential and agribusiness loans.

10. PENSION PLAN

     The periodic pension expense of $107, $122 and $161 for the years ended December 31, 1994, 1995 and 1996, respectively, is shown below. Total contributions made during 1994, 1995 and 1996 were $135, $120 and $138, respectively.

     The actuarially determined net periodic pension cost is as follows:

                                                             1994     1995     1996
                                                             -----    -----    -----
Service cost..............................................   $ 120    $ 123    $ 156
Interest cost.............................................     102      115      151
Actual return (gain) on assets for the year...............    (114)    (115)    (144)
Amortization of transition asset..........................      (1)      (1)      (2)
                                                             -----    -----    -----
Net periodic pension cost.................................   $ 107    $ 122    $ 161
                                                             =====    =====    =====

                       CITIZENS NATIONAL BANCSHARES, INC.

     The following is a reconciliation of the actually determined funding status of the plans with the amount reported in Bancshares balance sheet as of December 31, 1995 and 1996, respectively.

                                                                1995       1996
                                                               -------    -------
Fair value of plan assets...................................   $ 2,117    $ 2,453
Projected benefit obligation (vested benefit obligation
  $1,607 and $1,979 for the years ended December 31, 1995
  and 1996; accumulated benefit obligation $1,626 and $1,996
  for the years ended December 31, 1995 and 1996)...........    (2,023)    (2,447)
Unrecognized net gain.......................................       (48)       (23)
Remaining unrecognized transition (asset) liability.........       (17)        11
                                                               -------    -------
Net asset (liability) recognized in the balance sheet.......   $    29    $    (6)
                                                               =======    =======

     For the years ended December 31, 1995 and 1996, weighted-average assumed discount rates of 7.00% and rates of compensation increase of 4.50% were used to measure the actuarially projected benefit obligation. The weighted-average expected long-term rate of return on plan assets was 7.00% for the years ended December 31, 1995 and 1996.

11. ACQUISITION

     Effective December 1, 1995, Bancshares acquired all the outstanding stock of Peoples Bancshares, Inc., the parent holding company of Peoples Bank and Loan Company ("Peoples Bank") in Lewisville, Arkansas, for approximately $3,100. In addition, in connection with this acquisition, Bancshares assumed liability for outstanding debt and accrued interest payable totaling approximately $703. This business combination was accounted for as a purchase transaction. Accordingly, the assets and liabilities of Peoples Bancshares, Inc. and Peoples Bank were recorded at their fair value and goodwill totaling approximately $653 has been included in other assets.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair values of each class of financial instruments for which it is practicable to estimate a value.

          a. Cash and short term investments -- For those short term instruments, the carrying amount is a reasonable estimate of fair value.

          b. Investment securities -- For marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or the carrying amount.

          c. Trading account securities -- The fair values of trading account securities are based on quoted market prices or dealer quotes.

          d. Loans -- The fair value of loans is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          e. Deposit liabilities -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates is estimated using the rates currently offered for deposits of similar remaining maturities.

          f. Note payable -- For those short term instruments, the carrying amount is a reasonable estimate of fair value.

                       CITIZENS NATIONAL BANCSHARES, INC.

          g. Commitments to extend credit and standby letters of credit -- The fair value of commitments is based upon the remaining terms of the agreements and the difference between current levels of interest rates and committed rates.

     The following table presents the estimated fair values of Bancshares' financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgements by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, Bancshares does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                           ASSETS                               1995        1996
                           ------                             --------    --------
Cash and due from banks.....................................  $  5,156    $  4,683
Interest bearing deposits...................................       574         630
Investment securities United States treasury securities.....    13,542       8,143
  Securities of United States government agencies and
     corporations...........................................    39,703      57,466
  Obligations of state and political subdivision............    29,652      30,548
  Other investments.........................................    30,242      24,838
                                                              --------    --------
          Total investment securities.......................   113,139     120,995
                                                              --------    --------
Federal funds sold..........................................     3,360       6,830
                                                              --------    --------
Trading account securities..................................        91          91
                                                              --------    --------
Loans.......................................................   109,916     114,141
                                                              --------    --------
          Total financial assets............................  $232,236    $247,370
                                                              ========    ========

                        LIABILITIES                             1995        1996
                        -----------                           --------    --------
Deposits
  Demand deposits...........................................  $ 19,049    $ 19,639
  Savings and time deposits.................................   182,395     200,583
                                                              --------    --------
          Total deposits....................................   201,444     220,222
                                                              --------    --------
Note Payable................................................       125         100
                                                              --------    --------
Federal funds purchased and securities sold under repurchase
  agreement.................................................     6,755          70
                                                              --------    --------
Other liabilities for borrowed money........................     4,675       5,790
                                                              --------    --------
Accrued expenses and other liabilities......................     2,926       2,834
                                                              --------    --------
          Total financial liabilities.......................  $215,925    $229,016
                                                              ========    ========
Unrecognized Financial Instruments
  Standby letters of credit.................................  $    163    $     42
  Commitments to extend credit..............................     5,219       6,695
                                                              --------    --------
          Total unrecognized financial instruments..........  $  5,382    $  6,737
                                                              ========    ========

                       CITIZENS NATIONAL BANCSHARES, INC.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows:

                                                  YEAR ENDED          NINE MONTHS ENDED
                                                 DECEMBER 31,           SEPTEMBER 30,
                                           ------------------------   ------------------
                                            1994     1995     1996     1996       1997
                                           ------   ------   ------   -------    -------
                                                                         (UNAUDITED)
Cash paid during the period for:
  Interest...............................  $6,642   $8,291   $9,720    $7,162     $7,868
  Income taxes...........................     845      687    1,103       818        718

14. NEW AUTHORITATIVE PRONOUNCEMENTS

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Earlier application is prohibited. Adoption on January 1, 1997 is not expected to have a material impact on the Company. The FASB deferred some provisions of SFAS No. 125, which are not expected to be relevant to the Company.

     The FASB issued SFAS No. 128, "Earnings Per Share", and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented. However, the Company's prior years EPS will not be effected by these restatements.

     SFAS No. 129 does not change any previous disclosure requirements, but rather consolidated existing disclosure requirements for ease of retrieval.

15. CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                          ASSETS                              1995       1996          1997
                          ------                             -------    -------    -------------
                                                                                    (UNAUDITED)
Cash and cash equivalents..................................  $ 2,052    $ 2,875       $ 2,654
Investment in subsidiaries.................................   24,070     26,397        28,788
Dividends receivable.......................................      375        400           310
Property...................................................      118        114           114
Other......................................................      115        117             8
                                                             -------    -------       -------
Total assets...............................................  $26,730    $29,903       $31,874
                                                             =======    =======       =======

                       CITIZENS NATIONAL BANCSHARES, INC.

                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
           LIABILITIES AND STOCKHOLDERS' EQUITY               1995       1996          1997
           ------------------------------------              -------    -------    -------------
                                                                                    (UNAUDITED)
Notes payable.............................................   $ 2,115    $ 2,890       $ 2,744
Dividends payable.........................................       374        398           309
Accrued expenses and other liabilities....................        37        229            62
                                                             -------    -------       -------
Total liabilities.........................................     2,526      3,517         3,115
                                                             -------    -------       -------
Stockholders' equity
  Common stock............................................     1,000      1,000         1,000
  Additional paid-in capital..............................    10,873     10,882        10,882
  Retained earnings.......................................    12,035     14,421        16,257
  Unrealized appreciation (depreciation) on
     investment securities................................       371        182           731
                                                             -------    -------       -------
                                                              24,279     26,485        28,870
  Treasury stock, at cost, 1,660 and 1,930 shares in 1995
     and 1996, respectively...............................       (75)       (99)         (111)
                                                             -------    -------       -------
          Total stockholders' equity......................    24,204     26,386        28,759
                                                             -------    -------       -------
          Total liabilities and stockholders' equity......   $26,730    $29,903       $31,874
                                                             =======    =======       =======

                         CONDENSED STATEMENTS OF INCOME

                                                                              NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,        SEPTEMBER 30
                                                --------------------------    ------------------
                                                 1994      1995      1996      1996       1997
                                                ------    ------    ------    -------    -------
                                                                                 (UNAUDITED)
Income
  Equity in earnings of subsidiaries.........   $2,645    $2,851    $3,467     $2,610     $2,825
  Trading gains (losses).....................      (33)        4        (9)        (4)       (10)
  Gain on sale of property...................        3        --        --         --         --
  Dividend income............................        1        --        --         --         --
                                                ------    ------    ------     ------     ------
          Total income.......................    2,616     2,855     3,458      2,606      2,815
                                                ------    ------    ------     ------     ------
Expenses
  Interest...................................       --        19       184        130        157
  Other......................................        6        28        15         12          5
                                                ------    ------    ------     ------     ------
          Total expenses.....................        6        47       199        142        162
                                                ------    ------    ------     ------     ------
Income before income taxes...................    2,610     2,808     3,259      2,464      2,653
Income taxes (benefit).......................      (14)      (16)      (75)        --         --
                                                ------    ------    ------     ------     ------
Net income...................................   $2,624    $2,824    $3,334     $2,464     $2,653
                                                ======    ======    ======     ======     ======

                       CITIZENS NATIONAL BANCSHARES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,          SEPTEMBER 30
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income............................   $ 2,624    $ 2,824    $ 3,334    $ 2,464    $ 2,653
  Adjustments to reconcile net income to
     net cash provided (used) by
     operating activities:
     Equity in income of unconsolidated
       subsidiary, net of dividend
       income...........................    (1,760)     1,849     (2,517)    (2,060)    (1,842)
     Depreciation.......................        (3)        --          3          1         --
     Change in valuation reserve on
       trading securities...............        21        (21)        --         --         --
     Change in dividends receivable.....       (15)        --        (25)       175         90
     Change in other assets.............       (57)         2         (1)       (18)       109
     Change in accrued expenses and
       other liabilities................        49          3        192        185       (167)
     Change in dividends payable........       (89)        --         24       (175)       (89)
                                           -------    -------    -------    -------    -------
       Net cash provided (used) by
          operating activities..........       770      4,657      1,010        572        754
                                           -------    -------    -------    -------    -------
Cash flows from investing activities
  Acquisition of Peoples Bancshares,
     Inc................................        --     (3,804)        --         --         --
  Proceeds from sales of property.......        35         --          1         --         --
  Purchases of property.................       (73)       (77)        --         --         --
                                           -------    -------    -------    -------    -------
       Net cash provided by investing
          activities:...................       (38)    (3,881)         1         --         --
                                           -------    -------    -------    -------    -------
Cash flows from financing activities:
  Borrowing on note payable.............        --      2,115        800        800         50
  Payment on notes payable..............        --         --        (25)       (25)      (196)
  Dividends paid........................      (881)      (897)      (948)      (550)      (817)
  Proceeds from sale of treasury
     stock..............................       116        114         96         55          4
  Purchase of treasury stock............      (118)      (100)      (111)       (43)       (16)
                                           -------    -------    -------    -------    -------
       Net cash provided (used) by
          financing activities..........      (883)     1,232       (188)       237       (975)
                                           -------    -------    -------    -------    -------
Cash obtained in Peoples Bancshares,
  Inc. acquisition......................        --         42         --         --         --
                                           -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents...........................      (151)     2,050        823        809       (221)
Cash and cash equivalents -- beginning
  of year...............................       153          2      2,052      2,052      2,875
                                           -------    -------    -------    -------    -------
Cash and cash equivalents -- end of
  year..................................   $     2    $ 2,052    $ 2,875    $ 2,861    $ 2,654
                                           =======    =======    =======    =======    =======

                                                                         ANNEX I

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of September 15, 1997 by and between First United Bancshares, Inc. ("Bancshares"), and Citizens National Bancshares of Hope, Inc. ("Citizens").

     WHEREAS, Citizens owns one hundred percent (100%) of the issued and outstanding shares of capital stock of The Citizens National Bank of Hope, Hope, Arkansas ("CNB") and Peoples Bank & Loan Company, Lewisville, Arkansas ("Peoples"); and CNB owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Citizens Investment Services, Inc. ("CIS"); and

     WHEREAS, Bancshares desires to acquire one hundred percent (100%) of the capital stock of Citizens (the "Citizens Common Stock") upon the terms and conditions hereinafter set forth through the merger of Citizens with and into Bancshares, (the "Merger") pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

     WHEREAS, the respective Boards of Directors of Bancshares and Citizens believe that such proposed Merger and the exchange of shares of Bancshares Stock (as defined in Section 2.01(a) hereof) for the Citizens Common Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best interests of their respective corporations and shareholders; and

     WHEREAS, Bancshares and Citizens desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of this Agreement, Bancshares and Citizens agree to effect the Merger of Citizens with and into Bancshares in accordance with the Arkansas Business Corporation Act (the "ABCA").

     1.02. Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger shall be duly prepared and executed by Bancshares and Citizens (the "Articles of Merger") and thereafter delivered to the Secretary of State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in Section 1.03). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of Bancshares at a time and on a date (the "Closing Date") to be specified in writing by the parties as soon as reasonably practicable after the later to occur of all regulatory and other approvals and the expiration of all waiting periods.

                                      A-I-1

                                   ARTICLE II

                              EFFECT OF THE MERGER

     2.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Citizens Common Stock ("Citizens Shareholder"), but subject to the rights of dissenting shareholders of Citizens:

          (a) Conversion of Citizens Common Stock. The purchase price paid by Bancshares shall be equal to 1,570,000 shares of Bancshares Common Stock, $1.00 par value (the "Bancshares Stock"). One hundred percent of the issued and outstanding shares of Citizens Common Stock shall be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of voting common stock, $1.00 par value, of Bancshares. Each Citizens Shareholder shall be entitled to receive a pro rata portion of the Bancshares Stock based upon each Citizens Shareholder's pro rata ownership of the total of issued and outstanding shares of Citizens Common Stock at the Effective Time. Fractional shares of Bancshares Stock shall not be issued. Any Seller entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the Bancshares Average Price. The Bancshares Average Price shall be the average sales price per share of Bancshares common stock for all trades occurring during the period of 10 trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the Closing Date.

          (b) Cancellation of Shares. All shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata number of shares of Bancshares Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger.

          (c) Anti-Dilution. If prior to the Effective Time Bancshares shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of Bancshares common stock or make a distribution on Bancshares common stock of any security, appropriate adjustment or adjustments will be made in the conversion rate set forth in subsection (a).

          (d) Registration. The Bancshares Stock shall when issued be subject to and covered by an effective registration statement as filed under the Securities Act of 1933 (the "Securities Act") and such issuance shall comply with any applicable state "Blue Sky" laws.

          (e) Termination of 401(k) Plan. As soon as practical after execution of this Agreement, Citizens shall cause Citizens, CNB, Peoples and CIS to make all filings, take all action and receive all approvals necessary and appropriate to allow termination of the Citizens 401(k) plan immediately prior to the Closing Date. Bancshares shall assist Citizens in accomplishing the above procedures. If, as of the Effective Time, all assets from the terminated plan have not yet been distributed, Bancshares shall complete the liquidation process for the Citizens 401(k) plan. Prior to and effective as of the Effective Time, Citizens shall appoint Kathy Struckman as the Plan Administrator of the Citizens 401(k) Plan and shall authorize Kathy Struckman to execute all documents necessary to complete the liquidation process, including the execution of the annual returns. Bancshares shall indemnify Kathy Struckman against any and all claims, expenses, liabilities, damages and losses which may result from her assumption of the status of Plan Administrator of Citizens 401(k) Plan as of and subsequent to the Effective Time. To the extent that any Citizens Employee becomes subject to a surrender or withdrawal fee under any group annuity contract, or other investment vehicle, which funds the Citizens 401(k) plan, Bancshares shall reimburse such Citizens Employee for any such fee, as current compensation, within thirty (30) days of the date such fee is incurred. With respect to the 401(k) plan maintained by Bancshares, all Citizens Employees shall, as of the Effective Time, be immediately eligible to participate in such plan. To the extent necessary to achieve immediate participation, Bancshares shall amend such plan to credit service with Citizens for purposes of eligibility and vesting.

                                      A-I-2

     2.02 Merger and Termination of Defined Benefit Plans. Citizens and Peoples shall take all action and receive all approvals necessary and appropriate to merge the Peoples Bank and Loan Company Employees Pension Plan ("Peoples Pension Plan") into the Citizens National Bank of Hope Retirement Plan ("Citizens Pension Plan") during 1997. The Citizens Pension Plan shall be the surviving plan. Bancshares, through its counsel, shall assume responsibility for ensuring that all necessary documents, filings and actions are timely prepared and made to accomplish the merger. As soon as practical after execution of this Agreement, Citizens shall take all action and receive all approvals necessary and appropriate to terminate the Citizens Pension Plan (as merged with the Peoples Plan), with such termination to be effective immediately prior to the Closing Date. Bancshares, through its counsel, shall assume responsibility for ensuring that all necessary documents, filings and actions are timely prepared and made to accomplish the termination. Bancshares' counsel shall provide copies of all such documentation and filings to Citizens' counsel. Benefits shall continue to accrue under the Citizens Pension Plan up until the Closing Date. There shall be no amendments made to the Citizens Pension Plan prior to termination, except for amendments which are necessary either to: (a) effect the merger of the Peoples Pension Plan into the Citizens Pension Plan; or (b) maintain the qualified status of the Plan. At the time of distribution, participants in the Citizens Pension Plan will be given the opportunity to rollover their benefit directly into the 401(k) plan maintained by Bancshares.

     2.03. Approval By Shareholders. Consummation of the Merger shall be contingent upon its approval by the legally required votes of the shares of Citizens Common Stock and Bancshares Common Stock at shareholders meetings duly called for the purpose of voting on the Merger. In the event the number of shares owned by Citizens Shareholders exercising dissenters' rights would or could, in the written opinion of Bancshares' outside accountants, reasonably be expected to cause the cash consideration paid by Bancshares to dissenters to jeopardize Bancshares' ability to account for the Merger as a pooling of interests then Bancshares shall have the right to terminate this Agreement. The Board of Directors of Citizens and Bancshares shall recommend approval of the Merger to their respective shareholders.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CITIZENS

     Citizens hereby represents and warrants to Bancshares the following:

     3.01. Organization, Standing and Power of Citizens. Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Citizens or any Citizens Subsidiary (as hereinafter defined). Citizens is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified, except where such failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of Citizens or any Citizens Subsidiary. Citizens is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Citizens has delivered to Bancshares true, accurate and complete copies of its currently effective Articles of Incorporation and Bylaws, including all amendments thereto.

     3.02. Ownership, Organization, Standing and Power of Citizens
Subsidiaries. Citizens directly and beneficially owns all of the shares of the outstanding capital stock of CNB and Peoples. CNB directly and beneficially owns all of the shares of the outstanding capital stock of CIS. CNB, Peoples and CIS are hereinafter called collectively the "Citizens Subsidiaries" or individually a "Citizens Subsidiary". CNB, Peoples and CIS are Citizens's only subsidiaries. No equity securities of CNB, Peoples or CIS are or may become required to be issued by reason of any option, warrant, call, right or agreement of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of CNB, Peoples or CIS; and there are no other contracts, commitments, understandings or arrangements by which either CNB, Peoples or CIS is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock.

                                      A-I-3

All of the shares of capital stock of CNB and Peoples owned by Citizens and all of the shares of capital stock of CIS owned by CNB are fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance or agreement with respect thereto. CNB and Peoples are banking associations duly organized, validly existing and in good standing under, respectively, the laws of the United States and of Arkansas, and have the corporate power and authority to own or lease their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of CNB or Peoples. The deposits of CNB and Peoples are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Citizens has delivered to Bancshares true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of CNB and Peoples, including all amendments thereto. Except for the interest held by CNB in its subsidiary, CIS, and for securities held in their capacities as fiduciaries or as investments made and held in the ordinary course of business, CNB and Peoples do not own beneficially, directly or indirectly, any class of equity securities, partnership interests or similar interests of any corporation, bank, partnership, limited partnership, business trust, association or similar organization. The authorized capital stock of CNB consists of 200,000 shares of common stock, $5.00 par value, of which 200,000 shares are outstanding and are owned by Citizens. The authorized capital stock of Peoples consists of 4,000 shares of common stock, $25.00 par value, of which 4,000 shares of common stock are outstanding and are owned by Citizens. CNB and Peoples or their predecessor banks have been chartered as banking institutions for more than 5 years. The authorized capital stock of CIS consists of 400 shares of common stock, no par value, of which 400 shares of common stock are issued and outstanding and are owned by CNB.

     3.03. Capital Structure of Citizens. The authorized capital stock of Citizens consists of 1,000,000 shares of common stock, $2.00 par value, of which 497,860 shares are issued and outstanding and 2,140 shares are held by Citizens in its treasury. Neither Citizens, CNB, Peoples nor CIS has issued and has outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of Citizens Common Stock are validly issued, fully paid, nonassessable, and have not been issued in violation of any preemptive rights. There are no options, warrants, calls, rights, or agreements of any character whatsoever to which Citizens, CNB, Peoples or CIS is a party or by which Citizens, CNB, Peoples or CIS is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities or by which Citizens, CNB, Peoples or CIS is obligated to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating Citizens, CNB, Peoples or CIS to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating Citizens, CNB, Peoples or CIS to grant, extend or enter into any such option, warrant, call, right or agreement.

     3.04. Authority. Citizens has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of Citizens and of applicable regulatory authorities, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Citizens's board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by Citizens, and, subject to such shareholder approval, each constitutes a valid and binding obligation of Citizens enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of (a) the Articles of Incorporation or Bylaws of Citizens, CNB, Peoples or CIS or (b) any loan or credit agreement, note, mortgage, indenture,

                                      A-I-4
lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Citizens, CNB, Peoples or CIS or their respective properties or assets, except where such violation would not have a material adverse effect on the business, operations or financial condition of Citizens or any Citizens Subsidiary. Other than in connection or in compliance with the provisions of the ABCA, the Securities Act and the regulations thereunder, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Citizens, CNB, Peoples or CIS in connection with the execution and delivery of this Agreement and the Plan of Merger by Citizens or the consummation by Citizens of the transactions contemplated hereby and thereby.

     3.05. Citizens Financial Statements.

          (a) The (i) consolidated balance sheet of Citizens as of December 31, 1996 and 1995 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the year then ended certified by Moore Stephens Frost P.A., and (ii) the internally prepared and unaudited financial statements for CNB and Peoples dated June 30, 1997, (items (i)-(ii) being called collectively the "Citizens Financial Statements"), copies of which have been furnished by Citizens to Bancshares, have been prepared in accordance with (A) generally accepted accounting principles and practices with respect to item (i) and (B) accounting principles and practices with respect to item (ii), applied on a consistent basis throughout the periods involved (except as otherwise noted therein and, except for year-end adjustments of the unaudited financial statements of a non-material nature), present fairly the consolidated financial condition of Citizens and the financial condition of CNB and Peoples, at the dates, and the results of operations and cash flows for the periods, stated therein. Neither Citizens, CNB, Peoples nor CIS has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to Citizens except as provided for or disclosed in the Citizens Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

             (i) deposit liabilities and interest payable thereon,

             (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

             (iii) other short term borrowings,

             (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

             (v) taxes,

             (vi) accounts payable of the operating business,

             (vii) salaries and benefits payable,

             (viii) unearned income and premiums,

             (ix) abandoned and garnished accounts, and

             (x) letters of credit and similar commitments.

          (b) Without limitation of the foregoing, Citizens has no reserve allowance for self-insured health and dental benefit claims and knows of no facts which should cause it to create such a reserve.

     3.06. Citizens Reports. Citizens, CNB, Peoples and CIS have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board ("FRB"), (ii) the FDIC, (iii) the Arkansas State Bank Department (the "ASBD") and (iv) any other applicable securities, banking or regulatory authorities

                                      A-I-5

(all such reports and statements are collectively referred to herein as the "Citizens Reports"), except where such failure to file would not have a material adverse effect on the business operations or financial condition of Citizens or any Citizens Subsidiary. The Citizens Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.07. Information Supplied. None of the information supplied or to be supplied by Citizens for inclusion or incorporation by reference in any document to be filed with the Securities and Exchange Commission ("SEC"), the FRB, or any regulatory agency in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Citizens has made available to Bancshares all financial and other information reasonably requested by Bancshares.

     3.08. Authorizations; Compliance with Applicable Laws. Citizens, CNB, Peoples and CIS hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Citizens, CNB, Peoples or CIS (the "Citizens Permits"), including appropriate authorizations from the ASBD. Citizens, CNB, Peoples and CIS are in compliance with the terms of the Citizens Permits, except where the failure so to comply would not have a material adverse effect on Citizens, CNB, Peoples or CIS. To the knowledge of Citizens, the businesses of Citizens, CNB, Peoples and CIS are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the FRB, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Citizens, CNB, Peoples or CIS. No investigation or review by any Governmental Entity with respect to Citizens, CNB, Peoples or CIS is pending or, to the best of their knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, to the knowledge of Citizens there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used in the ordinary course of business by Citizens, CNB, Peoples or CIS in which Citizens, CNB, Peoples or CIS has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by Citizens, CNB, Peoples or CIS in its capacity as a trustee, or properties in which any venture capital or similar unit of Citizens or Peoples has or had an interest (the "Citizens Property"), which, to the knowledge of Citizens, constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which, to the knowledge of Citizens, do not comply or have not complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the Citizens Property (collectively, "Environmental Laws"), and as a result of which acts or omissions Citizens, CNB or Peoples is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00. To their knowledge, neither Citizens, CNB, Peoples nor CIS is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00 as a result of its ownership, lease, operation, or use of any Citizens Property or as a result of its investment or security interest (as described above) in any Citizens Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against Citizens, CNB, Peoples or CIS relating to the Citizens Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances,

                                      A-I-6
pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Citizens, CNB, Peoples or CIS with respect thereto.

     3.09. Litigation and Claims. (a) Neither Citizens, CNB, Peoples nor CIS is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Citizens, CNB, Peoples or CIS pending or, to the best of their knowledge, threatened, which will have or can reasonably be expected to have a material adverse effect on Citizens, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Citizens, CNB, Peoples or CIS as a result of the examination by any bank regulatory authority.

     3.10. Taxes. Citizens, CNB, Peoples and CIS have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Citizens Financial Statements reflect an adequate reserve for all taxes payable by Citizens, CNB, Peoples and CIS accrued through the date of such financial statements. There has been no examination by the United States Internal Revenue Service ("IRS") of Citizens, CNB, Peoples or CIS for over seven years. There is no examination pending by the IRS with respect to Citizens, CNB, Peoples or CIS. Neither Citizens, CNB, Peoples nor CIS has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax, and there are no existing material disputes as to federal, state, or local taxes due from Citizens, CNB, Peoples or CIS. There are no material liens for taxes upon the assets of Citizens, CNB, Peoples or CIS, except for statutory liens for taxes not yet delinquent. Neither Citizens, CNB, Peoples nor CIS is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Citizens, CNB, Peoples and CIS have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

     3.11. Certain Agreements. Except as disclosed in Exhibit 3.12(j), neither Citizens, CNB, Peoples nor CIS is a party to any (i) consulting, professional services, employment or other agreement not terminable at will providing any term of employment, compensation, guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock in Citizens, CNB, Peoples or CIS, or (v) contract containing covenants which limit the ability of Citizens, CNB, Peoples or CIS to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Citizens, CNB, Peoples or CIS may carry on its business (other than as may be required by law or applicable regulatory authorities). Citizens, CNB, Peoples and CIS shall terminate all existing consulting, professional services and employment contracts, other than at will employment contracts by no later than the Closing Date.

     3.12. Benefit Plans.

     (a) With respect to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock,

                                      A-I-7
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retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, policy, program, arrangement or understanding (whether or not legally binding) including "employee pension benefit plans" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section (3)(1) of ERISA) (sometimes referred to herein as "Welfare Plans")(collectively, "Plans") providing benefits to any current or former employee, officer or director of Citizens or a Citizens Subsidiary that are in effect on the date hereof, and all Plans currently maintained, or contributed to, or required to be maintained or contributed to, by Citizens or any other person or entity that, together with Citizens, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001(a) (14) or 4001(b) of ERISA (each a "Commonly Controlled Entity") (including each Pension Plan that Citizens or any Commonly Controlled Entity that is, or within the last six years was, subject to Title IV of ERISA and for which Citizens could have material liability) (all of the foregoing such plans being herein referred to as the "Citizens Benefit Plans"), Citizens has delivered, or caused to be delivered, to Bancshares true, complete and correct copies of (i) each Citizens Benefit Plan, (ii) annual reports (Forms 5500) and all schedules thereto filed with the IRS with respect to each Citizens Benefit Plan for the past five years (if any such report was required), (iii) the most recent summary plan description for each Citizens Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract, investment management agreement, and any other insurance contract or funding arrangement relating to any Citizens Benefit Plan; (v) the most recent actuarial report or valuation relating to a Citizens Benefit Plan subject to Title IV of ERISA; (vi) the most recent determination letter as to qualification of each Citizens Benefit Plan and the forms and attachments submitted to the IRS for such determination letter; (vii) a list of the Citizens Benefit Plans; (viii) copies of all tests for compliance for the past five years under Code Sections 401(a)(4), 401(a)(26), 401(k), 401(m), 404, 410(b), 415, and 416, if applicable, for the Citizens Benefit Plans; (ix) copies of all closing agreements and documentation regarding any IRS, Department of Labor or Pension Benefit Guaranty Corporation audits or self-correction procedures affecting the qualification and/or operation of each Citizens Benefit Plan; and (x) all Pension Benefit Guaranty Corporation filings within the last five years.

     (b) Exhibit 3.12(b) lists each deferred compensation plan, bonus and incentive arrangement, stock option plan, restricted stock arrangement, "cafeteria plan" as described in Section 125 of the Code and any other "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each "employee pension benefit plan" (as defined in Section 3 (2) of ERISA) maintained by Citizens or any Commonly Controlled Entity or to which Citizens or any Commonly Controlled Entity contributes or is required to contribute, and sets forth the amount of any liability of Citizens for contributions more than 30 days past due with respect to each as of the date hereof and as of the end of any subsequent month ending prior to the Closing.

     (c) Unless otherwise listed in Exhibit 3.12(b), neither Citizens nor any Commonly Controlled Entity nor any entity that has ever been a Commonly Controlled Entity has ever maintained any Pension Plan which is a defined benefit plan. In the event a defined benefit plan maintained by Citizens or any Commonly Controlled Entity has been terminated within the last five years, Citizens has delivered to Bancshares a copy of all forms and documents required to be filed with the Pension Benefit Guaranty Corporation on termination and copies of any notices received from the Pension Benefit Guaranty Corporation regarding such plan.

     (d) No Welfare Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA.

     (e) Each Citizens Benefit Plan has been administered in accordance with its terms. Except as disclosed in Exhibit 3.12(e), all of the Citizens Benefit Plans and any related funding instruments comply, and have complied in the past, both as to form and operation in all material respects (including, but not limited to applicable reporting and disclosure requirements) with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations. Unless otherwise listed in Exhibit 3.12(e), with respect to each Pension Plan that is intended to be tax-qualified under Section 401(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Plan and each amendment thereto has been issued by the IRS, including any such letter that covers the amendments required by the Tax Reform Act of 1986 (and

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

nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in, the revocation of such determination). No event or condition exists which could reasonably be expected to adversely affect the qualified status of a Citizens Benefit Plan that is a Pension Plan.

     (f) Neither Citizens nor any Commonly Controlled Entity, nor any plan fiduciary of any Citizens Benefit Plan or, to the best knowledge of Citizens, any other party in interest of any Citizens Benefit Plan, has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code) or engaged in any other breach of fiduciary responsibility that could subject Citizens or any Commonly Controlled Entity or any officer of Citizens or any Commonly Controlled Entity to tax or penalty under ERISA, the Code or other applicable law. Except as disclosed in Exhibit 3.12(f), neither any Citizens Benefit Plan that is a Pension Plan or a funded Welfare Plan nor any trust of such plan has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to a Citizens Benefit Plan that is a Pension Plan, as to which Citizens or any Commonly Controlled Entity could have any liability.

     (g) Neither Citizens nor any Commonly Controlled Entity has ever maintained or contributed to, or has participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Citizens nor any Commonly Controlled Entity could have any liability under a multi-employer plan.

     (h) None of the Citizens Benefit Plans that is a Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any such Pension Plan.

     (i) Except as set forth in Exhibit 3.12(i) there are no claims pending with respect to, or under, any Citizens Benefit Plan other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans, and no such claim, dispute or litigation appears reasonably likely to arise.

     (j) Except as set forth in Exhibit 3.12(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by Citizens, Bancshares or any Commonly Controlled Entity (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise becoming due to any employee, or (ii) increase or vest any benefits otherwise payable under any Citizens Benefit Plan.

     (k) With respect to any Citizens Benefit Plan that is a Welfare Plan (i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (ii) each such Citizens Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of
Section 4980B of the Code and Sections 601-609 of ERISA, and (iii) each such Citizens Benefit Plan may be amended or terminated without any liability to Citizens on or at any time after the consummation of this Agreement.

     (l) Neither Citizens nor a Commonly Controlled Entity has incurred any material liability with respect to a Pension Plan (other than for contributions not yet due) and to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), which liability has not been fully paid as of the date hereof.

     (m) Except as set forth in Exhibit 3.12(m) or as required by applicable law, since June 30, 1996 there has not been any adoption or amendment in any material respect of any Citizens Benefit Plan. Except as disclosed in Exhibit 3.12(m), there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Citizens or any Commonly Controlled Entity and any current or former employee, officer or director of Citizens or any Commonly Controlled Entity.

     (n) Except as set forth in Exhibit 3.12(n), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Citizens or any Commonly Controlled Entity who is a "disqualified

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

individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Citizens Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     3.13. Insurance. Citizens has delivered to Bancshares correct and complete copies of all material policies of insurance of Citizens, CNB, Peoples and CIS currently in effect, including, but not limited to, directors and officers liability policies and blanket bond policies. Neither Citizens, CNB, Peoples nor CIS has any liability for unpaid premiums or premium adjustments not properly reflected on the Citizens Financial Statements.

     3.14. Conduct of Citizens to Date. Except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1996 through the date of this Agreement: (a) Citizens, CNB, Peoples and CIS have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) Citizens, CNB, Peoples and CIS have not issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of Citizens, CNB, Peoples or CIS, (c) Citizens, CNB, Peoples and CIS have not granted any option for the purchase of capital stock, effected any stock split, or otherwise changed their capitalization, (d) Except as set forth in Exhibit 3.14, Citizens has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock, (e) neither Citizens, CNB, Peoples nor CIS has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,
(f) neither Citizens, CNB, Peoples nor CIS has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither Citizens, CNB, Peoples nor CIS has since December 31, 1996, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) except as set forth in Exhibit 3.14, neither Citizens, CNB, Peoples nor CIS has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any Citizens Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither Citizens, CNB, Peoples nor CIS has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance, (j) except as set forth in
Exhibit 3.14, neither Citizens, CNB, Peoples nor CIS has cancelled or compromised any debt to an extent exceeding $50,000.00 owed to Citizens, CNB, Peoples or CIS or claim to an extent exceeding $50,000.00 asserted by Citizens, CNB, Peoples or CIS, (k) neither Citizens, CNB, Peoples nor CIS has entered into any transaction, contract, or commitment outside the ordinary course of its business, (1) neither Citizens, CNB, Peoples nor CIS has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights, (m) there has not been any change in the method of accounting or accounting practices of Citizens, CNB, Peoples and CIS, and (n) Citizens, CNB, Peoples and CIS have kept all records substantially in accordance with all regulatory and statutory requirements and substantially in accordance with industry standards specified by the American Bankers Association, and have retained such records for the periods required by statute, regulation or American Bankers Association industry standards.

     3.15. Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the financial condition, results of operations or business of Citizens or any Citizens Subsidiary.

     3.16. Properties, Leases and Other Agreements. Except (i) with respect to debts reflected in the Citizens Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and

                                     A-I-10
imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the Citizens Financial Statements or acquired since the date of such Statements, Citizens, CNB, Peoples and CIS have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the Citizens Financial Statements, and all personal and real property acquired since the date of such Citizens Financial Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all of the buildings and equipment in regular use by Citizens, CNB, Peoples and CIS have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to Citizens, CNB, Peoples and CIS pursuant to which Citizens, CNB, Peoples or CIS, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by Citizens, CNB, Peoples or CIS, or, to their knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of Citizens, CNB, Peoples and CIS. Except for the interest held by CNB in its subsidiary, CIS, and for securities held in their capacities as fiduciaries or as investments made and held in the ordinary course of business, neither Citizens nor any Citizens Subsidiary owns beneficially, directly or indirectly, any equity securities, partnership interests or similar interests of any corporation, bank, partnership, limited partnership, business trust association or similar organization.

     3.17. No Untrue Statements. To the knowledge of Citizens, no representation or warranty hereunder or information contained in any financial statement or any other document delivered to Bancshares pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.18. Proper Documentation. With respect to all loans to borrowers which are payable to Citizens, CNB, Peoples or CIS either directly or as a participant and except for such imperfections in documentation which when considered as a whole would not have a material adverse effect on the business, operations or financial condition of either Citizens, CNB, Peoples or CIS:

          (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and, to the knowledge of Citizens, constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (b) The amounts represented to Bancshares as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

          (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by Citizens, CNB, Peoples or CIS to secure each loan;

          (d) Citizens, CNB, Peoples or CIS has possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

          (e) To their knowledge, Citizens, CNB, Peoples and CIS Peoples hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

                                     A-I-11

          (f) To their knowledge, each lien or security interest of Citizens, CNB, Peoples or CIS in the collateral held for each loan is properly perfected in the priority described as being held by Citizens, CNB, Peoples or CIS in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

          (g) Citizens, CNB, Peoples and CIS are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

          (h) To their knowledge, all guaranties granted to Citizens, CNB, Peoples and CIS to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (i) With respect to any loans in which Citizens, CNB, Peoples and CIS have sold participation interests to another bank or other financial institution, to their knowledge, none of the buyers of such participation interests are in default under any participation agreements.

     3.19. Not in Default. Neither Citizens, CNB, Peoples nor CIS is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

     3.20 No Individual Warranties. No representation or warranty is made by any director, officer, or employee of Citizens, CNB, Peoples or CIS as an individual.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BANCSHARES

     Bancshares hereby represents and warrants to Citizens as follows:

     4.01. Organization, Standing and Power. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Bancshares and its subsidiaries. Bancshares is registered as a bank holding company with the FRB under the BHC Act.

     4.02. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Bancshares and by applicable regulatory authorities, Bancshares has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancshares' board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by Bancshares and, subject to regulatory approval, each constitutes a valid and binding obligation of Bancshares enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Bancshares or any of its subsidiaries or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancshares or any of its subsidiaries or their respective properties or assets. Other than as described below in connection or in compliance with the provisions of the ABCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under

                                     A-I-12
the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory authorities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Bancshares in connection with the execution and delivery of this Agreement and the Plan of Merger by Bancshares or the consummation by Bancshares of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on Bancshares or any Bancshares subsidiary. Pursuant to a contract Bancshares must obtain the consent of First Tennessee Bank, N.A. prior to consummation of the merger.

     4.03. Capital Structure of Bancshares. The authorized capital stock of Bancshares consists of 24,000,000 shares of common stock, $1.00 par value, and 500,000 shares of preferred stock, $1.00 par value, of which 9,851,892 shares of common stock are issued and outstanding. Bancshares has no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote. All outstanding shares of Bancshares common stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights. Except as disclosed in Exhibit 4.03, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which Bancshares is a party or by which Bancshares is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities, or by which Bancshares is obligated to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating Bancshares to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or obligating Bancshares to grant, extend or enter into any such option, warrant, call, right or agreement, except as disclosed in Exhibit 4.03. Notwithstanding the foregoing or any other provision of this Agreement, (i) no issuance of options to purchase common stock of Bancshares to executive officers of Bancshares and its subsidiaries, (ii) no issuance of shares of common stock pursuant to the exercise of outstanding options, and (iii) no increase in the authorized or outstanding common stock of Bancshares, or commitment to issue additional shares of Bancshares common stock, in connection with any acquisition by Bancshares of a bank or corporation, through merger or otherwise, shall constitute a breach of any representation, warranty or other provision of this Agreement. Bancshares will provide notice to Citizens of any commitments to issue Bancshares common stock made between the date hereof and the Effective Time.

     4.04. Bancshares Financial Statements. (a) The (i) consolidated balance sheets of Bancshares as of December 31, 1996 and 1995 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the years then ended certified by Arthur Andersen LLP ("Bancshares Financial Statements") copies of which have been furnished by Bancshares to Citizens, have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except for year end adjustments of a non-material nature), and present fairly the consolidated financial condition of Bancshares, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither Bancshares nor any Bancshares subsidiary has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to Bancshares, except as provided for or disclosed in the Bancshares Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

          (i) deposit liabilities and interest payable thereon,

          (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

          (iii) other short term borrowings,

          (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

          (v) taxes,

          (vi) accounts payable of the operating business,

          (vii) salaries and benefits payable,

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

          (viii) unearned income and premiums,

          (ix) abandoned and garnished accounts, and

          (x) letters of credit and similar commitments.

     4.05. Bancshares Reports. Bancshares and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the FRB, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC,
(iv) the Arkansas State Bank Department (the "ASBD"), (v) the SEC, and (vi) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "Bancshares Reports") except where such failure to file would not have a material adverse effect on the business operations or financial condition of Bancshares. The Bancshares Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.06. Authorizations; Compliance with Applicable Laws. Bancshares and its subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Bancshares and its subsidiaries (the "Bancshares Permits"). Bancshares and its subsidiaries are in compliance with the terms of the Bancshares Permits, except where the failure to comply would not have a material adverse effect on Bancshares. The businesses of Bancshares and its subsidiaries are not being conducted in violation of any Laws, including, without limitation, Regulation O of the FRB, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Bancshares. No investigation or review by any Governmental Entity with respect to Bancshares or its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by Bancshares or any Bancshares subsidiary or in which Bancshares or any Bancshares subsidiary has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by Bancshares or a Bancshares subsidiary in its capacity as a trustee, or properties in which any venture capital or similar unit of Bancshares or a Bancshares subsidiary has or had an interest (the "Bancshares Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local Environmental Laws, and as a result of which acts or omissions Bancshares or a Bancshares subsidiary is subject to or reasonably likely to incur a material liability. Neither Bancshares nor any Bancshares subsidiary is subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation, or use of any Bancshares Property or as a result of its investment or security interest (as described above) in any Bancshares Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other Toxic Substances, or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against Bancshares or any Bancshares subsidiary relating to the Bancshares Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bancshares or any Bancshares subsidiary with respect thereto.

     4.07. Litigation and Claims. Except as disclosed in Exhibit 4.07, (a) neither Bancshares nor any Bancshares subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory

                                     A-I-14
authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Bancshares or any Bancshares subsidiary pending or threatened, which will have or can reasonably be expected to have a material adverse effect on Bancshares and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Bancshares or any Bancshares subsidiary as a result of the examination by any bank regulatory authority.

     4.08. Regulatory Approval. To the knowledge of Bancshares, there is no reason that approval from regulatory authorities, including but not limited to the SEC, necessary to consummate the transactions contemplated hereby cannot or will not be obtained in the ordinary course, except as has been disclosed in writing to Citizens.

     4.09. No Untrue Statements. To Bancshares knowledge, no representation or warranty hereunder or information contained in any financial statement or any other document delivered to Citizens pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.10. Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the financial condition, results of operations or business of Bancshares.

     4.11. Not in Default. Neither Bancshares nor any Bancshares subsidiary is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

                                   ARTICLE V

                                   COVENANTS

     5.01. Affirmative Covenants. Citizens hereby covenants and agrees with Bancshares that prior to the Effective Time, unless the prior written consent of Bancshares shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated herein, Citizens will and Citizens will cause CNB, Peoples and CIS to:

          (a) operate their businesses only in the usual, regular and ordinary course consistent with past practices;

          (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with Citizens's existing employment procedures) and maintain their relationships with customers;

          (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

          (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

          (f) comply with and perform in all material respects all obligations and duties imposed upon them by all Laws; and

          (g) give Bancshares notice of all board of directors meetings, allow Bancshares to have a non-voting representative at each such meeting except to the extent that Citizens's legal counsel advises the directors that permitting Bancshares's presence would constitute a breach of their fiduciary duties, and provide Bancshares with all written materials and communications provided to the directors in connection with such meetings.

                                     A-I-15

     5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, Citizens shall not do, and Citizens will cause CNB, Peoples and CIS not to do, without the prior written consent of Bancshares, which consent shall not be unreasonably withheld, any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

          (b) (i) except as disclosed in Exhibit 3.14 and except for merit or promotion increases in accordance with existing policy, grant any bonuses or increase in compensation to their employees, officers or directors, (ii) effect any change in retirement or any other benefits to any class of employees or officers (unless any such change shall be required by this Agreement or applicable law) which would increase their retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Citizens Benefit Plan except as provided herein, or (iv) hire any executive officer or elect any new director;

          (c) except as set forth in Exhibit 5.02(c), declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock except dividends by CNB, Peoples or CIS;

          (d) (i) redeem, purchase or otherwise acquire any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or any options, warrants, conversion or other rights to acquire any shares of their capital stock or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of their capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of their capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities;

          (f) except as required by applicable law, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Citizens, CNB, Peoples or CIS to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action and shall promptly notify Bancshares orally of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Citizens, CNB, Peoples or CIS; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

          (g) propose or adopt any amendments to their corporate charters or bylaws except as provided in this Agreement;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or

                                     A-I-16
     securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in their fiduciary capacities, purchase any shares of Bancshares common stock;

          (j) change any method of accounting in effect at December 31, 1996, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by law or generally accepted accounting principles;

          (k) change the lending, investment, asset/liability management and other material policies concerning the business of Citizens, CNB, Peoples or CIS, unless required by Law or order or unless such change does not cause a material adverse effect on Citizens, CNB, Peoples or CIS;

          (l) agree in writing or otherwise to do any of the foregoing;

          (m) make any single new loan or series of loans not in accordance with existing loan policies to one borrower or related series of borrowers in an aggregate amount greater than $250,000.00;

          (n) sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with Generally Accepted Accounting Principles for securities classified as "held to maturity"; or

          (o) sell or dispose of any real estate or other assets having a value in excess of $100,000.00.

     5.03. Access and Information. Upon reasonable notice, Citizens shall (and shall cause CNB, Peoples and CIS to) afford to Bancshares's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, Citizens shall (and shall cause CNB, Peoples and CIS to) furnish promptly to Bancshares (i) a copy of each Citizens Report filed or received by it during such period pursuant to the requirements of all applicable federal or state banking laws or bank holding company laws promptly after such documents are available, (ii) the monthly financial statements of CNB, Peoples and CIS promptly after such financial statements are available, (iii) a summary of any action taken by the Boards of Directors, or any committee thereof, of Citizens, CNB, Peoples and CIS, and (iv) all other information concerning its business, properties and personnel as Bancshares may reasonably request. Unless otherwise required by law, each party will hold any information obtained from the other in connection with the transaction which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the party holding nonpublic information of the other party, and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from the other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     5.04. Update Disclosure; Breaches. From and after the date hereof until the earlier of the termination of this Agreement or the Effective Time, Citizens and Bancshares shall provide to the other party prompt notice of any matters which have become known or which have occurred from and after the date hereof which are material to the financial condition or operations of the disclosing party or which have a material bearing on any matter dealt with herein.

     5.05. Amendment of Citizens Articles. Citizens shall prior to the Closing Date effect an amendment to Citizens's Articles of Incorporation to elect for Citizens to be governed by the Arkansas Business Corporation Act of 1987.

     5.06. Quarterly Reports; Current Reports. Bancshares shall, between the date of this Agreement and the Effective Time, promptly provide to Citizens copies of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K filed with the Securities and Exchange Commission and its regulatory reports filed with the FRB.

                                     A-I-17

     5.07. Employee Benefits. Bancshares agrees to provide Citizens, CNB, Peoples and CIS employees ("Citizens Employees") who become employed by Bancshares or who remain employed by any Citizens Subsidiary following the Merger with substantially the same benefits as those provided to other Bancshares employees. For purposes of Bancshares 401(k) and welfare plans, Citizens Employees shall receive credit for all service performed for Citizens, CNB, Peoples, and CIS ("Citizens Service") for all purposes under the plans including, but not limited to, eligibility service, accrual service and vesting service. All Citizens Employees who have satisfied the eligibility service required for any such plan, after taking into consideration all Citizens Service, as described above, shall enter such plan(s) immediately at the Effective Time. To the extent necessary to satisfy this provision, Bancshares agrees to amend any such plan(s) to provide for the crediting of Citizens Service and the addition of the Effective Time as an entry date.

     5.08. Registration of Bancshares Stock. Bancshares will prepare and file with the SEC, as soon as practicable following the date hereof, a registration statement on Form S-4 for the registration under the Securities Act of the shares of Bancshares common stock constituting the consideration for the Merger. Bancshares shall use its best efforts to cause the registration statement to become effective as soon as practicable, and to cause such shares of Bancshares common stock to be listed or included for trading on the NASDAQ National Market or any other market on which shares of Bancshares common stock trade at the time of effectiveness of the registration statement.

     5.09. Ability to Perform. Neither Citizens nor Bancshares will knowingly take action which would or is reasonably likely to (i) adversely affect the ability of either of Bancshares or Citizens to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Citizens' or Bancshares' ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

     5.10. Accounting. Neither Citizens, Bancshares, any Citizens Subsidiary, nor any Bancshares Subsidiary will knowingly take any action that would prevent the Merger from qualifying for pooling of interests accounting treatment.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01. Shareholders Meeting. Citizens and Bancshares shall call meetings of their shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements.

     6.02. Legal Conditions to Merger. Each of Citizens and Bancshares will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the FRB or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger. Each of Citizens and Bancshares will, respectively, cause their subsidiaries to take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Bancshares, Citizens or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

     6.03. Reports.

     (a) Prior to the Effective Time, Citizens and Bancshares shall respectively, prepare and file as and when required all Citizens Reports and Bancshares Reports.

     (b) Citizens and Bancshares shall prepare such Citizens Reports and Bancshares Reports such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material

                                     A-I-18
fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Citizens Report or Bancshares Report containing financial information of the type included in the Citizens Financial Statements or the Bancshares Financial Statements, the financial information (A) is prepared in accordance with accounting principles and practices as utilized in the Citizens Financial Statements or the Bancshares Financial Statements, applied on a consistent basis (except as stated therein or in the notes thereto) (B) presents fairly the consolidated financial condition of Citizens or Bancshares, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items necessary for a fair presentation, subject to year-end audit adjustments.

     6.04. Brokers or Finders. Except as set forth in Section 7.03(c), Bancshares and Citizens represent that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     6.05. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Bancshares with full title to all properties, assets, rights, approvals, immunities and franchises of either of Citizens, CNB, Peoples or CIS, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.06. Governmental and Other Third Party Approvals. Citizens and Bancshares shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. Citizens and Bancshares agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. Citizens and Bancshares will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. Bancshares and Citizens will each provide to the other copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Merger Agreements shall have been approved and adopted by the legally required vote of the holders of the outstanding shares of Citizens Common Stock and the Bancshares common stock at shareholders meetings duly called for the purpose of voting on the Merger.

          (b) Federal Reserve Board. The Merger Agreements and the transactions contemplated hereby shall have been approved by the FRB and other necessary banking authorities without any condition not acceptable to Bancshares, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                                     A-I-19

          (c) Arkansas State Bank Commissioner. The Arkansas State Bank Commissioner shall have approved the transfer of ownership of CNB and Peoples to Bancshares without any condition not acceptable to Bancshares.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (e) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against Bancshares, Citizens or any affiliate, subsidiary, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

          (f) Closing Date. The Closing Date shall occur as soon as practicable but in no event earlier than January 2, 1998 or later than March 31, 1998 unless extended by Citizens and Bancshares.

          (g) Consents Under Agreements. Bancshares, Citizens and their subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

          (h) Securities Laws. A registration statement for the Bancshares Stock shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. Bancshares shall have obtained all securities or "blue sky" permits and other authorizations necessary under state securities laws for Bancshares to issue the Bancshares Stock and consummate the Merger.

     7.02. Conditions to Obligations of Bancshares. The obligation of Bancshares to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by Bancshares:

          (a) Representations and Warranties. Each of the representations and warranties of Citizens set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Bancshares shall have received a certificate signed on behalf of Citizens by its chief executive officer and chief financial officer to such effect.

          (b) Performance of Obligations of Citizens. Citizens shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Bancshares shall have received a certificate signed on behalf of Citizens by its chief executive officer and chief financial officer to such effect.

          (c) Opinion of Counsel. Citizens shall have delivered to Bancshares an opinion of its counsel, Friday, Eldredge & Clark, dated as of the Closing Date and in form and substance satisfactory to counsel for Bancshares, to the aggregate effect that: (i) Citizens has been duly incorporated and organized and is a corporation validly existing in good standing under the laws of Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of Citizens necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of Citizens and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of Citizens; (iv) the execution of the Articles of Merger by Citizens has been duly and validly authorized; and
     (v) Citizens is governed by the Arkansas Business Corporation Act of 1987.

                                     A-I-20

          (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1996 in the financial condition, results of operations or business of Citizens.

          (e) Environmental Audits. Phase I environmental audits of the Citizens Property shall have been conducted at Bancshares's expense and shall, to Bancshares's satisfaction, reflect no material problems under Environmental Laws.

          (f) Pooling Opinion. Bancshares shall have received an opinion from Arthur Andersen LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment under applicable accounting principles and that it will be so treated by the SEC if consummated in accordance with the Merger Agreements.

          (g) Amendment of Articles of Incorporation. Citizens shall have perfected an amendment to its articles of incorporation to provide that it shall be governed by the Arkansas Business Corporation Act of 1987.

          (h) Affiliates. Each person who receives a portion of the Bancshares Stock and who might reasonably be considered to be an affiliate of Citizens, as defined in paragraph (a) of Rule 144 of the Rules of the SEC under the Securities Act, shall have executed and delivered at Closing a letter substantially in the form set forth in Exhibit 7.02(h).

          (i) Consents Under Agreements. Bancshares and its subsidiaries shall have obtained the consent or approval of each person whose consent or approval of any transaction contemplated herein is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

          (j) Dissenting Shares. The number of dissenting shares shall not exceed 10% of Citizens Common Stock.

     7.03. Conditions to Obligations of Citizens. The obligations of Citizens to effect the Merger are subject to the satisfaction of the following conditions unless waived by Citizens:

          (a) Representations and Warranties. Each of the representations and warranties of Bancshares set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Citizens shall have received a certificate signed on behalf of Bancshares by its chief executive officer and chief financial officer to such effect.

          (b) Performance of Obligations of Bancshares. Bancshares shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Citizens shall have received a certificate signed on behalf of Bancshares by its chief executive officer and chief financial officer to such effect.

          (c) Fairness Opinion. Citizens shall have obtained, at its expense, on or before the Closing Date, the opinion of an investment banking or appraisal firm acceptable to it to the effect that the terms of the transaction contemplated by this Agreement are fair from a financial point of view to the Citizens Shareholders.

          (d) Opinion of Counsel. Bancshares shall have delivered to Citizens an opinion of its counsel, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., dated as of the Closing Date and in form and substance satisfactory to counsel for Citizens, to the aggregate effect that: (i) Bancshares is a corporation validly existing under the laws of Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby;
     (ii) all corporate proceedings and other actions on the part of Bancshares necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Bancshares and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Bancshares; (iv)

                                     A-I-21
     the execution of the Articles of Merger by Bancshares has been duly and validly authorized ; and (vi) the shares of Bancshares common stock issued to the Citizens Shareholders pursuant to the Agreement have been registered with the SEC pursuant to Section 5 of the Securities Act and may be sold or transferred by the Citizens Shareholders without further registration under
     Section 5 of the Act, except as may otherwise be provided by Rules 144 and 145 of the Act and the terms of the letter to be delivered by certain Citizens Shareholders pursuant to Section 7.02(h) of this Agreement.

          (e) Tax Opinion. Citizens shall have received an opinion of its counsel, Friday, Eldredge & Clark, to the effect that the transactions contemplated herein will be treated for federal income tax purposes as a tax-free corporate reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (f) No Material Adverse Change. There shall have been no material adverse change since December 31, 1996 in the financial condition, results of operations or business of Bancshares.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.01. Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Board of Directors of Bancshares and the Board of Directors of Citizens;

          (b) by either Bancshares or Citizens (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Citizens, on the one hand, or Bancshares on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of Citizens on the one hand, or Bancshares on the other hand, respectively, shall be discovered to have become untrue in any material respect and, in either case such breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition from the terminating party;

          (c) by either Bancshares or Citizens if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (d) by either Bancshares or Citizens if the Merger shall not have been consummated on or before March 31, 1998, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

          (e) by either Bancshares or Citizens if the FRB has denied approval of the Merger and such denial has become final and nonappealable; or

          (f) by either Bancshares or Citizens if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d).

     8.02. Effect of Termination. In the event of termination of this Agreement by either Citizens or Bancshares as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Citizens, Bancshares or their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its or their representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the duties of the parties with respect to nonpublic information as set forth in Section 5.03 will not be terminated.

     8.03. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by the respective Boards of Directors of Bancshares and Citizens at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                     A-I-22

     8.04. Extension; Waiver. At any time prior to the Effective Time, Bancshares, on the one hand, and Citizens, on the other hand, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Bancshares, to

          First United Bancshares, Inc.
           Attention: John E. Burns
           P. O. Box 751
           El Dorado, Arkansas 71731

        with a copy to:

          Hermann Ivester, Esq.
           Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
           320 West Capitol Avenue, Suite 1000
           Little Rock, Arkansas 72201

        (b) if to Citizens, to:

          Mr. John Robert GravesCitizens National Bancshares, Inc.
           200 South Elm Street
           Hope, Arkansas 71801

        with a copy to:

          Allison Graves, Esq.
           Friday, Eldredge & Clark
           400 West Capitol Avenue, Suite 2000
           Little Rock, Arkansas 72201-3493

     9.02. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                     A-I-23

     9.04. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas.

     9.06. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement. However, the determination by Bancshares as to when and whether it will make a public statement and the contents of any such public statement shall be final and binding.

     9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

     9.08. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made to the knowledge of a party hereto, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any subsidiary thereof.

     9.09. Expenses. Except as otherwise provided herein, all expenses incurred by Bancshares and Citizens in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

     9.10. Non-Survival of Representations and Warranties. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive Closing or, after Closing be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.

                                     A-I-24

     IN WITNESS WHEREOF, Citizens and Bancshares have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            First United Bancshares, Inc.

                                            By:     /s/ JAMES V. KELLEY
                                              ----------------------------------
                                              James V. Kelley
                                              Chairman, President and Chief
                                                Executive Officer
Attest:

      /s/ ROBERT G. DUDLEY
------------------------------------
Robert G. Dudley, Secretary
                                            The Citizens National Bancshares,
                                            Inc.

                                            By:   /s/ JOHN ROBERT GRAVES
                                              ----------------------------------
                                              John Robert Graves
                                              President and Chief Executive
                                                Officer
Attest:

          /s/ DENNIS E. RAMSEY
-------------------------------------------
Dennis E. Ramsey, Secretary

                                     A-I-25

                                                                       EXHIBIT A
                                 PLAN OF MERGER

     This Plan of Merger, dated as of September   , 1997 ("Plan of Merger"), by
and between First United Bancshares, Inc., an Arkansas corporation ("Bancshares"), and The Citizens National Bancshares, Inc., an Arkansas corporation ("Citizens").

     WHEREAS, Citizens is a corporation with authorized capital stock consisting of 1,000,000 shares of common stock, $2.00 par value of which 497,860 shares of common stock ("Citizens Common Stock") are validly issued and outstanding on the date hereof;

     WHEREAS, Bancshares is a corporation with authorized capital stock of 24,000,000 shares of common stock, $1.00 par value, and 500,000 shares of preferred stock, $1.00 par value, of which 8,246,209 shares of common stock are validly issued and outstanding on the date hereof;

     WHEREAS, Bancshares and Citizens are corporations duly organized and existing under the laws of Arkansas;

     WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Bancshares and Citizens have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Citizens with and into Bancshares (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Arkansas Business corporation Act (the "ABCA");

     WHEREAS, the Boards of Directors of Bancshares and Citizens deem it fair and equitable to, and in the best interests of, their respective corporations and shareholders that Citizens be merged with and into Bancshares with Bancshares being the surviving corporation, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery, and has directed that this Plan of Merger and the Merger be submitted to Citizens and Bancshares shareholders for approval, and has recommended that the shareholders approve the Merger.

     NOW, THEREFORE, in consideration of the promises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, Citizens will be merged with and into Bancshares , which will continue as the surviving corporation, in accordance with and with the effect provided in the ABCA.

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Bancshares and Citizens and thereafter delivered to the Secretary of State of the State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.03. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Citizens shall cease and Citizens shall be merged with and into Bancshares ( Bancshares and Citizens are sometimes referred to herein as the "Constituent Corporations" and Bancshares is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Bancshares in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Bancshares in effect as of the Effective Time (the "Bylaws") shall be the Bylaws of the Surviving Corporation.

                                     A-I-26

     (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE COMMON STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     2.01. Conversion of Citizens Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Citizens Common Stock, but subject to the rights of dissenting shareholders of Citizens:

          (a) Conversion of Citizens Common Stock. The issued and outstanding shares of Citizens Common Stock shall be converted in accordance with the Agreement into the right to receive the consideration provided in Section
     2.01 of the Agreement.

          (b) Cancellation of Shares. All shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata amount of the consideration provided therefor upon the surrender of such certificate in accordance with the Plan of Merger.

     2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Bancshares shall deposit with the Trust Department of First National Bank of El Dorado, El Dorado, Arkansas or such other bank or trust company designated by Bancshares (the "Exchange Agent") for the benefit of the holders of shares of Citizens Common Stock, for exchange in accordance with this Article II through the Exchange Agent, the number of shares of Bancshares common stock and cash (the "Exchange Fund") to be paid pursuant to Section 2.01 in exchange for shares of Citizens Common Stock outstanding immediately prior to the Effective Time.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Bancshares common stock and cash pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bancshares may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Bancshares common stock and cash payment due. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Bancshares, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole

                                     A-I-27
shares of Bancshares common stock and cash which such holder has the right to receive pursuant to Section 2.01 of the Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration specified in Section 2.01 of the Agreement.

     (c) Distributions with Respect to Unexchanged Shares. No delivery of Bancshares common stock or cash payment of any kind shall be made to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. However, Citizens Shareholders shall be entitled to receive, subject to applicable abandoned property, escheat and similar laws, payment of dividends declared by Bancshares subsequent to the Effective Time, but delivery of payment of such dividends will not be required of Bancshares until such persons have delivered their certificates representing shares of Citizens common stock in exchange for certificates representing shares of Bancshares common stock in accordance with the provisions of Section 2.02(b) above.

     (d) No Further Ownership Rights in Citizens Common Stock. The consideration paid upon the surrender of shares of Citizens Common Stock in accordance with the terms hereof including any cash shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Citizens Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Citizens Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and payment shall be made as provided in this Plan of Merger.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Citizens for six months after the Effective Time shall be delivered to Bancshares, upon demand, and any shareholders of Citizens who have not theretofore complied with this Section
2.02 shall thereafter look only to Bancshares for payment of the Bancshares common stock and cash due for their Citizens stock.

     (f) No Liability. Neither Bancshares nor Citizens shall be liable to any holder of shares of Citizens Common Stock for shares of Bancshares common stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                       CONDITIONS; TERMINATION; AMENDMENT

     3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VII of the Agreement.

     3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Citizens and Bancshares at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Citizens or Bancshares.

     3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Closing Date. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     3.04. Extension; Waiver. At any time prior to the Closing Date, Bancshares and Citizens, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                     A-I-28

                                   ARTICLE IV

                               GENERAL PROVISIONS

     4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Bancshares, to

             First United Bancshares, Inc.
             Attention: John E. Burns
             P. O. Box 751
             El Dorado, Arkansas 71731

             with a copy to:

             Hermann Ivester, Esq.
             Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 320 West Capitol Avenue, Suite 1000
             Little Rock, Arkansas 72201

        (b)   if to Citizens, to:

             Mr. John Robert Graves
             Citizens National Bancshares, Inc.
             200 South Elm Street
             Hope, Arkansas 71801

             with a copy to:

             Allison Graves, Esq.
             Friday, Eldredge & Clark
             400 West Capitol Avenue, Suite 2000
             Little Rock, Arkansas 72201-3493

     4.02. Interpretation. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Arkansas.

                                     A-I-29

     IN WITNESS WHEREOF, Citizens and Bancshares have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            First United Bancshares, Inc.

                                            By:
                                              ----------------------------------
                                              James V. Kelley
                                              Chairman, President and Chief
                                                Executive Officer

Attest:

------------------------------------------------------
Robert G. Dudley, Secretary

                                            The Citizens National Bancshares,
                                            Inc.

                                            By:
                                              ----------------------------------
                                              John Robert Graves
                                              President and Chief Executive
                                                Officer

------------------------------------------------------
                   , Secretary

                                     A-I-30

                                                                    EXHIBIT 4.03

                        CAPITAL STRUCTURE OF BANCSHARES

     The following options to purchase Bancshares Common Stock are outstanding:

RESTRICTED STOCK OPTIONS(1)

                      NAME                         DATE OF GRANT    EXERCISE PRICES    NUMBER OF SHARES
                      ----                         -------------    ---------------    ----------------
A) James V. Kelley...............................    08/15/94             -0-                 805.5
                                                     01/17/95             -0-                 768.0
                                                     01/16/96             -0-                 733.5
                                                     10/21/96             -0-              10,000.0
                                                     01/21/97             -0-                 701.0
                                                                                           --------
          Total Restricted Stock Options.........                                          13,008.0

NON-STATUTORY STOCK OPTIONS(2)

                      NAME                         DATE OF GRANT    EXERCISE PRICES    NUMBER OF SHARES
                      ----                         -------------    ---------------    ----------------
A) James V. Kelley...............................    08/15/94           $19.00              7,248.0
                                                     01/17/95            18.92              6,918.0
                                                     01/16/96            26.28              6,603.0
                                                     10/21/96            26.48             20,000.0
                                                     01/21/97            32.49              6,603.0
B) John Burns....................................    10/21/96            26.48              2,500.0
C) Jim Harwood...................................    10/21/96            26.48              5,000.0
                                                                                           --------
          Total Non-Statutory Stock Options......                                          54,872.0

---------------

(1) Vesting occurs one-hundred percent (100%) five years after the date of the grant.

(2) Vesting occurs twenty-five percent (25%) per year up to one hundred percent (100%) over a four (4) year period.

     Under an Agreement and Plan of Reorganization between Bancshares and City Bank & Trust of Shreveport, Shreveport, Louisiana, Bancshares is obligated to issue approximately 425,000 shares of Bancshares Common Stock upon closing of an acquisition of City Bank & Trust by Bancshares.

                                     A-I-31

                                                                    EXHIBIT 4.07

                             LITIGATION AND CLAIMS

                                      None

                                     A-I-32

                                                                 EXHIBIT 7.02(H)

First United Bancshares, Inc.
Main and Washington Streets
El Dorado, Arkansas 71730

Gentlemen:

     I may presently be considered to be an "affiliate", as defined in paragraph
(a) of Rule 144 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), of The Citizens National Bancshares, Inc., Hope, Arkansas, a bank holding company ("Citizens"). Pursuant to the merger (the "Merger") of Citizens with and into a subsidiary of First United Bancshares, Inc. ("First United"), I will acquire shares of the common stock, par value $1 per share ("Common Stock"), of First United . I represent and warrant that I (i) am acquiring said shares (as the same may be increased, decreased or are changed in accordance with the
Agreement and Plan of Merger dated             , 1997, relating to the Merger,
the ("Shares")) for my own account (or in the capacity indicated hereon) and with no present intention of dividing my participation with others or otherwise making a distribution of the Shares and (ii) shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the General Rules and Regulations promulgated thereunder by the SEC.

     I have been advised that the Shares issued to me pursuant to the Merger have been registered under the Act in the Registration Statement on SEC Form
S-4, as amended, Registration No.        ("Registration Statement") as filed
with the SEC, and have received a copy of the proxy/prospectus filed as a part of the Registration Statement. However, I have also been advised that any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration (by amendment of such Form S-4 or otherwise) under the Act of the Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

     I agree not to sell, transfer or dispose of the Shares unless (i) there is in effect a registration statement under the Act covering such sale, transfer, or other disposition, or (ii), such sale, transfer or disposition complies with Rule 145 or is otherwise exempt from registration. Further, I will furnish to First United such documentation incident to such sale, transfer or other disposition as First United shall reasonably request evidencing compliance with Rule 145 or the availability of any exemption from registration being claimed. Such documentation shall be provided to First United prior to any such sale, transfer or other disposition in order that First United, and its counsel may have a reasonable opportunity to review the documentation and form an opinion as to the validity of any such exemption.

     I agree that notwithstanding any provision herein or contained in the Agreement and Plan of Reorganization that I will not sell, transfer, or otherwise dispose of any of the Shares unless First United has made public disclosure of financial results reflecting 30 days' of post-Merger combined operations of Citizens and First United within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. First United has agreed to make the required public disclosure of financial results as set out above as soon as feasible after the Merger is consummated. In addition, I hereby represent and warrant to First United that I have not made any sales of Citizens or First United common stock during the 30-day period immediately preceding the date hereof and I further agree not to engage in any such sales prior to the Merger, nor have I pledged or will I pledge any First United or Citizens common stock to secure any obligation during such period.

     I represent and warrant to First United that:

          1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for Citizens.

          2. I have been informed by First United that any distribution by me of the Shares has not been registered under the Act and that the Shares must be held by me indefinitely until (i) such distribution of the Shares has been registered under the Act, (ii) a sale of the Shares is made in conformity with the

                                     A-I-33
     volume and other limitations of Rule 145 promulgated by the SEC under the Act, or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Shares.

          3. I have been informed by First United that it is required to file periodic reports with the SEC and the NASDAQ and that certain sales of the Shares by me may not be required to be registered under the Act by virtue of Rule 145 promulgated by the SEC under the Act, provided that such sales are made in accordance with all of the terms and conditions of such Rule, including among other things the following:

             (a) The amount of First United Common Stock sold by me pursuant to Rule 145 during any period of three months cannot exceed the quantity limit of (i) one percent of the total outstanding First United Common Stock or (ii) the average reported weekly trading volume on NASDAQ during the four week period immediately preceding receipt of the order by the broker to execute the transaction, whichever of (i) or (ii) is greater. In computing the quantity limit it is necessary to count sales not only by me but also by certain immediate family members and other related persons and others with whom I may act in concert.

             (b) Sales must be made in brokers' transactions as defined by the SEC Rule 144 (certain provisions of which are incorporated by reference into Rule 145).

             (c) No sales may be made under the Rule unless First United has filed all SEC reports required to be filed by First United.

             (d) The broker must be given information showing compliance with Rule 145.

          4. I understand that First United is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

          5. I understand and agree that stop transfer instructions will be issued with respect to the Shares and there will be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

             "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement
        dated             , 1997, by the registered holder in favor of First
        United Bancshares, Inc., a copy of which agreement is on file at the principal offices of First United Bancshares, Inc."

     I have been informed by First United that after the restrictions imposed by Rule 145 have expired First United will, upon my request, reissue share certificates for the shares which do not contain a restrictive legend.

          6. I understand and agree that unless the transfer by me of Shares is a sale made in compliance with the provisions of this letter, First United reserves the right to place the following legend on any certificates issued to my transferee:

             "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

          7. I understand and agree that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute Certificates without any legend if I deliver to First United a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to First United, to the effect that no such legend is required for the purpose of the Securities Act.

                                     A-I-34

          8. I have been informed by First United that if I propose to sell any of these Shares pursuant to Rule 145, and if such sale would be permitted under the terms of this letter, First United will, upon my written request, supply me with the following:

             (a) A statement as to whether First United has complied with the provisions of Rule 145 regarding filing of SEC reports as a condition to sales made pursuant to that Rule;

             (b) A confirmation as to the number of shares of First United Common Stock outstanding as shown by the most recent report or statement published by it; and

             (c) First United's taxpayer identification number and SEC file number.

     I have carefully read this letter and have had an adequate opportunity to review the Merger Agreement and understand the requirements and the limitations imposed upon the distribution, sale, transfer or other disposition of Bank common stock or Shares of First United.

                                            Very truly yours,

                                     A-I-35

                                                                        ANNEX II

                                            4-26-1007. RIGHTS OF DISSENTING
                                            SHAREHOLDERS.

     (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of this certificate or certificates representing the shares, the fair value thereof.

     (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

     (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

     (d) Within ten (10) days after the merger or consolidation is effected, the surviving, or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

     (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing, those shares.

     (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

     (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking, for a finding and determination of the fair value of the shares and shall be entitled to judgement against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgement.

     (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

     (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

     (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

     (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgement entered, as in this section provided, may be held and disclosed of by the corporation as in the case of other treasury shares.

     (h) The provisions of this section shall not apply to a merger if. on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

HISTORY. Acts 1965, No. 576, sec. 76; A.S.A. 1947, sec. 64-707.

                                     A-II-1

                                                                       ANNEX III

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. DEFINITIONS.

     In this subchapter:

          1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 4-27-1302 and who exercises that right when and in the manner required by sec.sec. 4-27-1320 -- 4-27-1328;

          3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

          4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

          5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

          6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

          7. "Shareholder" means the record shareholder or the beneficial shareholder.

HISTORY. Acts 1987, No. 958, sec. 64-1301; 1987 (1st Ex. Sess.), No. II, sec.
10.

4-27-1302. RIGHT OF DISSENT.

     A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party:

             (i) If shareholder approval is required for the merger by sec. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (ii) If the corporation is a subsidiary that is merged with its parent under sec. 4-27-1104;

          2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption. including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                                     A-III-1

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under sec. 4-27-604; or

          5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

HISTORY. Acts 1987, No. 958, sec. 64-1302; 1987 (1st Ex. Sess.), No. 11, sec.
11.

4-27-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

HISTORY. Acts 1987, No. 958, sec. 64-1303.

4-27-1403 -- 4-27-1319. [RESERVED.]

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

4-27-1320. NOTICE OF DISSENTERS' RIGHTS.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     B. If corporate action creating dissenters' rights under sec. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 4-27-1322.

HISTORY. Acts 1987, No. 958, sec. 64-1304.

                                     A-III-2

4-27-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

HISTORY. Acts 1987, No. 958, sec. 64-1305.

4-27-1322. DISSENTERS' NOTICE.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 4-27-1321.

     B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken. and must:

          1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the notice required by subsection A. of this section is delivered; and

          5. Be accompanied by a copy of this subchapter.

HISTORY. Acts 1987, No. 958, sec. 64-1306.

4-27-1323. DUTY TO DEMAND PAYMENT

     A. A shareholder sent a dissenters' notice described in sec. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the takings of the proposed corporate action.

     C. A shareholder who does not demand payment or deposit his share certificates where required. each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

HISTORY. Acts 1987, No. 958, sec. 64-1307.

                                     A-III-3

4-27-1324. SHARE RESTRICTIONS.

     A. The corporation may restrict the transfer of uncertificated shares from the date the payment is received until the proposed corporate action is taken or the restrictions released under sec. 4-27-1326.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

HISTORY. Acts 1987, No. 958, sec. 64-1308.

4-27-1325. PAYMENT.

     A. Except as provided in sec. 4-27-1327, as soon as the proposed corporation action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with sec. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     B. The payment must be accompanied by:

          1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          2. A statement of the corporations' estimate of the fair value of the shares;

          3. An explanation of how the interest was calculated;

          4. A statement of the dissenter's right to demand payment under sec. 4-27-1328; and

          5. A copy of this subchapter.

HISTORY. Acts 1987, No. 958, sec. 64-1309.

4-27-1326. FAILURE TO TAKE ACTION.

     A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under sec. 4-27-1322 and repeat the payment demand procedure.

HISTORY. Acts 1987, No. 958, sec. 64-1310.

4-27-1327. AFTER-ACQUIRED SHARES.

     A. A corporation may elect to withhold payment required by sec. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     B. To the extent the corporation elects to withhold payment under subsection. A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 4-27-1328.

HISTORY. Acts 1987, No. 958, sec. 64-1311.

                                     A-III-4

4-27-1328. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 4-27-1325), or reject the corporation's offer under sec. 4-27-1327 and demand payment of the fair value of his shares and interest due, if.

          1. The dissenter believes that the amount paid under sec. 4-27-1325 or offered under sec. 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          2. The corporation fails to make payment under sec. 4-27-1325 within sixty (60) days after the date set for demanding payment; or

          3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

HISTORY. Acts 1987, No. 958, sec. 64-1312.

4-27-1329. [RESERVED.]

                          JUDICIAL APPRAISAL OF SHARES

4-27-1330. COURT ACTION.

     A. If a demand for payment under sec. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding, in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters (whether or nor residents of this state) whose demands remain unsettled parties to the proceeding as in an action a- against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     E. Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares. plus interest, exceeds the amount paid by the corporation: or

          (2) For the fair value. plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 4-27-1327.

HISTORY. Acts 1987, No. 958, sec. 64-1313.

                                     A-III-5

4-27-1331. COURT COSTS AND COUNSEL FEES.

     A. The court in an appraisal proceeding commenced under sec. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 4-27-1328.

     B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec. 4-27-1320 -- 4-27-1328; or

          2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

HISTORY. Acts 1987, No. 958, sec. 64-1314.

                                     A-III-6

                                                                        ANNEX IV

                               September 22, 1997

Members of the Board of Directors
Citizens National Bancshares, Inc.
200 S. Elm Street
Hope, Arkansas 71802

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Citizens National Bancshares, Inc., Hope, Arkansas ("Citizens") of the terms of the proposed merger of Citizens with and into First United Bancshares, Inc., El Dorado, Arkansas ("First United") as defined in the Agreement and Plan of Reorganization, dated as of September 15, 1997 (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, the purchase price paid by First United to the owners of Citizens Common Stock shall be One Million Five Hundred and Seventy Thousand (1,570,000) shares of First United Common Stock.

     As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to Citizens.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of Citizens and First United for the years ended December 31, 1995 and December 31, 1996; (iii) Quarterly FDIC call reports for the quarters ended June 30, 1997, March 31, 1997, December 31, 1996, September 30, 1996 and June 30, 1996; (iv)
certain other publicly available financial and other information concerning Citizens and First United; (v) the historical market prices and trading activity for the common stock of First United; and (vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of Citizens and First United concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     We have reviewed with senior management of First United earnings projections for 1997 through 2001 for First United as a stand-alone entity, assuming the merger does not occur. We reviewed with senior management of Citizens earnings projections for 1997 through 2001 as a stand-alone entity, assuming the merger does not occur. Certain pro forma financial projections for the years 1997 through 2001 for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us partially based upon the projections discussed above to be realizable in the merger.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Citizens and First United as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowance for loan losses for Citizens and First United are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Citizens or First United, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the

                                     A-IV-1

Common Shares of Citizens of the terms of the proposed merger of Citizens with and into First United and does not address Citizens' underlying business decision to proceed with the merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Citizens and First United, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Citizens and First United; (ii) the assets and liabilities of Citizens and First United, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed merger of Citizens with and into First United are fair, from a financial point of view, to the holders of the Common Shares of Citizens.

     It is understood that this letter is for the information of the Board of Directors of Citizens and does not constitute a recommendation to the Board of Directors or to any shareholder of Citizens with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                            Very truly yours,

                                            /s/ HOEFER & ARNETT, INCORPORATED
                                            Hoefer & Arnett, Incorporated

                                     A-IV-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Arkansas Business Corporation Act of 1987 (the "Act") codified at Ark. Code Ann. sec.4-27-101 et. seq.and more specifically at Ark. Code Ann. sec.4-27-850 permits an Arkansas Corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

     The Amended and Restated Articles of Incorporation and the Bylaws of First United provides that the directors, officers, employees and agents of First United shall be indemnified as set forth below.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     Twelfth. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

                                    BY-LAWS

     Article VII, Section 6. Indemnification. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of the State of Arkansas, as amended and as the same may be amended hereafter, against all expenses, liabilities, and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provisions of law, or otherwise, as well as his rights under this paragraph.

     The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
          2              -- Agreement and Plan of Reorganization Between First United
                            Bancshares, and Citizens National Bancshares of Hope,
                            Inc. and Plan of Merger attached as Exhibit A thereto,
                            (included as Annex I of Prospectus/Proxy Statement).
          3(a)           -- Articles of Incorporation of First United Bancshares,
                            Inc., as amended and restated.
          3(b)           -- Bylaws of First United Bancshares, Inc. (filed as Exhibit
                            3(b) of the Annual Report of First United Bancshares,
                            Inc. on Form 10-K for the year ended December 31, 1995)
                            incorporated herein by reference.
          5              -- Opinion of Mitchell, Williams, Selig, Gates & Woodyard,
                            P.L.L.C.
          8              -- Tax Opinion of Friday, Eldredge & Clark regarding
                            Citizens National Bancshares of Hope, Inc. Acquisition
         21              -- Subsidiaries of First United Bancshares, Inc.
         23(a)           -- Consent of Arthur Andersen LLP
         23(b)           -- Consent of Moore Stephens Frost, P.A.
         23(c)           -- Consent of Hoefer & Arnett
         23(d)           -- Consent of Mitchell, Williams, Selig, Gates & Woodyard,
                            P.L.L.C. (included in Exhibit 5)
         23(e)           -- Consent of Friday, Eldredge & Clark
         24              -- Power of Attorney -- Signature Page of the Registration
                            Statement
         99(a)           -- First United Bancshares, Inc. Form of Proxy
         99(b)           -- Citizens National Bancshares of Hope, Inc. Form of Proxy

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (sec.239.13 of this chapter) or Form S-8 (sec.239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado, State of Arkansas, on December 31, 1997.

                                            FIRST UNITED BANCSHARES, INC.

                                            By:     /s/ JAMES V. KELLEY

                                              ----------------------------------
                                                       James V. Kelley,
                                                   Chairman, President and
                                                   Chief Executive Officer

                                                    /s/ JOHN E. BURNS

                                            ------------------------------------
                                                       John E. Burns
                                              Vice President, Chief Financial
                                                          Officer
                                              and Principal Accounting Officer

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a Director or Officer, or both, of First United Bancshares, Inc. (the "Corporation"), acting pursuant to authorization of the Board of Directors of the Corporation hereby appoints James V. Kelley and John E. Burns, attorney-in-fact and agents for me and in my name and on behalf, individually and as a Director or Officer, or both, of the Corporation to sign a Registration Statement on Form S-4 and any amendments (including post effective amendments) and supplements thereto, of the Corporation to be filed with the Securities and Exchange Commission pursuant to any applicable rule under the Securities Act of 1933, as amended (the "Act") with respect to the issue and sale of not more than 1,570,000 shares of common stock, par value $1.00 of the Corporation, said shares to be exchanged to the shareholder of Citizens National Bancshares of Hope, Inc. with respect to the merger by and between Citizens National Bancshares of Hope, Inc. will be merged with and into the Corporation, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of December, 1997.

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                 /s/ JAMES V. KELLEY                   Chairman, President, Chief
-----------------------------------------------------  Executive Officer and
                   James V. Kelley                     Director

                  /s/ JOHN E. BURNS                    Vice President, Chief
-----------------------------------------------------  Financial Officer and
                    John E. Burns                      Principal Accounting Officer

                 /s/ E. LARRY BURROW                   Director
-----------------------------------------------------
                   E. Larry Burrow

                                                       Director
-----------------------------------------------------
                 Claiborne P. Deming

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                  /s/ TOMMY HILLMAN                    Director
-----------------------------------------------------
                    Tommy Hillman

                                                       Director
-----------------------------------------------------
                  Roy E. Ledbetter

                /s/ MICHAEL F. MAHONY                  Director
-----------------------------------------------------
                  Michael F. Mahony

                /s/ RICHARD H. MASON                   Director
-----------------------------------------------------
                  Richard H. Mason

                                                       Director
-----------------------------------------------------
               George Middlebrook, III

                 /s/ JACK W. MCNUTT                    Director
-----------------------------------------------------
                   Jack W. McNutt

                /s/ R. MADISON MURPHY                  Director
-----------------------------------------------------
                  R. Madison Murphy

                 /s/ ROBERT C. NOLAN                   Director
-----------------------------------------------------
                   Robert C. Nolan

                                                       Director
-----------------------------------------------------
                   Cal Partee, Jr.

                                                       Director
-----------------------------------------------------
                  Carolyn Tennyson

              /s/ JOHN D. TRIMBLE, JR.                 Director
-----------------------------------------------------
                John D. Trimble, Jr.

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    EXHIBITS

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

================================================================================

                         FIRST UNITED BANCSHARES, INC.

                        FORM S-4 REGISTRATION STATEMENT

                               INDEX TO EXHIBITS

          2              -- Agreement and Plan of Reorganization Between First United
                            Bancshares, Inc. and Citizens National Bancshares of
                            Hope, Inc. and Plan of Merger attached as Exhibit A
                            thereto, (included as Annex I of Prospectus/Proxy
                            Statement).
          3(a)           -- Articles of Incorporation of First United Bancshares,
                            Inc., as amended and restated.
          3(b)           -- Bylaws of First United Bancshares, Inc. (filed as Exhibit
                            3(b) of the Annual Report of First United Bancshares,
                            Inc. on Form 10-K for the year ended December 31, 1995)
                            incorporated herein by reference.
          5              -- Opinion of Mitchell, Williams, Selig, Gates & Woodyard,
                            P.L.L.C.
          8              -- Tax Opinion of Friday, Eldredge & Clark regarding
                            Citizens National Bancshares of Hope, Inc. Acquisition
         21              -- Subsidiaries of First United Bancshares, Inc.
         23(a)           -- Consent of Arthur Andersen LLP
         23(b)           -- Consent of Moore Stephens Frost, P.A.
         23(c)           -- Consent of Hoefer & Arnett
         23(d)           -- Consent of Mitchell, Williams, Selig, Gates & Woodyard,
                            P.L.L.C. (included in Exhibit 5)
         23(e)           -- Consent of Friday, Eldredge & Clark
         24              -- Power of Attorney -- Signature Page of the Registration
                            Statement
         99(a)           -- First United Bancshares, Inc. Form of Proxy
         99(b)           -- Citizens National Bancshares of Hope, Inc. Form of Proxy